Technical Report Summary of the material Tailings Storage Facilities i Technical Report Summary of the Material Tailings Storage Facilities Effective Date: 30 June 2023 Qualified Persons: Mpfariseni Mudau Pr.Sci.Nat. Steven Rupprecht HFSAIMM Prepared for: Exhibit 96.2

Technical Report Summary of the material Tailings Storage Facilities ii Date and Signature Page This report entitled ‘Technical Report Summary of the Material Tailings Storage Facilities’, with an effective date of 30 June 2023 was prepared for Ergo Mining Proprietary Limited by the Qualified Persons: Mr. Mpfariseni Mudau and Professor Steven Rupprecht. Dated at Johannesburg, 30 October 2023. /s/ Mpfariseni Mudau Mpfariseni Mudau (Pr.Sci.Nat.) Resource Geology Manager The RVN Group /s/ Steven Rupprecht Steven Rupprecht (HFSAIMM) Associate Principal Mining Engineer The RVN Group

Technical Report Summary of the material Tailings Storage Facilities iii 1 EXECUTIVE SUMMARY 1 1.1 INTRODUCTION 1 1.2 PROPERTY DESCRIPTION 1 1.3 MINERAL RIGHTS AND OWNERSHIP 1 1.4 GEOLOGY AND MINERALIZATION 2 1.5 EVALUATION DRILLING AND SAMPLING 2 1.6 SAMPLE PREPARATION 3 1.7 ASSAYS 3 1.8 QUALITY ASSURANCE AND QUALITY CONTROL 4 1.9 METALLURGICAL SAMPLING AND TESTING 4 1.10 MINERAL RESOURCE ESTIMATE 5 1.11 MINERAL RESERVE ESTIMATE 6 1.12 PERMITTING REQUIREMENTS 8 1.13 CONCLUSION AND RECOMMENDATIONS 8 2 INTRODUCTION 10 2.1 PROJECT BACKGROUND 10 2.2 TERMS OF REFERENCE AND PURPOSE OF THE TECHNICAL REPORT 11 2.3 PARTICIPANTS AND AREAS OF RESPONSIBILITIES 11 2.4 SOURCES OF INFORMATION 12 2.5 SITE INSPECTION 12 2.6 UNITS, CURRENCIES AND SURVEY COORDINATE SYSTEM 13 2.7 INDEPENDENCE 15 3 PROPERTY DESCRIPTION 16 3.1 LOCATION AND OPERATIONS OVERVIEW 16 3.2 MINERAL RIGHTS CONDITIONS 20 3.3 MINERAL TITLE 20 3.4 VIOLATION AND FINES 22 3.5 ROYALTIES 22 3.6 LEGAL PROCEEDINGS AND SIGNIFICANT ENCUMBRANCES TO THE PROPERTY 22 4 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 23 4.1 TOPOGRAPHY, ELEVATION AND VEGETATION 23 4.2 ACCESS, TOWNS AND REGIONAL INFRASTRUCTURE 23 4.3 CLIMATE 24 4.4 INFRASTRUCTURE AND BULK SERVICE SUPPLIES 24 4.5 PERSONNEL SOURCES 24 5 HISTORY 26 5.1 OWNERSHIP 26 5.1.1 Crown Complex 26 5.1.2 City Deep complex 26 5.1.3 Knight Complex 26 5.1.4 Ergo Complex 26

Technical Report Summary of the material Tailings Storage Facilities iv 5.1.5 Marievale Complex 27 5.1.6 Grootvlei Complex 27 5.1.7 5A10/5L27 27 5.1.8 Daggafontein TSF 27 5.2 CONSTRUCTION OF THE TSFS AND SAND DUMPS 27 5.3 PREVIOUS EXPLORATION AND MINE DEVELOPMENT 28 5.3.1 Previous Evaluation Drilling 28 5.3.2 Previous Development 28 6 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT 30 6.1 REGIONAL GEOLOGY 30 6.2 MINERALIZATION, LOCAL AND PROPERTY GEOLOGY 30 6.3 STRATIGRAPHY AND CROSS-SECTIONS 31 6.4 DEPOSIT TYPE 33 7 EXPLORATION 34 7.1 EXPLORATION 34 7.2 TOPOGRAPHIC SURVEYS 34 7.3 EVALUATION DRILLING 34 7.4 DRILLING METHODOLOGY 34 7.4.1 Auger Drilling 35 7.4.2 Reverse Circulation 36 7.5 CROWN 37 7.6 CITY DEEP 38 7.7 KNIGHTS 39 7.8 ERGO 40 7.8.1 7L15 40 7.8.2 Rooikraal 41 7.9 MARIEVALE 42 7.10 GROOTVLEI COMPLEX 43 7.11 5A10/5L27 46 7.12 DAGGAFONTEIN TSF 47 7.13 LOGGING AND SAMPLING 47 7.13.1 Logging 48 7.13.2 Sampling 48 7.14 SAMPLE RECOVERY 48 7.15 ON-SITE SECURITY MEASURES 48 7.16 COLLAR SURVEY DATA 48 7.17 DENSITY DETERMINATION 49 7.18 HYDROGEOLOGICAL DRILLING AND TEST WORK 51 7.18.1 Crown Complex 51 7.18.2 City Deep Complex 52 7.18.3 Knights Complex 52 7.18.4 Ergo Complex 53 7.18.5 Marievale Complex 53 7.18.6 Grootvlei Complex 54

Technical Report Summary of the material Tailings Storage Facilities v 7.18.7 5A10/5L27 55 7.18.8 Daggafontein TSF 55 7.19 GEOTECHNICAL DATA, TESTING AND ANALYSIS 55 8 SAMPLE PREPARATION, ANALYSES AND SECURITY 57 8.1 SAMPLING GOVERNANCE AND QUALITY ASSURANCE 57 8.2 SAMPLE PREPARATION AND ANALYSIS 57 8.2.1 On-site Sample Preparation 57 8.2.2 Laboratories, Sample Preparation and Analyses 58 8.2.3 QP Opinion 59 8.3 ANALYTICAL QUALITY CONTROL 59 8.3.1 Nature and Extent of the Quality Control Procedures 59 8.3.2 Quality Control Results 60 8.3.3 QP Opinion 60 8.4 SAMPLE STORAGE AND SECURITY 60 8.5 DATA STORAGE AND DATABASE MANAGEMENT 61 9 DATA VERIFICATION 62 10 MINERAL PROCESSING AND METALLURGICAL TESTING 63 10.1 NATURE AND EXTENT OF THE METALLURGICAL TESTING METHOD 63 10.2 PROCEDURE 63 10.2.1 Slime Material 63 10.2.2 Sand Material 63 10.3 REPRESENTATIVE OF THE SAMPLES 64 10.4 DETAILS OF THE LABORATORIES 64 10.5 RESULTS 64 10.6 INTERPRETATION OF THE RESULTS 65 10.7 QP OPINION 66 11 MINERAL RESOURCE ESTIMATES 67 11.1 VOLUME MODELLING 68 11.2 BULK DRY DENSITY 68 11.3 EXPLORATORY DATA ANALYSIS 68 11.4 ESTIMATION TECHNIQUES 68 11.5 MODELLING AND ESTIMATION PARAMETERS 69 11.6 MODEL VALIDATION 69 11.7 TECHNICAL AND FINANCIAL PARAMETERS 70 11.8 UNCERTAINTIES AND CLASSIFICATION CRITERIA 72 11.9 CROWN COMPLEX 72 11.9.1 Exploratory Data Analysis 72 11.9.2 Modelling and Estimation Parameters 77 11.9.3 Technical and Economic Factors 78 11.9.4 Mineral Resource Classification Criteria 79 11.9.5 Mineral Resource Statement 80 11.9.6 Mineral Resource Changes 80 11.9.7 Mineral Resource Risks and Uncertainty 80

Technical Report Summary of the material Tailings Storage Facilities vi 11.10 CITY DEEP COMPLEX 81 11.10.1 Exploratory Data Analysis 81 11.10.2 Modelling and Estimation Parameters 84 11.10.3 Technical and Economic Factors 85 11.10.4 Mineral Resource Classification Criteria 85 11.10.5 Mineral Resource Statement 86 11.10.6 Mineral Resource Changes 86 11.10.7 Mineral Resource Risks and Uncertainty 86 11.11 KNIGHTS COMPLEX 87 11.11.1 Exploratory Data Analysis 87 11.11.2 Modelling and Estimation Parameters 91 11.11.3 Technical and Economic Factors 92 11.11.4 Mineral Resource Classification Criteria 92 11.11.5 Mineral Resource Statement 93 11.11.6 Mineral Resource Changes 93 11.11.7 Mineral Resource Risks and Uncertainty 93 11.12 ERGO COMPLEX 94 11.12.1 Exploratory Data Analysis 94 11.12.2 Modelling and Estimation Parameters 101 11.12.3 Technical and Economic Factors 101 11.12.4 Mineral Resource Classification Criteria 102 11.12.5 Mineral Resource Statement 103 11.12.6 Mineral Resource Changes 103 11.12.7 Mineral Resource Risks and Uncertainty 103 11.13 MARIEVALE COMPLEX 104 11.13.1 Exploratory Data Analysis 104 11.13.2 Modelling and Estimation Parameters 108 11.13.3 Technical and Economic Factors 108 11.13.4 Mineral Resource Classification Criteria 109 11.13.5 Mineral Resource Statement 109 11.13.6 Mineral Resource Changes 110 11.13.7 Mineral Resource Risks and Uncertainty 111 11.14 GROOTVLEI COMPLEX 111 11.14.1 Exploratory Data Analysis 111 11.14.2 Modelling and Estimation Parameters 115 11.14.3 Technical and Economic Factors 115 11.14.4 Mineral Resource Classification Criteria 116 11.14.5 Mineral Resource Statement 117 11.14.6 Mineral Resource Changes 118 11.14.7 Mineral Resource Risks and Uncertainty 118 11.15 5A10/5L27 SAND DUMPS 118 11.15.1 Exploratory Data Analysis 118 11.15.2 Modelling and Estimation Parameters 119 11.15.3 Technical and Economic Factors 119 11.15.4 Mineral Resource Classification Criteria 120 11.15.5 Mineral Resource Statement 121

Technical Report Summary of the material Tailings Storage Facilities vii 11.15.6 Mineral Resource Changes 121 11.15.7 Mineral Resource Risks and Uncertainty 122 11.16 DAGGAFONTEIN TSF 122 11.16.1 Exploratory Data Analysis 122 11.16.2 Modelling and Estimation Parameters 123 11.16.3 Technical and Economic Factors 124 11.16.4 Mineral Resource Classification Criteria 124 11.16.5 Mineral Resource Statement 125 11.16.6 Mineral Resource Changes 126 11.16.7 Mineral Resource Risks and Uncertainty 126 11.17 SUMMARY MINERAL RESOURCE ESTIMATES 127 11.18 QP’S OPINION 130 12 MINERAL RESERVE ESTIMATES 131 12.1 GRADE CONTROL AND RECONCILIATION 131 12.2 CUT-OFF GRADE ESTIMATION 132 12.3 ESTIMATION AND MODELLING TECHNIQUES 132 12.4 MINERAL RESERVE CLASSIFICATION CRITERIA 133 12.5 MINERAL RESERVES STATEMENT 133 12.6 QP STATEMENT ON THE MINERAL RESERVE ESTIMATION 134 13 MINING METHODS 135 13.1 MINING METHOD 135 13.1.1 Hydraulic Mining 136 13.1.2 Conventional Load, Haul and Slurry 139 13.2 MINING SECTIONS 142 13.2.1 West Rand 144 13.2.2 Central Rand Section – City Section 144 13.2.3 East Rand Section 144 13.3 MINE DESIGN AND SCHEDULE 144 13.4 GEOTECHNICAL AND GEOHYDROLOGY 147 13.5 REQUIREMENTS FOR STRIPPING 148 13.6 MINING EQUIPMENT AND PERSONNEL REQUIREMENTS 148 13.7 MINE PLANS 149 13.7.1 Introduction 149 13.7.2 Central Rand 149 13.7.3 East Rand (Ergo) 149 14 PROCESSING AND RECOVERY METHODS 152 14.1 INTRODUCTION 152 14.2 PLANT FEED GRADE AND METALLURGICAL TEST WORK 152 14.3 MINERAL PROCESS AND EQUIPMENT CHARACTERISTICS 155 14.3.1 Reception 155 14.3.2 De-sanding Section 155 14.3.3 Carbon-in-Leach 155 14.3.4 Carbon Treatment 156

Technical Report Summary of the material Tailings Storage Facilities viii 14.3.5 Plant Services 156 14.4 PERSONNEL REQUIREMENTS 156 14.5 ENERGY AND WATER REQUIREMENTS 156 14.6 PROCESS MATERIALS REQUIREMENTS 157 15 INFRASTRUCTURE 158 15.1 ROADS 158 15.2 SITE OFFICES AND WORKSHOPS 158 15.3 POWER 158 15.4 PUMPS AND PIPELINES 159 15.5 WATER 160 15.6 INFRASTRUCTURE 160 15.7 TAILINGS DISPOSAL 162 15.8 CONCLUSION 162 16 MARKET STUDIES 163 16.1 MARKETS 163 16.2 GOLD PRICE 163 16.3 EXCHANGE RATE TRENDS 164 16.4 GLOBAL DEMAND 165 16.5 GLOBAL SUPPLY 165 16.6 CONCLUDING COMMENTS 166 17 ENVIRONMENTAL STUDIES 168 17.1 RESULTS OF ENVIRONMENTAL STUDIES 168 17.2 REQUIREMENTS FOR TAILINGS DISPOSAL, SITE MONITORING AND WATER MANAGEMENT 168 17.2.1 Site Monitoring 169 17.2.2 Water Management 169 17.2.3 Vegetation Monitoring 169 17.2.4 Vegetation Maintenance 169 17.2.5 Water Monitoring 170 17.2.6 Legal and Permitting 170 17.3 PLAN NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 170 17.4 MINE CLOSURE PLANS REMEDIATION PLANS, AND ASSOCIATED COSTS 171 17.5 QP STATEMENT ON THE ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS, WITH LOCAL INDIVIDUALS OR GROUPS 172 18 CAPITAL AND OPERATION COSTS 173 18.1 CAPITAL EXPENDITURE 173 18.1.1 Ergo Section Capital Expenditure 174 18.1.2 QP commentary 175 18.2 OPERATING COSTS 175 19 ECONOMIC ANALYSIS 177 19.1 ECONOMIC ANALYSIS 177 19.2 SENSITIVITY ANALYSIS 179 19.3 RISK ASSESSMENT 179

Technical Report Summary of the material Tailings Storage Facilities ix 19.3.1 Limited Tailings Storage Capacity 179 19.3.2 Country Risk 180 19.3.3 Security Issues 180 19.3.4 Eskom Electricity Supply 180 19.3.5 Climate Change Impact 180 19.3.6 Threat to Social and Operating Licenses or other permits 181 19.3.7 Social-political Instability and Social Unrest 181 19.3.8 Complexity of Legal/Regulatory Compliance 181 19.3.9 Capital Projects Progress Risk 182 19.3.10 Supply Chain Risk 182 19.3.11 Depletion of Ergo Mining’s Mineral Reserves 182 20 ADJACENT PROPERTIES 182 21 OTHER RELEVANT DATA AND INFORMATION 182 22 INTERPRETATION AND CONCLUSIONS 184 23 RECOMMENDATIONS 184 24 REFERENCES 185 25 RELIANCE ON INFORMATION PROVIDED BY REGISTRANT 185 26 QUALIFIED PERSONS DISCLOSURE CONSENT 186

Technical Report Summary of the material Tailings Storage Facilities x Figure 3.1: Location of the Material TSFs and Infrastructure (the material properties of Ergo) ....................................................................................................................... 18 Figure 3.2: Location of the Material Properties in Relation to the Smaller TSFs and Clean-up Operations................................................................................................. 19 Figure 6.1: A Typical Stratigraphy for Ergo’s TSFs .................................................................. 32 Figure 6.2: Grootvlei Complex (6L17) Map showing Location of Cross-section ............. 32 Figure 6.3: Cross-section of the Grootvlei Complex (6L17) .................................................. 33 Figure 7.1: Crown Complex: Map showing drill hole Locations .......................................... 37 Figure 7.2: City Deep Complex: Map showing Drill Hole Locations ................................... 38 Figure 7.3: Knights Complex - 4L14: Map showing Drill Hole Locations .............................. 39 Figure 7.4: Ergo Complex - 7L15: Map showing Drill Hole Locations ................................... 40 Figure 7.5: Ergo Complex - Rooikraal: Map showing Drill Hole Locations ........................... 41 Figure 7.6: Marievale Complex: Map showing Drill Hole Locations .................................... 42 Figure 7.7: Grootvlei Complex - 6L16: Map showing Drill Hole Locations ........................... 43 Figure 7.8: Grootvlei Complex - 6L17: Map showing Drill Hole Locations ........................... 44 Figure 7.9: Grootvlei Complex - 6L17A: Map showing Drill Hole Locations ........................ 45 Figure 7.10: 5A10/5L27: Map showing Drill Hole Locations ................................................. 46 Figure 7.11: Daggafontein Complex - Daggafontein TSF: Map showing Drill Hole Locations .................................................................................................................... 47 Figure 8.1: Cone and Quartering Method ............................................................................ 57 Figure 11.1: 3L7 (Mooifontein): Distribution of Raw Gold Capped Data .......................... 73 Figure 11.2: 3L7 (Mooifontein): Distribution of Composited Gold Data ............................ 74 Figure 11.3: 3L8 (GMTS): Distribution of Raw Gold Capped Data ..................................... 74 Figure 11.4: 3L8 (GMTS): Distribution of Composited Gold Data ....................................... 75 Figure 11.5: 3L5 (Diepkloof: Diepkloof): Distribution of Raw Gold Capped Data ............ 75 Figure 11.6: 3L5 (Diepkloof: Diepkloof): Distribution of Composited Gold Data ............... 76 Figure 11.7: 3L5 (Diepkloof: Homestead): Distribution of Raw Gold Capped Data ......... 76 Figure 11.8: 3L5 (Diepkloof: Homestead): Distribution of Composited Gold Data ........... 77 Figure 11.9: 4L3: Distribution of Raw Gold Capped Data .................................................. 81 Figure 11.10: 4L3: Distribution of Composited Gold Data..................................................... 82 Figure 11.11: 4L4: Distribution of Raw Gold Capped Data .................................................. 82 Figure 11.12: 4L4: Distribution of Composited Gold Data..................................................... 83 Figure 11.13: 4L6: Distribution of Raw Gold Capped Data ......................................................... 83 Figure 11.14: 4L6: Distribution of Composited Gold Data..................................................... 84

Technical Report Summary of the material Tailings Storage Facilities xi Figure 11.15: 4L14: Distribution of Slime Raw Data ................................................................ 87 Figure 11.16: 4L14: Log Distribution of Slime Raw Data ......................................................... 88 Figure 11.17: 4L14: Distribution of Slime 6m Composited Data ............................................ 88 Figure 11.18: 4L14: Log Distribution of Slime 6m Composited Data ..................................... 89 Figure 11.19: 4L14: Distribution of Soil Raw Data ................................................................... 89 Figure 11.20: 4L14: Log Distribution of Soil Raw Data ............................................................ 90 Figure 11.21: 4L14: Distribution of Soil Raw Capped Data.................................................... 90 Figure 11.22: 4L14: Log Distribution of Soil Raw Capped Data ............................................ 91 Figure 11.23: Rooikraal: Distribution of Raw Gold Data ........................................................ 94 Figure 11.24: Rooikraal: Log Distribution of Composited Gold Data ................................... 95 Figure 11.25: 7L15: Plan showing North and South Domains ................................................ 96 Figure 11.26: 7L15: Distribution of 2015 Raw Data - North Domain ...................................... 97 Figure 11.27: 7L15: Log Distribution of 2016 Raw Data - North Domain ............................... 97 Figure 11.28: 7L15: Distribution of 2015 Raw Data - South Domain ...................................... 98 Figure 11.29: 7L15: Log Distribution of 2016 Raw Data - South Domain............................... 98 Figure 11.30: 7L15: Distribution of 3m Composited Slime Data - South Domain ................. 99 Figure 11.31: 7L15: Log Distribution of 3m Composited Slime Data - South Domain .......... 99 Figure 11.32: 7L15: Distribution of 3m Composited Slime Data - North Domain ............... 100 Figure 11.33: 7L15: Log Distribution of 3m Composited Slime Data - North Domain ........ 100 Figure 11.34: 7L4: Distribution of Capped Raw Gold Data ............................................... 104 Figure 11.35: Distribution of Composited Raw Gold Data ................................................. 105 Figure 11.36: 7L5: Distribution of Raw Gold Data ................................................................ 105 Figure 11.37: 7L5: Distribution of Composited Gold Data................................................... 106 Figure 11.38: 7L6: Distribution of Raw Gold Data ................................................................ 106 Figure 11.39: 7L6: Distribution of Composited Gold Data................................................... 107 Figure 11.40: 7L7: Distribution of Raw Capped Gold Data ................................................ 107 Figure 11.41: 7L7: Distribution of Composited Capped Gold Data ................................... 108 Figure 11.42: 6L16: Distribution of Raw Capped Gold Data .............................................. 112 Figure 11.43: 6L16: Distribution of Composited Gold Data ................................................. 112 Figure 11.44: 6L17: Distribution of Raw Capped Gold Data .............................................. 113 Figure 11.45: 6L17: Distribution of Composited Gold Data ................................................. 113 Figure 11.46: 6L17A: Distribution of Raw Capped Gold Data ........................................... 114 Figure 11.47: 6L17A: Distribution of Composited Gold Data ............................................. 114

THE RVN GROUP
Your Specialist Geoscientists and Engineers

Figure 11.48: 5A10/5I27: Distribution of Raw Gold Data ... 118
Figure 11.49: 5A10/5I27: Distribution of Composited Gold Data ... 119
Figure 11.50: Boxplots for the Different Drilling Campaigns ... 122
Figure 11.51: Log Probability Plot ... 123
Figure 11.52: Mineral Resource Classification ... 125
Figure 11.53: Mineral Resource Reconciliation (Inclusive) ... 130
Figure 11.54: Total Mineral Resource Reconciliation (Inclusive) ... 130
Figure 13.1: Typical Tailing Storage Facility ... 136
Figure 13.2: Example of Hydraulic Mining ... 137
Figure 13.3: Hydraulic Mining Process Diagram ... 138
Figure 13.4: Typical Mining Method for a TSF ... 139
Figure 13.5: Example of Loading with a FEL ... 140
Figure 13.6: Example of Loading with a FEL into a Hopper ... 140
Figure 13.7: Example of Material on Conveyor ... 141
Figure 13.8: Slurry Point for Loading ... 141
Figure 13.9: Ergo Sections ... 143
Figure 13.10: Hydraulic Mining with Monitor showing Distance and Angle ... 148
Figure 13.11: Daggafontein TSF Top Cut Mining Sequence ... 150
Figure 13.12: Daggafontein TSF Middle Cut Mining Sequence ... 150
Figure 13.13: Daggafontein TSF Bottom Cut Mining Sequence ... 151
Figure 14.1: Process Flow Diagram ... 154
Figure 15.1: Above Ground Pipeline System ... 159
Figure 15.2: Rooikraal General Arrangement - Site Layout ... 161
Figure 16.1: Gold Price Historical Trendline ... 164
Figure 16.2: Exchange Rate Trendline ... 164
Figure 16.3: Global Gold Demand from 2013 to 2022 ... 165
Figure 16.4: Global Gold Supply from 2013 to 2022 ... 166
Figure 19.1: Global Gold Supply from 2013 to 2022 ... 179

Technical Report Summary of the material Tailings Storage Facilities xii

Technical Report Summary of the material Tailings Storage Facilities xiii Table 1.1: Ergo’s Mineral Resource Statement as at 30 June 2023 (Inclusive) ......................... 5 Table 1.2: Ergo’s Mineral Resource Statement as at 30 June 2023 (Exclusive) ........................ 6 Table 1.3: Ergo’s Mineral Reserve Statement as at 30 June 2023 ............................................. 6 Table 2.1: List of QPs and their Responsibilities .......................................................................... 12 Table 2.2: List of Abbreviations ................................................................................................... 13 Table 3.1: Footprint Areas of the Material TSFs.......................................................................... 17 Table 3.2: Mineral Rights Information as at 30 June 2023 ........................................................ 21 Table 3.3: Land Tenure Information ........................................................................................... 21 Table 5.1: History and Status of the TSFs and Sand Dump ....................................................... 28 Table 5.2: Ergo Production History ............................................................................................. 29 Table 6.1: Origin of the TSF and Sand Dump Material ............................................................. 31 Table 7.1: Survey Details of the TSFs and Sand Dumps ............................................................ 35 Table 7.2: Bulk Density Information and Statistics ..................................................................... 50 Table 7.3: GMTS (3L8) Moisture Content ................................................................................... 51 Table 7.4: Diepkloof (3L5) Moisture Content ............................................................................. 51 Table 7.5: Mooifontein (3L7) Moisture Content ......................................................................... 51 Table 7.6: 4L3 Moisture Content ................................................................................................. 52 Table 7.7: 4L4 Moisture Content ................................................................................................. 52 Table 7.8: 4L6 Moisture Content ................................................................................................. 52 Table 7.9: 4L14 Moisture Content ............................................................................................... 52 Table 7.10: Rooikraal Moisture Content ..................................................................................... 53 Table 7.11: 7L15 Moisture Content ............................................................................................. 53 Table 7.12: 7L4: Moisture Content .............................................................................................. 53 Table 7.13: 7L5: Moisture Content .............................................................................................. 53 Table 7.14: 7L6: Moisture Content .............................................................................................. 54 Table 7.15: 7L7: Moisture Content .............................................................................................. 54 Table 7.16: 6L16 Moisture Content ............................................................................................. 54 Table 7.17: 6L17 Moisture Content ............................................................................................. 54 Table 7.18: 6L17A Moisture Content .......................................................................................... 55 Table 7.19: 5A10/5L27 Moisture Content ................................................................................... 55 Table 7.20: Daggafontein Moisture Content ............................................................................ 55 Table 8.1: Laboratories Used ...................................................................................................... 58 Table 10.1: Summary of Predicted Ergo Processing Plant Performance ................................ 65

Technical Report Summary of the material Tailings Storage Facilities xiv Table 11.1: Financial and Technical Data considered for Mineral Resource ........................ 70 Table 11.2: Mineral Resource Estimate Cut-off Grades ............................................................ 71 Table 11.3: Search Parameters: Inverse Distance Estimation Method .................................... 77 Table 11.4: Confidence Levels for Key Criteria for Mineral Resource Classification .............. 79 Table 11.5: Crown Complex Mineral Resource Estimate (Exclusive) ....................................... 80 Table 11.6: Search Parameters: Inverse Distance Estimation Method .................................... 84 Table 11.7: Confidence Levels of Key Criteria for Classification of the TSFs Mineral Resources ................................................................................................................... 85 Table 11.8: City Deep Complex Mineral Resource Estimates (Inclusive) ................................ 86 Table 11.9: City Deep Complex Mineral Resource Estimates (Exclusive) ............................... 86 Table 11.10: 4L14: Search Parameters: Inverse Distance Estimation Method .................... 91 Table 11.11: Confidence Levels of Key Criteria for Classification of the 4L14 TSF Mineral Resources ................................................................................................................... 92 Table 11.12: Knights Complex Mineral Resource Estimates (Inclusive) ................................... 93 Table 11.13: Knights Complex Mineral Resource Estimates (Exclusive) ................................... 93 Table 11.14: Rooikraal: Search Parameters: Inverse Distance Estimation Method .............. 101 Table 11.15: 7L15: Search Parameters: Inverse Distance Estimation Method ...................... 101 Table 11.16: Ergo: Confidence Levels for Key Criteria for Mineral Resource Classification ................................................................................................................................... 102 Table 11.17: Ergo Mineral Resource Estimates (Inclusive) ...................................................... 103 Table 11.18: Ergo Mineral Resource Estimates (Exclusive) ..................................................... 103 Table 11.19: Search Parameters: Inverse Distance Estimation Method ................................ 108 Table 11.20: Confidence Levels for Key Criteria for Mineral Resource Classification .......... 109 Table 11.21: Marievale Mineral Resource Estimates (Inclusive) ............................................. 110 Table 11.22: Marievale Resource Estimates (Exclusive) .......................................................... 110 Table 11.23: Search Parameters: Inverse Distance Estimation Method ................................ 115 Table 11.24: Confidence Levels for Key Criteria for Mineral Resource Classification .......... 116 Table 11.25: Grootvlei Complex Mineral Resource Estimates (Exclusive) ............................. 117 Table 11.26: Search Parameters: Inverse Distance Estimation Method ................................ 119 Table 11.27: Confidence Levels for Key Criteria for Mineral Resource Classification .......... 120 Table 11.28: 5A10/5L27 Mineral Resource Estimates (Inclusive) ............................................ 121 Table 11.29: 5A10/5L27 Mineral Resource Estimates (Exclusive) ............................................ 121 Table 11.30: Search Parameters: Inverse Distance Estimation Method ................................ 124 Table 11.31: Confidence Levels for Key Criteria for Mineral Resource Classification .......... 124

THE RVN GROUP
Your Specialist Geoscientists and Engineers

Table 11.32: Daggafontein TSF Mineral Resource Estimate (Inclusive) 125
Table 11.33: Daggafontein TSF Mineral Resource Estimate (Exclusive) 126
Table 11.34: Inclusive Mineral Resources of the 18 Material Properties as at 30 June 2023 127
Table 11.35: Exclusive Mineral Resources of the 18 Material Properties as at 30 June 2023 128
Table 11.36: Ergo Inclusive Mineral Resources Statement as at 30 June 2023 129
Table 11.37: Ergo Exclusive Mineral Resources Statement as at 30 June 2023 129
Table 12.1: Reconciliation of RoM Head Grade (Au) 131
Table 12.2: Reconciliation of RoM Tonnage 131
Table 12.3: LoM Cut-off Grade and Mineral Reserve Grades 132
Table 12.4: Ergo TSF Mineral Reserves Statement as at 30 June 2023 133
Table 12.5: Mineral Reserve Reconciliation 134
Table 13.1: Historical Ergo Operational Results 135
Table 13.2: Central Rand (City Section) 144
Table 13.3: Central Rand (Knights Section) 144
Table 13.4: East Rand Section (Ergo Section) 144
Table 13.5: Summary of Modifying Factors for LoM Plan 145
Table 13.6: Ergo Forecast Production from July 2023 to June 2042 146
Table 14.1: Ergo Process Recoveries 155
Table 16.1: Above Ground Gold Stocks in 2023 163
Table 16.2: Long Term Consensus Forecasts in Nominal Terms 165
Table 16.3: Global Gold Production 166
Table 17.1: Ergo Water Consumption 170
Table 17.2: SLP Financial Provision Summary 171
Table 17.3: Ergo Rehabilitation Financial Provision Summary 172
Table 18.1: Capital Expenditure Summary 174
Table 18.2: Ergo Capital Expenditure Estimate 174
Table 18.3: City Total Capital Expenditure Summary 174
Table 18.4: Average LoM Operating Cost for Ergo 175
Table 19.1: Economic Analysis 178
Table 26.1: Qualified Person's Details 186

Technical Report Summary of the material Tailings Storage Facilities xv

Technical Report Summary of the Material Tailings Storage Facilities 1 1 Executive Summary 1.1 Introduction Ergo Mining (Proprietary) Limited (Ergo) is a wholly owned subsidiary of DRDGOLD Limited (DRDGOLD). DRDGOLD is domiciled in South Africa and listed on the Johannesburg Stock Exchange (JSE: DRD) and the New York Stock Exchange (NYSE: DRD). DRDGOLD, a South African-based gold mining company, has a 100% share in Ergo. DRDGOLD is a Tailings Storage Facilities (TSFs) retreatment company. The TSFs Mineral Resource and Mineral Reserve estimates declared in this Technical Report Summary (this Report) are 100% attributable to DRDGOLD. The TSFs covered are Crown, City Deep, Knights, Ergo, Marievale and Grootvlei Complexes, 5A10/5L27 sand dump and Daggafontein TSF. The Mineral Resource and Mineral Reserve estimates contained in this Technical Report Summary were compiled and reported by the independent Qualified Persons (QPs) for DRDGOLD in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (SEC). This document is the second submission of a Technical Report Summary under Regulations S-K. During the current financial year, DRDGOLD made a decision to build future tailings storage facilities with a synthetic water containment for ground water protection. This led to revisions in the capital estimates used to examine the viability of the estimated Mineral Reserves. This Technical Report Summary is based on information available until 30 June 2023. There were no material changes between the effective and reporting dates. 1.2 Property Description Ergo is reclaiming TSFs and sand dumps in the City of Johannesburg and the City of Ekurhuleni, Gauteng, South Africa. The Crown and City Deep Complexes are located in the City of Johannesburg, while all other TSFs are in the City of Ekurhuleni. The TSFs covered in the report are from the Crown, City Deep, Knights, Ergo, Marievale and Grootvlei Complexes, 5A10/5L27 sand dump and Daggafontein TSF. Ergo identified a total of 17 TSFs and one sand dump to be material properties. 1.3 Mineral Rights and Ownership Ergo’s Mineral title associated to its Mineral Resources include ownership through common law, contractual arrangements, Prospecting Rights, and various Mining Rights and/or Prospecting Rights issued in terms of the provisions of the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002) (MPRDA) as well as required Environmental Permitting. Ergo has applied to renew and consolidate all their Mining Rights into a single Mining Right; this application is receiving attention from the Department of Mineral Resources and Energy (DMRE). Renewal applications have been submitted to the DMRE for each expired Mining Right. Ergo has applied to extend the consolidated Mining Right for 30 years, which is the maximum allowable renewal period as detailed in the MPRDA.

Technical Report Summary of the Material Tailings Storage Facilities 2 This report has considered section 24(5) of the MPRDA, as amended: “A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused.” The same applies to the Prospecting Rights through section 18(5) of the MPRDA. 1.4 Geology and Mineralization The TSFs are man-made features comprising materials that have been processed through metallurgical plants that generate residue (tailings), which are relatively uniform in comparison with the natural deposit from which the material is derived. The variation between grades is small as the process residue TSFs were constructed in layers. Grade variation primarily follows variations in the processing and, to a lesser extent, the primary deposit’s characteristic. The TSFs are the waste product of the mineral recovery process. They took the form of a liquid slurry made of fine mineral particles - created when mined ore was crushed, milled and processed. The tailings were pumped to TSFs which were constructed using the Upstream Deposition Methodology. Water contained within the slurry was removed via various drainage systems and then re-used in the process whilst the TSF was in operation. Once a TSF is decommissioned and declared dormant, water is still drained and recovered but evaporation and seepage are the main reasons for water loss. Rehabilitation of the side slopes and top surface of the TSF, by way of vegetation and irrigation, was previously only implemented once the TSF was declared dormant. 1.5 Evaluation Drilling and Sampling A qualified surveyor surveyed evaluation drill hole positions. Holes were drilled into the TSFs and samples were taken at 1.5m intervals to determine grade distributions. The number of samples (at 1.5 m intervals), correlated with surveying data, provided the height of the TSF and tonnage based on a bulk solid’s density of 1.42t/m3. The typical exploration programs (geophysics, trenching, mapping, and soil sampling) were not undertaken on the TSFs. Evaluation drilling programs were conducted on the TSFs and sand dumps. No exploration is required to locate TSFs, as their locations are known and established above natural ground level. Two drilling techniques were followed by specialized drilling contractors on the TSFs. The Reverse Circulation (RC) method was used where auger drilling techniques could not drill to the base of the TSFs, mainly due to the drill hole length and moisture content of the TSFs towards their bases. With auger drilling, the rotation of a helical screw causes the blade of the screw to lift the sample to the surface. This drilling method does not require heavy machinery to drill to the desired depth. The auger method can be used for shallow environmental drilling, geotechnical drilling, soil engineering and mineral deposits where the formation is soft and the hole does not collapse. This is done by pressing the spiral rods into the ground using a drilling head machine, which can drill up to a depth of approximately 55m. Samples were collected through the spiral at 1.5m intervals, and the spiral was cleaned with water and brushed after every run.

Technical Report Summary of the Material Tailings Storage Facilities 3 The RC drilling technique was chosen in preference to auger drilling in certain locations because RC drilling could drill deeper than auger drilling. In addition, because of its higher power, RC can drill through wet material and has better recovery percentages than auger drilling, which loses wet samples through its spiral. The RVN Group (Proprietary) Limited (The RVN Group) monitored the drilling and sampling process. The methods were to an acceptable industry standard, and the results were considered appropriate for further evaluation. Logging was carried out as per the Ergo protocols and the QP considered it appropriate for the deposit under consideration. Drill holes were logged on-site by the RVN Geologist. Samples of 1.5m length intervals were taken for the entire length of the drill holes. Samples were classified, based on visual inspection, according to whether they were slimes or soil, moist or wet and on color. All drill hole data was provided to Ergo in electronic and hardcopy formats as drill hole logs, sample logs and assay certificates. 1.6 Sample Preparation As the samples were moist to wet, all samples were split on-site using the cone and quartering method. One set was prepared for routine exploration analysis for use in the Mineral Resource estimation and the other set for metallurgical process test work. All the samples were presented to the laboratory in a well- organized and sorted manner with easily understandable documentation, including fully completed Sample Submission Forms. The samples were sent to the following three laboratories for further preparation and assaying: • MAED Metallurgical Laboratories (Proprietary) Limited (MAED) is located at Ergo’s processing plant in Brakpan. The facility is not accredited; however is used by Ergo for its grade control and daily sampling. Although MAED is not owned by Ergo, it is situated in the Ergo processing plant and was supplied with all routine exploration samples. • SGS South Africa (Proprietary) Limited (SGS) is located in Randfontein. SGS is an accredited facility (T0265) by the South African National Accreditation System (SANAS) for the selected analytical method. Randomly selected check samples (approximately 10% of total samples per TSF) from MAED were sent to SGS for confirmation. SGS is independent of Ergo; and • AngloGold Ashanti Limited Chemical Laboratory (Anglo Lab), located in Carletonville, analyzed some check samples for 7L15 TSF in 2016/2017 as a secondary laboratory to MAED. The laboratory no longer exists and was not SANAS accredited. The laboratory was independent of Ergo. The slime material has been previously processed and sample preparation only requires weighing, drying, screening, splitting, and milling before assaying. Screening removes potentially carbonaceous and other oversized materials to represent the material to be processed through the metallurgical plant. 1.7 Assays The laboratories weighed the samples on receipt before dry screening to remove foreign material. The samples were then dried at 105˚C, crushed (80% passing 2mm), before being riffle split and pulverized to 75µm. The samples were then analyzed to determine the gold content by fire assay with gravimetric finish by MAED and Atomic Absorption Spectroscopy (AAS) finish by SGS. The lower detection limit for these methods is 0.01g/t, with no upper detection limit for the gravimetric method and a 10g/t upper

Technical Report Summary of the Material Tailings Storage Facilities 4 limit for AAS. The lower limit is relevant to the current project as the TSFs and sand dumps consist of processed materials and are generally low-grade, with grades slightly higher than 10 to 20 times the detection limit. The laboratories were instructed to use a 100g aliquot to analyze for gold. Through the experience of the QPs, it is known that analyzing gold in low-grade slimes, anything less than a 100g aliquot may report inaccurate results. 1.8 Quality Assurance and Quality Control The laboratories used in analyzing the samples have robust internal quality control checks. They routinely insert reference material (standards and blanks) and create duplicates to internally check the accuracy and precision of their assaying techniques. A batch is re-assayed if the quality control samples do not perform as expected. The results of the quality control checks were provided with the sample assays and were all found to be acceptable by the QP. The RVN Group inserted certified quality control samples as an additional check for contamination, precision and accuracy. The RVN Group quality control samples results were satisfactory as they generally reported values within the expected ranges. 1.9 Metallurgical Sampling and Testing The TSFs were portioned into logical sections for metallurgical testing based either on area, shape or elevation. The selected intervals for compositing into the metallurgical test work samples were taken at different elevations within the TSF to provide sufficient material for the test work. The “as received” material was blended and divided into 2kg portions using cone and quarter splitting. Leaching of “as received” material was done using the following parameters, which simulates the existing Ergo leach plant: • pH = or > 10.5; • precondition with lime for 1 hour or more to maintain pH at a minimum of 10.5; • Carbon-in-Leach (CIL) with 20g/l carbon; • NaCN addition 0,35kg/t; • No oxygen is added in the form of hydrogen peroxide/buddled air. It is assumed that because the bottles are unsealed, the solution will be aerated adequately; • Leach time of seven hours; • all samples (washed solids, carbon, solution) are submitted to MAED for gold analysis and • Titrations are done to determine the free cyanide and lime in the solution after the seven-hour leach. This is to determine the lime and cyanide consumption. The metallurgical test work confirms that the material tested can be processed via the current Ergo metallurgical plant process to recover residual gold from the TSFs assessed. Predicted recoveries from the TSFs tested vary between 30% and 60% and are dependent on head grade and the nature of the material. These values are typical for gold TSF processing.

THE RVN GROUP
Your Specialist Geoscientists and Engineers

1.10 Mineral Resource Estimate

The Mineral Resource Estimates for the TSFs and sand dumps were adjusted for depletion as at 30 June 2023. The Mineral Resource estimate for all the TSFs and sand dumps are declared as follows:

- the point of reference is *in situ* for all TSFs and sand dumps. The TSFs or sand dumps themselves are the reference points;
- no geological or other losses were applied as all material is accessible and there are no geological structures.
- the Mineral Resource Estimates are stated as both inclusive and exclusive of Mineral Reserves as defined in Subpart 1300 of Regulation S-K; and
- Mineral Resource is 100% attributable to DRDGOLD.
- Mineral Resources are not Mineral Reserves as they have not demonstrated economic viability.

The total Mineral Resource Estimate for Ergo is presented in Table 1.1 to Table 1.2. The changes in the Mineral Resource from June 2022 to June 2023 are due to the depletion of 15.98Mt at 0.34g/t Au and a positive survey adjustment of 4.75Mt at 0.33g/t Au. The depletion includes the mining of Mineral Resources that were not included in the LoM plan, i.e., the mining of Mineral Resources not converted into Mineral Reserves.

Table 1.1: Ergo's Mineral Resource Statement as at 30 June 2023 (Inclusive)

Mineral Resource Classification	Mineral Resource as at 30 June 2022 (Inclusive)			Mineral Resource as at 30 June 2023 (Inclusive)		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	266.25	0.31	2.64	251.75	0.30	2.41
Indicated Mineral Resource	568.21	0.25	4.55	571.47	0.25	4.65
Sub-total Measured and Indicated Mineral Resource	**834.45**	**0.27**	**7.19**	**823.22**	**0.27**	**7.07**
Inferred Mineral Resource	21.32	0.24	0.16	21.32	0.24	0.16

Notes:

1. Tonnes and grades were rounded and this may result in minor discrepancies.
2. Mineral Resources are reported inclusive of Mineral Reserves.
3. Mineral Resources have been reported in accordance with the classification criteria of Subpart 1300 of Regulation S-K.
4. Mineral Resources were estimated using the $1 934/oz, R17.39 and R1 081 261/kg financial parameters and recoveries in Table 11.2.

Technical Report Summary of the Material Tailings Storage Facilities 5

THE RVN GROUP
Your Specialist Geoscientists and Engineers

Table 1.2: Ergo's Mineral Resource Statement as at 30 June 2023 (Exclusive)

Mineral Resource Classification	Mineral Resource as at 30 June 2022 (Exclusive)			Mineral Resource as at 30 June 2023 (Exclusive)		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	66.04	0.26	0.55	66.45	0.26	0.56
Indicated Mineral Resource	375.41	0.25	3.06	375.30	0.25	3.06
Total Measured and Indicated Mineral Resource	**441.45**	**0.25**	**3.61**	**441.75**	**0.25**	**3.61**
Inferred Mineral Resource	21.32	0.24	0.16	21.32	0.24	0.16

Notes:

1. Tonnes and grades were rounded and this may result in minor discrepancies.
2. Mineral Resources are reported exclusive of Mineral Reserves.
3. Mineral Resources have been reported in accordance with the classification criteria of Subpart 1300 of Regulation S-K.
4. Mineral Resources were estimated using the $1 934/oz, R17.39 and R1 081 261/kg financial parameters and recoveries in Table 11.2.

1.11 Mineral Reserve Estimate

The total Mineral Reserve estimate for Ergo is presented in Table 1.3. The changes in the Mineral Reserve from 30 June 2022 to 30 June 2023 are due to the depletion of 15.05Mt at 0.33g/t Au and a survey adjustment of 3.50Mt at 0.30g/t Au.

Table 1.3: Ergo's Mineral Reserve Statement as at 30 June 2023

Mineral Reserve Classification	Mineral Reserve as at 30 June 2022			Mineral Reserve as at 30 June 2023		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonne (Mt)	Au (g/t)	Contents (Moz)
Proven Mineral Reserve	200.21	0.33	2.09	185.29	0.31	1.85
Probable Mineral Reserve	192.79	0.24	1.49	196.17	0.25	1.60
Total Mineral Reserves	**393.00**	**0.28**	**3.58**	**381.46**	**0.28**	**3.45**

Notes:

1. Tonnes and grades were rounded and this may result in minor adding discrepancies.
2. Mineral Reserve has been reported in accordance with the classification criteria of Subpart 1300 of Regulation S-K.
3. Mineral Reserve is estimated using the $1 934/oz, R17.39 and R1 081 261/kg financial parameters.
4. The LoM plan cut-off grade of 0.23g/t has been applied.
5. No mining losses or dilution has been applied in the conversion process nor has a mine call factor been applied.
6. Tonnes and grade Run-of-Mine (RoM) as delivered to the plant.
7. Attributable Mineral Reserve is 100% of the total Mineral Reserve.

Technical Report Summary of the Material Tailings Storage Facilities 6

Technical Report Summary of the Material Tailings Storage Facilities 7 The various modifying factors, i.e., mining, metallurgical, processing, infrastructure, economic, marketing, legal, environmental, social, and governmental factors, are discussed in this report. The 30 June 2023 Life-of-Mine (LoM) plan was developed for the Ergo operations and is based on the Mineral Resource Estimate as at 30 June 2023 together with a set of modifying factors based on recent historical results and economic inputs provided by Ergo. The assumptions applied in determining the modifying factors and economic inputs are reasonable and appropriate. The LoM plan is sufficiently detailed to ensure achievability and is based on historical achievements. All the inputs used in the estimation of the Mineral Reserve have been thoroughly reviewed and can be considered technically robust. The current mining methods applied by Ergo are suitable for all TSFs. No selective mining will occur with the entire TSF being processed (including Inferred Mineral Resources). The Ergo processing plant targets a Run-of-Mine (RoM) throughput up to 1.8Mtpm. The City Deep plant has been reconfigured to operate as a milling and pumping station to feed the Ergo processing plant via a 50km pipeline. The City Deep plant processes material from mining areas of the Central Rand areas of Johannesburg and is scheduled to close in 2027. Mining areas of Germiston, and some areas of Boksburg are treated via the Knights plant, with mining operations scheduled to close in June 2024. An average processing plant recovery of 41% has been estimated over the 19-year LoM. The recoveries are based on metallurgical test work for the various TSFs, slimes and silted wetland areas that are scheduled to be mined over the 19-year LoM plan. The QP is of the opinion that all significant infrastructure and logistical requirements have been considered and costed. It is notable that Ergo has been operating for more than 20 years and has a very good understanding of infrastructural and logistical requirements. A gold price of ZAR1,081,261/kg is used to support the 30 June 2023 Mineral Resource and Mineral Reserve statements. A gold price of USD1,934/oz and an exchange rate of ZAR17.39:1USD was used in the estimation process. The gold price and exchange rates were considered reasonable by the QPs to support the Mineral Resource and Mineral Reserve estimates as at 30 June 2023. Mining Rights, Environmental Approvals and Prospecting Rights held are listed under the Ergo subsidiary. Ergo’s Environmental Management Plans (EMPs) encompass all the activities of Ergo’s operations and assess the environmental impacts of mining at reclamation sites, processing plants, TSFs and sand dumps. It also outlines the closure process, including financial provisions. There is a competing title claim to the Grootvlei Complex, as detailed in Item 3.6. On other TSFs, there are no legal challenges to Ergo’s title at the date of the filing of this report that would prevent operations of any of the current mineral rights or mining operations. A closure cost of ZAR706 million has been estimated as at 30 June 2023 for the Ergo operations. The QP is satisfied that funding for rehabilitation and mine closure is adequate. The QP is satisfied that all material issues relating to Environmental, Social and Governance have been addressed in this document. A total capital cost of ZAR5.106 billion is scheduled to support the 19-LoM plan, as depicted. The breakdown of capital expenditure indicates that the majority of the capital, ZAR5.019 billion, is allocated to the Ergo operation over the duration of the LoM plan with an additional ZAR87.7 million allocated for the City Deep Complex. As the mining at the Knights section is scheduled to be completed in FY2025

Technical Report Summary of the Material Tailings Storage Facilities 8 there is no allocation of capital. The level of accuracy for the capital expenditure is at least to a preliminary feasibility study (PFS) level (i.e., +/-25%) with a maximum level of contingency of 15%. The planned average operating cost for the Ergo budget over the 19-year operations is estimated at a PFS level of accuracy (i.e., +/-25%) and a total working cost of ZAR101.99/t. The 30 June 2023 19-year LoM plan, which is the basis of the Mineral Reserve estimate, is scheduled to mine a total of 396.102Mt at 0.28g/t and produce 48,391kg of gold over the same period. The LoM plan includes 14.6Mt of material not included in the Mineral Reserve. The economic analysis is based on a LoM plan that is designed to a PFS level of accuracy (i.e., +/-25%). The economic analysis conducted by the QP indicates a net present value (NPV) of ZAR2.313 billion after capital expenditure and tax utilizing a discount rate of 10.96%. As the Ergo operations are an on-going operation with an annual positive cashflow, the internal rate of return (IRR) and payback period are not applicable. The sensitivity analysis indicates that the Ergo operations are very sensitive to revenue parameters such as gold price, exchange rate, grade, and recovery. In addition, the LoM is also very sensitive to changes in operating costs. The sensitivity analysis indicates that the LoM is not overly sensitive to capital and therefore, capital expenditure should be considered if the expenditure will reduce operating costs or increase revenue. The sensitivity analysis indicates that the achievement of the LoM Plan in terms of tonnage is critical in realizing the planned operating costs and being able to mine the individual TSFs at the planned cut-off grade. 1.12 Permitting Requirements Ergo is one of only a few surface operators that hold Mining Rights under the MPRDA over a large portion of its reserves. The provisions of the MPRDA, and the definition of ‘mineral’ had inadvertently created a gap in the Act placing the ‘minerals’ in certain TSFs beyond the regulatory reach of the MPRDA and limiting its competency to issue rights upon application. However, in terms of the transitional arrangements of the MPRDA, which were peremptory upon the DMRE in the event that the petitioner met the conditions for conversion from ‘old order’ to ‘new order’, Ergo was able to convert its old order rights, thus extending its “license to mine” into the dispensation introduced by the MPRDA. Ergo has also submitted applications to renew all its Mining and Prospecting Rights with the DMRE. The current Mining and Prospecting Rights have expired but remain in force until such time that the renewal applications have been granted or refused by the DMRE. Water Use Licenses are applied for as and when required to remain compliant with relevant legislation. Ergo complies with all the conditions for renewal and has no reason to believe that the submitted renewals would not be granted. Ergo is in constant communication with the DMRE and is submitting the required information as per their requests to finalize these renewal applications. There are conflicting title claims to Grootvlei TSFs which are detailed in Item 3.6. 1.13 Conclusion and Recommendations The QP concludes that the protocols for drilling, sampling preparation and analysis, verification, and security meet industry standard practices and are appropriate for the purposes of a Mineral Resource estimate. The studies have found that the Ergo TSFs have reasonable prospects for economic extraction. The QP is satisfied with the Quality Assurance (QA) developed by The RVN Group and the Quality Control (QC) programs implemented, as there was no significant bias in reporting data.

Technical Report Summary of the Material Tailings Storage Facilities 9 The QP contends that the assumptions, parameters, and methodology used for the Mineral Resource estimates are appropriate for the style of mineralization and deposit type. There is sufficient information to allow for decision-making in the future. The QPs recommended no additional work. The QP considers the conversion of Mineral Resources to Mineral Reserves to be appropriate. TSFs reported in this document have sufficient information to be used in Mineral Reserve estimates and demonstrate economic viability. The modifying factors applied are considered appropriate as they contain sufficient detail to support at least a PFS level of accuracy (i.e., +/-25%), with a maximum level of contingency of 15%. The significant risks that could affect the Mineral Resource and Mineral Reserve are: • Limited tailings storage capacity; • Country/Political risk; • Security issues; • Eskom electricity supply; • Climate change impact; • Threat to social and operating licenses; • Socio-political instability or social unrest; • Complexity of legal/regulatory compliance; • Capital projects progress; • Supply chain risks and • Depletion of Ergo Mining’s Mineral Reserves.

Technical Report Summary of the Material Tailings Storage Facilities 10 2 Introduction 2.1 Project Background Ergo is a subsidiary of DRDGOLD. DRDGOLD is domiciled in South Africa and listed on the Johannesburg Stock Exchange (JSE:DRD)and the New York Stock Exchange (NYSE: DRD). DRDGOLD, a South African- based gold mining company, has a 100% share in Ergo. TSFs’ Mineral Resource and Mineral Reserve estimates declared in this Technical Report Summary (this Report/TRS) are owned by Ergo and are 100% attributable to DRDGOLD. The TSFs covered in the report are from the Crown, City Deep, Knights, Ergo, Marievale and Grootvlei Complexes, and 5A10/5L27 sand dumps and Daggafontein TSF. Ergo identified a total of 17 TSFs and one sand dump to be material properties and have been described extensively in this report. Ergo has a total of 98 TSFs, inclusive of 80 smaller TSFs and clean-up sites. The Mineral Resource and Mineral Reserve estimates contained in this Technical Report Summary were compiled and reported by the QPs for DRDGOLD in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (SEC). This document is the second submission of a Technical Report Summary under Subpart 1300 of Regulation S-K. The Report is based on scientific and technical information for the properties and known to the QPs as at the effective date. The material TSFs are at different mining stages as presented below: • Crown (3L5, 3L7 and 3L8): The TSFs are at an advanced exploration stage, with all TSFs classified as Indicated Mineral Resources. • City Deep (4L3, 4L4 and 4L6): The Complex is at a development stage, with all TSFs declared as Measured Mineral Resources and Proven Mineral Reserves. • Knights (4L14): The Complex is at a development stage, with TSFs reported as Measured Mineral Resources and Proven Mineral Reserves. • Ergo (Rooikraal and 7L15): The Rooikraal is at the production stage and 7L15 is at the development stage with Measured/Indicated Mineral Resources and Proven/Probable Mineral Reserves declared. • Marievale (7L4, 7L5, 7L6 and 7L7): The Complex is at a development stage with TSFs reported as Measured Mineral Resources and Proven Mineral Reserves. • Grootvlei (6L16, 6L17 and 6L17A): The Complex is at an advanced exploration stage with two TSFs reported as Measured Mineral Resources and one TSF reported as Indicated Mineral Resources. • 5A10/5L27 Sand Dumps: The two sand dumps are joined. Measured Mineral Resource and Proven Mineral Reserve were declared. The sand dump is at the production stage through trucking to the Ergo Plant. • Daggafontein TSF: The TSF is at a development stage, with a significant amount (192.79Mt) declared as Indicated Mineral Resource and Probable Mineral Reserve. A smaller amount (21.32Mt) of the material is reported as Inferred Mineral Resource due to inaccessibility because of the presence of surface water.

Technical Report Summary of the Material Tailings Storage Facilities 11 2.2 Terms of Reference and Purpose of the Technical Report Ergo commissioned the QPs from The RVN Group to update the Technical Report Summary to report their Mineral Resource and Mineral Reserve estimates. This report details the results of the evaluation drilling, sampling, assaying, bulk density determination, surveying and metallurgical test work and the resultant Mineral Resource, modifying factors and Mineral Reserve estimations. This document reports the Mineral Resource and Mineral Reserve estimates for the material TSFs. The TSFs in this report are clustered into complexes, except for the 5A10/5L27 sand dumps and Daggafontein TSF, which are reported separately due to their size and location: • Crown; • City Deep; • Knights; • Ergo; • Grootvlei; • Marievale; • 5A10/5L27; and • Daggafontein. This report is the second Technical Report Summary for DRDGOLD prepared under the SEC's Subpart 1300 of Regulation S-K disclosure requirements. During the current financial year, DRDGOLD made a decision to build future tailings storage facilities with a synthetic water containment for ground water protection. This led to revisions in the capital estimates used to examine the viability of the estimated Mineral Reserves. This report is an updated version of the first Technical Report Summary entitled “Technical Report Summary of the material Tailings Storage Facilities”, with an effective date of 30 June 2022. The same QPs were retained. The effective date of the Mineral Resource and Mineral Reserve estimates for the TSFs is 30 June 2023. The QPs noted that there had been no material change to the information between the effective date and the signature date of the Report. Ergo is a South African gold producer, recovering gold from the retreatment of surface TSFs located in the Central and Eastern areas of the Gauteng Province. The RVN Group is a South African-based mining consulting firm that provides services and advice to the local and international mineral industries. Ergo has retained The RVN Group since 2016 to manage drilling activities, estimate Mineral Resources and Mineral Reserves and compile technical reports. The QPs from The RVN Group prepared this Technical Report Summary. 2.3 Participants and Areas of Responsibilities The following personnel were nominated to the project team, and their specific areas of responsibility are shown in Table 2.1. The qualifications and appropriate experience of the authors are summarized in Table 2.1.

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Your Specialist Geoscientists and Mining Engineers

Table 2.1: List of QPs and their Responsibilities

Personnel	Company	Qualifications	Responsibility
Mpfariseni Mudau, Pr.Sci.Nat.	The RVN Group	B.Sc. (Hons) Geology, Graduate Diploma in Mining Engineering, M.Sc. Mining Engineering, B.Sc. Applied Mathematics and Statistics, SACNASP Registration No.: 400305/12	Item 1 to 11 and 20 to 25
Steven Rupprecht, HFSAIMM	The RVN Group	B.Sc. Mining Engineering, Ph.D. Mechanical Engineering SAIMM Registration No.: 701013	Item 12 to 19

The QP responsible for reporting and signing off on the exploration activities and Mineral Resource estimates is Mr Mpfariseni Mudau. Mr Mudau is a Professional Natural Scientist (with registration number 400305/12) registered with the South African Council for Natural Scientific Professions (SACNASP) with more than five years of experience relevant to the drilling, estimation and reporting of TSF Mineral Resources. Mr Mudau works for The RVN Group and is independent of Ergo and DRDGOLD.

The QP with responsibility for reporting and signing off on the Mineral Reserve estimates is Professor Steven Rupprecht. Professor Rupprecht is an Honorary Fellow of the Southern African Institute of Mining and Metallurgy (SAIMM with registration number 701013) with more than five years of experience relevant to the estimation and reporting of TSF Mineral Reserves. Professor Rupprecht is an associate of The RVN Group and is independent of Ergo and DRDGOLD.

2.4 Sources of Information

Most of the technical information utilized for the preparation of this report was obtained from the drilling campaigns that The RVN Group supervised. Other technical information and engineering data were sourced from Ergo, their contractors and third-party reports available in the public domain. These sources are acknowledged in the body of the report, and some are listed in Item 24.

Information provided by the registrant upon which the QPs relied is listed in Item 25. The QPs also had discussions with the management and consultants of Ergo.

In preparing the report, the QPs have relied upon contributions from a range of technical, financial, environmental and engineering specialists for the disciplines outside their expertise. Based on the support and advice from the specialists, the QPs consider it reasonable to rely upon the information/advice provided.

2.5 Site Inspection

Mr Mpfariseni Mudau visited the drilling projects on commencement, during, and completion of the drilling campaigns. These visits were conducted in 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023. Mr Mudau further visited the sample sorting and storage facilities at the Ergo processing plant in Brakpan. On several occasions, Mr Mudau also visited MAED and SGS where the samples were prepared and analyzed. Mr Mudau also visited the mining sites on several occasions.

Technical Report Summary of the Material Tailings Storage Facilities 12

Technical Report Summary of the Material Tailings Storage Facilities 13 The objectives of the site visits were to: • familiarize the QP with the TSFs and the general infrastructure; • inspect the drilling and sampling sites; • conduct assessment of sampling methodologies, quality control processes and data validation; • provide training and conduct planned task observations; • validate the geological logging; • inspect the sample storage area and the sample preparation methods; • discuss and agree on the analytical method with the laboratories; and • collection of database and additional technical information. Steven Rupprecht conducted site visits to the TSFs in 2020, 2021, 2022 and 2023. 2.6 Units, Currencies and Survey Coordinate System Unless otherwise stated, all figures in this report are expressed in metric units. All geographic coordinates are UTM WGS84 system or LO29 Meridian. The elevation Datum is the mean sea level. All monetary figures expressed in this report are in South African Rand (ZAR) and United States Dollar (USD). A point is used as the decimal marker, and the comma is used for the thousand’s separator (for numbers larger than 999). Unless otherwise stated, the word ‘tonnes’ denotes a metric ton (1,000kg). Table 2.2 presents the abbreviations used in the report. Table 2.2: List of Abbreviations Units Description % percentage ˚ degrees ˚C Degrees Centigrade ‘ minutes “ seconds µm Micron 3D three-dimensional AAS Atomic Absorption Spectroscopy AMD acid mine drainage AMIS African Mineral Standards amsl above mean sea level Anglo Lab AngloGold Ashanti Limited Chemical Laboratory Au gold CIL Carbon-in-Leach cm centimeter(s) CoV Coefficient of Variation CRM Certified Reference Material Crown Mines Crown Mines Limited DMRE Department of Mineral Resources and Energy DRDGOLD DRDGOLD Limited EIA Environmental Impact Assessment

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Units	Description
EMP	Environmental Management Plan
EMPr	Environmental Management Program
Ergo	Ergo Mining (Proprietary) Limited
ERPM	East Rand Proprietary Mines Limited
Eskom	Electricity Supply Commission
g	gram(s)
g/l	grams per liter
g/t	grade grams per ton
Geografix	Geografix Surveys CC
GPS	Global Positioning System
ha	hectares = 100m-by-100m
HRD	Human Resource Development
IDW	Inverse Distance Weighting
InSAR	Interferometric Synthetic Aperture Radar
IRR	internal rate of return
ISO	International Organization for Standardization
JSE	Johannesburg Stock Exchange
kg	kilograms = 1,000 grams
kg/t	kilograms per ton
km	kilometer(s) = 1,000 meters
km^2	square kilometers
koz	kilo ounces= 1,000 ounces (troy)
kt	kilotons
ktpm	kilotons per month
LED	Local Economic Development
liter	Metric unit of volume = 1,000cm^3
LoM	Life-of-Mine
m	meter(s)
m^2	square meters
MAED	MAED Metallurgical Laboratories (Proprietary) Limited
mamsl	meters above mean sea level
mm	millimeter(s) = meter/1000
Moz	Million ounces (troy)
MR	Mining Right
Mt	Million metric tons
Mtpa	Million tons per annum
MWP	Mining Works Program
NaCN	sodium cyanide
NERSA	National Energy Regulator of South Africa
NN	Nearest Neighbor
NNR	National Nuclear Regulator
NPV	net present value
NYSE	New York Stock Exchange
oz	Troy ounces = 31.1034768 grams
pH	quantitative measure of the acidity or basicity of a solution
ppm	parts per million
PR	Prospecting Right
PWP	Prospecting Work Program

Technical Report Summary of the Material Tailings Storage Facilities 14

Technical Report Summary of the Material Tailings Storage Facilities 15 Units Description QA Quality Assurance QC Quality Control QP Qualified Persons RC Reverse Circulation RoM Run-of-Mine SANAS South African National Accreditation System SCADA supervisory control and data acquisition SEC Securities and Exchange Commission SGS SGS South Africa (Proprietary) Limited S-K 1300 Subpart 1300 of Regulation S-K under the U.S. Securities Exchange Act of 1934 SLP Social and Labor Plan t metric tonne = 1,000 kilograms t/m3 density - tonne per cubic meter TCTA Trans-Caledon Tunnel Authority The RVN Group The RVN Group (Proprietary) Limited this Report Technical Report Summary tonnes metric tonnes = 1,000 kilograms TPMS Tailings Performance Management System USD United States Dollars WGS84 World Geographic System 1984 WUL Water Use License ZAR South African Rand 2.7 Independence The QPs or The RVN Group received a fee for preparing this Technical Report Summary in accordance with standard professional consulting practice. The QPs or The RVN Group will receive no other benefit for the preparation of this report. Neither QPs, The RVN Group, nor any of its employees and associates employed in the preparation of this report has any pecuniary or beneficial interest in Ergo, DRDGOLD, or their associates. The QPs consider themselves independent.

Technical Report Summary of the Material Tailings Storage Facilities 16 3 Property Description 3.1 Location and Operations Overview Ergo is reclaiming TSFs in the City of Johannesburg and the City of Ekurhuleni, Gauteng, South Africa. The Crown and City Deep Complexes are located in the City of Johannesburg while all other TSFs and the sand dumps are located in the City of Ekurhuleni, as shown in Figure 3.1. This TRS covers a total of 17 material TSFs of varying sizes and one sand dump. The smaller TSFs or clean- up sites (79 in total) are not extensively covered in this report for various reasons: they are not material as most are too small, while others are not part of an immediate plan to be included in the Life-of-Mine (LoM) plan by Ergo (e.g., Fleurhof Complex). The total of 17 TSFs and one sand dump contribute approximately 90% of the total Mineral Resource, while the remaining 80 smaller TSFs and clean-up sites only contribute 10% to the total Ergo Mineral Resource estimates. Of the total Ergo Mineral Reserve declared, 93% of the contribution by tonnage is from the material properties. Thus, Ergo considers the 80 smaller TSFs and clean-up sites not material (Figure 3.2). The sand dumps (5A10 and 5L27) are combined to form one elongated structure of varying heights. The two small dumps on the north and east are known as 5L27 and the center sand dump is 5A10. These dumps are joined and have similar properties. They were modelled as 5A10/5L27 but then separated for reporting Mineral Resource estimates. Of the total material properties, 17 are slime TSFs and one is a sand dump (5A10/5L27). Slime is a very fine material, while sand is course-grained. The areas occupied by the 17 material TSFs and a sand dump are shown in Table 3.1. Engineering parameters and topography determined the size and shapes of the properties at the time of deposition of the waste products from the respective processing plants.

Technical Report Summary of the Material Tailings Storage Facilities 17 Table 3.1: Footprint Areas of the Material TSFs TSF Centre Coordinates Area (ha) Maximum Height (m) Crown 3L5 (Diepkloof) 26013’34.95”S, 27057’09.70”E 130.00 67.50 3L7 (Mooifontein) 26013’35.85”S, 27013’35.85”E 87.00 88.50 3L8 (GMTS) 26014’23.75”S, 27058’07.91”E 147.00 94.50 City Deep 4L3 26°13'51.72"S, 28° 5’50.63”E 36.61 40.50 4L4 26°13’59.91”S, 28° 6’9.99”E 23.81 16.50 4L6 26°13’59.56”S, 28° 7’15.02”E 27.15 19.50 Knights 4L14 26°12'23.76"S, 28° 8'54.38"E 10.27 37.50 Ergo Rooikraal 26021’48.16” S, 28017’40.88”E 141.04 47.50 7L15 26°19'49.59"S, 28°24'46.01"E 73.28 37.50 Marievale 7L4 26°19'30.94"S, 28°30'5.07"E 133.48 25.00 7L5 26°19'55.08"S, 28°30'3.08"E 26.91 22.50 7L6 26°19'56.20"S, 28°30'22.96"E 46.73 34.50 7L7 26°20'51.49"S, 28°30'5.43"E 47.00 13.50 Grootvlei 6L16 26°14'31.94"S, 28°28'55.51"E 112.13 31.50 6L17 26°13'18.99"S, 28°29'23.20"E 110.02 40.50 6L17A 26°14'0.25"S, 28°29'42.67"E 85.05 25.50 5A10/5L27 5A10/5L27 26°13'9.79"S, 28°23'51.84"E 202.00 68.00* Daggafontein Daggafontein TSF 26017’56.48” S, 28031’55.10”E 462.21 64.50 Total Area (ha) 1,901.69 Note: *estimated height as drilling could not reach the base of the sand dump, only drilled up to 52.5m. .

Technical Report Summary of the Material Tailings Storage Facilities 18 Figure 3.1: Location of the Material TSFs and Infrastructure (the material properties of Ergo)

Technical Report Summary of the Material Tailings Storage Facilities 19 Figure 3.2: Location of the Material Properties in Relation to the Smaller TSFs and Clean-up Operations

Technical Report Summary of the Material Tailings Storage Facilities 20 Other material properties of Ergo include: • Knights Plant; • Ergo Plant; • Brakpan/Withok TSF; • pump stations; • a network of pipelines; • City Milling Plant; • Central Water Facility; and • solar power project. 3.2 Mineral Rights Conditions TSFs, in most instances, are considered movable and capable of being owned under the common law separately from land. As such, they are distinguishable from underground minerals, which can no longer be individually owned in South African but in respect of which the Department of Mineral Resources and Energy (DMRE) may issue Mining Rights in terms of the MPRDA of 2002 (MPRDA), as amended. The construct of the MPRDA caused the minerals in certain TSFs to therefore fall outside the regulatory reach of the MPRDA. The transitional arrangements of the MPRDA provided for existing operations, however, to convert old order rights (Mining Licenses held under the previous dispensation) to new order rights. Ergo successfully converted its old order licenses to Mining Rights and is seeking to consolidate them into a single mining right. In terms of reserves in TSFs which are owned by common law and are not covered by a Mining right, Environmental and Waste Management Approvals are obtained from the DMRE for the retreatment of such TSFs. For an exploration project, a Prospecting Right (PR), valid for five years, is issued, and for a mining operation, a Mining Right (MR) valid for up to 30 years, is issued. The PR, which is conducted in terms of a Prospecting Work Program (PWP), is renewable for a further three years. The MR is undertaken in terms of the Mining Works Program (MWP), Social and Labor Plan (SLP), and an approved Environmental Management Program (EMPr), which can be renewed for a further 30 years. A PR or MR may be cancelled or suspended subject to Section 47 of the MPRDA. The MPRDA contains provisions relating to the ownership and Broad-Based Socio-Economic Empowerment Charter. A shareholding, equity, interest or participation in the mining right or joint venture, or a controlling interest in a company/joint venture may not be encumbered, ceded, transferred, mortgaged, let, sublet, assigned, alienated, or otherwise disposed of without the written consent of the Minister, except in the case of a change of controlling interest in listed companies. The SLP is submitted to the DMRE every five years for approval, while the SLP’s annual progress report is submitted annually to the DMRE. The Environmental Management Plan (EMP) and Water Use License (WUL) are assessed for compliance annually. 3.3 Mineral Title Ergo’s title in its TSFs is vested in either common law ownership Mining and Prospecting Rights and third- party agreements as presented in Table 3.2, including Environmental Approvals in respect of the same. Ergo has submitted applications for the renewal of its mining rights and prospecting rights. The renewal

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applications were made to the DMRE on different dates per mining right. Ergo is in the process of a consolidation of its mining rights and as such has applied to extend the mining period for a further 30 years through its consolidated MWP. The period of 30 years is the maximum period allowable for a Mining Right renewal as detailed in the MPRDA, as amended.

This report has considered Section 24(5) of the MPRDA, as amended:

"A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused."

The same applies to the prospecting right (section 18 (5) of the mentioned Act).

Freehold landowners are presented in Table 3.3. Ergo owns a significant portion of the freehold where the TSFs and sand dumps are located. Where Ergo does not own the property, use and access agreements are in place with third-party landowners. Access to the TSFs for Prospecting Right purposes is enabled through the provisions in the MPRDA.

Table 3.2: Mineral Rights Information as at 30 June 2023

Complex	Permit Holder	Permit Type	Reference Number with the DMRE	Expiry Date	Renewal Submission Application Date	Renewal Reference Number with the DMRE
Crown	Ergo	Mining Right	GP184MR	20/06/2014	24/03/2014	GP 10022 MR
City Deep	Ergo	Mining Right	GP185MR	20/06/2014	24/03/2014	GP 10023 MR
Knights	Ergo	Mining Right	GP187MR	20/06/2018	13/03/2018	GP 10067 MR
Ergo	Ergo	Mining Right	GP158MR	27/10/2021	23/07/2021	GP 10097 MR
Marievale (7L4)	Ergo	Prospecting Right	GP10348	19/02/2022	18/03/2022	GP10348PR
Marievale (7L5, 7L6 and 7L7)	Ergo	Common Law Ownership	Not applicable	Not applicable	Not applicable	Not applicable
Grootvlei	Ergo	Prospecting Right	GP10044PR	13/10/2025	Not applicable	GP 10592 PR
5A10/5L27	Ergo	Mining Right	GP158MR	27/10/2021	23/07/2021	GP 10097 MR
Daggafontein TSF	Ergo	Mining Right	GP158MR	27/10/2021	23/07/2021	GP 10097 MR

Table 3.3: Land Tenure Information

Reclamation Sites	Surface Rights Owner
Crown Complex	Ergo and Innovative Property Solutions (iPROP)
City Deep Complex	Ergo and iPROP
Knights Complex	Ergo, Abland, Living Africa and EMM
Ergo Complex	Ergo and Ekurhuleni Metropolitan Municipality
Marievale Complex	Ergo, Ekurhuleni Metropolitan Municipality, Scarlet Sun and STI Consulting
Grootvlei Complex	Ekurhuleni Metropolitan Municipality and various private owners
5A10/5L27 Sand Dump	Marcon Group
Daggafontein TSF	Ergo

Technical Report Summary of the Material Tailings Storage Facilities 21

Technical Report Summary of the Material Tailings Storage Facilities 22 3.4 Violation and Fines Ergo has no fines resulting from violating the mineral rights conditions. 3.5 Royalties Ergo is not required to pay royalties to the State, nor does it receive royalties from any other operation. Royalties in South Africa are guided by the Mineral and Petroleum Resources Royalty Act, 2002 (Act No. 28 of 2008) (MPRRA). Ergo does not pay royalty on the retreatment of TSFs and sand dumps, as the treatment of TSFs and sand dumps does not trigger the requirement to pay royalties. 3.6 Legal Proceedings and Significant Encumbrances to the Property The QP was advised by Ergo that there are no material legal challenges concerning its Mineral Resource and Mineral Reserve, except for the Grootvlei complex. Legal challenges related to the ownership of the 7L5, 7L6 and 7L7 Marievale dumps, as disclosed in the prior year’s Technical Report Summary, have been resolved through a settlement agreement with the landowners. The QPs find it reasonable to rely on the legal opinion provided by Ergo. From the documentation reviewed and input by the relevant Technical Specialists, the QPs could not identify any significant factors or risks with regard to title permitting, surface ownership, environmental and community factors that would prevent the evaluation or economic extraction of the TSFs. The QPs were assured that Ergo Mining complies with all title and environmental permitting requirements. The QPs were informed by Ergo Mining that no significant factors or risks might affect access, title, or the right or ability to perform work on the TSFs, except for the Grootvlei complex. Grootvlei Complex: Ergo was granted prospecting rights by DMRE over Grootvlei dumps 6L16, 6L17 and 6L17A in July 2022. During the 2022 financial year, an external party raised a conflicting claim of common law ownership of 6L16, 6L17 and 6L17A TSFs. Although the claim was based on common law ownership and no attempt has been made to set aside the prospecting rights over the TSFs, the Grootvlei TSFs have been excluded since 2022 from the Mineral Reserves statement and the Life-of-Mine (LoM) plan but included in the Mineral Resources statement. Marievale Complex: Ergo has submitted a renewal application to the DMRE for the prospecting right it holds over 7L4 TSF, which is still being considered by the DMRE. EBM Projects, the landowner of the majority of the freehold under the 7L4 TSF and the common law owner of the TSF, has been placed into liquidation. Prior to liquidation, a draft agreement was in progress for the sale of the TSF to Ergo, where it would undertake to: • Make a nominal payment; • Assume all liability for the facility; • Obtain all permitting required; • Suitably remove the TSF and • Rehabilitate the land. Ergo is continuing the discussions with the administration responsible for the EBM Projects liquidation and has no reason to believe that this agreement will not be concluded in Erg’s favour in due course. Ergo

Technical Report Summary of the Material Tailings Storage Facilities 23 believes that the sale of 7L4 TSF will still take place due to the long-term environmental liability associated with the TSF if not reclaimed and processed. Ergo acquired the Marievale TSFs 7L5, 7L6 and 7L7 – in terms of a written notarial executed deed of sale during 2019 and took possession of the TSFs on 8 April 2019. It has since also obtained the requisite National Environmental Management Act, 1998 regulatory approvals to retreat the said TSFs. During the 2022 financial year, the owner of the land on which 7L5, 7L6 and 7L7 are situated – an estimated 36.5 million tonnes out of the total 54.1 million tonnes comprising the Marievale cluster – notified Ergo that in its view, the said TSFs had acceded to the land, and that it had become the owner of the TSFs. Ergo disputed the claim of legal title and referred the matter to arbitration as all ownership requirements were met when the TSFs were purchased by Ergo. Following the lodging of legal proceedings, the parties settled the dispute and Ergo entered into a commercial arrangement with the land-owner whereby the landowner has renounced its entire right, title and interest in and to the TSFs in the favour of Ergo against payment of an agreed sum. The 7L4, 7L5, 7L6 and 7L7 TSFs have been classified as Mineral Reserves in FY2022 and FY2023 4 Accessibility, Climate, Local Resources, Infrastructure and Physiography 4.1 Topography, Elevation and Vegetation The project areas fall in the Grassland Biome of South Africa. The Grassland Biome is found on the high central plateau of South Africa and the inland areas of Kwazulu-Natal and the Eastern Cape. The topography is mainly flat and elevation ranges between 1,560mamsl and 1,700mamsl. Natural vegetation for the project is limited to areas outside the urban footprint. Within the urban environment where most of the TSFs are to be reclaimed, little vegetation occurs in its natural state. The TSFs and sand dumps are situated in highly urbanized and industrialized areas with limited fauna and flora. The TSFs are man-made and the trees and grasses on the TSFs have been planted to prevent dust and erosion from the TSFs. 4.2 Access, Towns and Regional Infrastructure The TSFs and sand dumps are situated in the Gauteng Province of South Africa. Gauteng is the most industrialized province in South Africa and has adequate infrastructure. All the regional and on-site infrastructure that is required for mining is well established. There is a good supply chain for all necessary consumables and equipment in or near the mine sites. The areas surrounding the mine sites have good health facilities (i.e., public and private hospitals) and education facilities (i.e., ranging from pre-primary to secondary and tertiary education levels). A good road transportation system can be found in the area. The TSFs and sand dumps are well serviced by highways, paved regional roads and a network of dirt tracks that the Ergo utilized to access mining and project visits. The QPs consider access to the TSFs to be in good condition. For international supplies or travel, the OR Tambo and Lanseria International Airports, in Kempton Park and Lanseria, respectively, are well-positioned to service Ergo.

Technical Report Summary of the Material Tailings Storage Facilities 24 Tele-communication on the TSFs and sand dumps is good for all major network providers. Most parts of the project areas are fully covered by the third or fourth-generation (3G or 4G) wireless mobile telecommunications technology. Other areas are now covered by high-end 5G technology. Item 15 presents the infrastructure in more detail. 4.3 Climate A summer rainfall climate prevails in the areas. Summer rain occurs mainly as thunderstorms with a mean annual precipitation of approximately 680mm, and evaporation is about 1,800mm per year. Winds are generally light and blow predominantly from the northwest. Winters are cold and dry. Extreme weather conditions occur in the form of frost (2 to 20 occurrences per annum) and the occasional hailstorm. The average annual temperature for the year is approximately 19˚C, with average maximum temperatures ranging between 22˚C and 32˚C and average minimum temperatures ranging between 2˚C and 18˚C. The hottest months are from December to February. During April and May, there is a noticeable drop in temperature, which signals the commencement of winter. The coldest months are June and July. Rains and temperature have minimal effects on operations. The area generally has a high evaporation rate in the summer months from November to January. This gives rise to high relative humidity. Evaporation is greater in summer than in winter due to higher ambient temperatures. There are no long-term associated climatic risks other than those associated with climate change and global warming, and the operating season is year-round with minor interruptions. 4.4 Infrastructure and Bulk Service Supplies The TSFs and sand dumps are situated in the well-developed province of Gauteng and have the most major supplies. All the regional and on-site infrastructure that is required for mining and processing is well established. There is a good supply chain for all necessary consumables and equipment in or near the mine sites. Item 15 of this report details the infrastructure relevant to Ergo. The TSFs and sand dumps are located near hospitals offering basic and advanced medical care. The project areas are supplied with bulk electricity from the regional grid supplied by Eskom, the national power supplier, or by the local municipality. Like most parts of South Africa, the operations are affected by occasional load shedding implemented by Eskom during periods of constrained power generation. Potable water is supplied by Rand Water, process water is recycled from the Brakpan/Withok TSF (65%) with the balance of the water make-up by permitted abstraction from natural water courses and the balance from the dewatering of the mining void (AMD)r. Ergo recycles most of the water. 4.5 Personnel Sources Where mining activities take place, Ergo has commissioned contractors to conduct mining and secure the TSFs. Where there are no mining activities, Ergo has employed contractors to maintain the TSFs (to minimize dust and monitor water levels on the TSFs and sand dumps) and security companies to secure the properties. Ergo employees conduct site inspections on a regular basis of the project TSFs and sand dumps.

Technical Report Summary of the Material Tailings Storage Facilities 25 Should additional employees be required, the surrounding areas have a large semi-skilled and skilled workforce. The cities of Johannesburg and Ekurhuleni have a large source of talent for trades and technical management. The majority of employees hired by Ergo are sourced from Gauteng Province, where all the properties are situated. Contractors and specialist consultants are also predominantly based in Gauteng Province.

Technical Report Summary of the Material Tailings Storage Facilities 26 5 History 5.1 Ownership Anglo American Corporation commissioned the Ergo facility (processing plant) on the East Rand in 1977. The objective was to recover gold and uranium and produce sulfuric acid from surface tailings material via a metallurgical flotation process. In 1985, a carbon in leach (CIL) plant was added. In 1990, when the uranium market collapsed, the uranium plant and the larger of the two acid plants were closed. In 1998, Ergo became part of Anglo Gold Limited (later Anglo Gold Ashanti Limited). In 2005, Ergo was closed. In 2007, Ergo Mining (Pty) Limited was formed as a joint venture between DRDGOLD and Mintails to re- establish the tailings treatment operations. A year later (2008), re-commissioning of the plant started, and Ergo acquired the Mintails’ stake in the gold recovery phase of the project. In 2009 a second feed line was brought into the Ergo plant from the Elsburg TSFs and the plant capacity doubled to 1.2 Mt per month. In 2010, DRDGOLD acquired the balance of Mintails’ interest. 5.1.1 Crown Complex Crown Mines Limited (Crown Mines), previously known as Rand Mines (Milling and Mining) Limited, belonged to Rand Mining Proprietary Group, which commenced retreatment operations in 1982. At least 90% of the Crown Complex material was deposited onto the Crown TSF Complex Facility by Crown Gold Recoveries, which retreated processed material originally mined from the historical mines in the area. The Crown complex is situated on the farm Mooifontein 225-IQ. 5.1.2 City Deep complex City Deep belonged to Rand Mines (Milling and Mining) Limited and fell under the same group as Crown Gold Recovery. Records indicate that in 1986, City Deep Complex belonged to City Deep Rand Mines. Most of City Deep TSFs are located on the farms Elandsfontein 107-IR, Kliprivierfontein 106-IR and Doornfontein 92-IR. 5.1.3 Knight Complex Most of the TSFs in the Knights complex were previously owned by Simmer and Jack, dating back to 1986. Witwatersrand Gold Mine owned other TSFs. The Knights complex is situated on the farms Elandsfontein 90 IR, Driefontein 87 IR and Driefontein 85 IR. 5.1.4 Ergo Complex The Ergo Complex was created by East Rand Proprietary Mines Limited (ERPM) around 1958. ERPM in Boksburg was established more than 125 years ago as an underground gold mining operation and produced gold from 1896 to 2008. ERPM had approximately 15 shafts in the Elsburg area, which were the primary sources of the tailings material deposited onto TSFs 4L47/48/49 and 50. The Ergo complex is situated on the farms Klippoortje 110-IR and 112-IR.

Technical Report Summary of the Material Tailings Storage Facilities 27 5.1.5 Marievale Complex Marievale Complex was previously owned by General Mining Union Corporation (Gencor) and operated by Marievale Consolidated Mines. The primary commodity was gold, and the secondary commodity was silver. The first year of production was 1939. Mining stopped in 1998. The Marievale complex is located on the farm Vlakfontein 281-IR. 5.1.6 Grootvlei Complex Grootvlei was previously owned by Gencor and operated by Grootvlei Proprietary Mines Limited from 1967 to 1981 at an average grade of 5g/t of gold. The registered owner in 1986 was DUMPCO Limited. Mining stopped in 2005. Grootvlei is located on the farm Grootvlei 124-IR. 5.1.7 5A10/5L27 The Consolidated Modderfontein Mine deposited mine tailings on the 5A10/5L27 sand dump during the 1980s. Before then, the sand dump was owned by the Government Gold Mine. The property is located on Modderfontein 76 IR. 5.1.8 Daggafontein TSF Daggafontein TSF was previously owned by Daggafontein Mines. Tailings deposition onto the TSF commenced around 1982 and ceased around 2002 when the mine ceased operations. Currently, the TSF is owned by Ergo. The TSF is located on farm Rietfontein 276-IR. 5.2 Construction of the TSFs and Sand Dumps The TSFs were constructed in accordance with the then Chamber of Mines guidelines and best practices at the time. The guidelines provided for a starter wall, toe drain and blanket drain. Gravity penstocks were provided on all TSFs, which were subsequently replaced with elevated penstocks during their operations. The final design heights for a ‘typical’ TSF operated using day-walls were generally between 30m and 100m. All the TSFs were constructed as upstream TSFs. Upstream TSFs need to be raised slowly to allow the solid tailings time to dry and consolidate enough to support a new level of the TSF. The sand dump material was deposited by trucks or cocopans.

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Table 5.1 presents the history and status of TSFs and the sand dump. The TSFs and the sand dump are considered old, and the properties have been dormant for a considerable number of years.

Table 5.1: History and Status of the TSFs and Sand Dump

TSF/Sand Dump	Commissioned Date	Decommissioned Date	Status as at 30 June 2023	Age since becoming Dormant (Years)
Crown				
3L5	+/-1920	2009	Dormant	13
3L7			Dormant	
3L8			Dormant	
City Deep				
4L3	1965	1984	Development	38
4L4			Development	
4L6			Development	
Knights				
4L14	1960	2000	Development	22
Ergo				
Rooikraal	1985	2012	Development	10
7L15	1964	1986	Dormant	36
Marievale				
7L4	1964	1998	Dormant	24
7L5	1964	1998	Dormant	24
7L6	1964	1998	Dormant	24
7L7	1964	1998	Dormant	24
Grootvlei				
6L16	1964	2005	Dormant	17
6L17		2005	Dormant	17
6L17A		2005	Dormant	17
5A10/5L27				
5A10/5L27	1960	1986	Mining	NA
Daggafontein				
Daggafontein	1970	2003	Dormant	18

5.3 Previous Exploration and Mine Development

5.3.1 Previous Evaluation Drilling

Previous evaluation drilling was completed on the TSFs in the 1970s by Anglo-American and from 2006 to 2008 by Ergo and Mintails SA (Proprietary) Limited. The QP was made aware of these activities; however, the QP did not use data acquired before 2008 in this report as the QP could not locate some of the data and or perform data quality assessment and validation satisfactorily.

5.3.2 Previous Development

In 1976, the construction of the processing plant and associated infrastructure commenced and Ergo formally came into production on 25 February 1978.

Technical Report Summary of the Material Tailings Storage Facilities 28

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Table 5.2 presents Ergo's production data over the last five years.

Table 5.2: Ergo Production History

Date	Tonnes Processed (Mt)	Yield Au (g/t)	Gold Produced (kg)	Gold Produced (koz)
30 June 2019	23.2	0.19	4,493	144
30 June 2020*	20.2	0.20	3,989	128
30 June 2021	23.0	0.19	4,263	137
30 June 2022	22.1	0.19	4,156	134
30 June 2023	17.3**	0.23***	3,931	127

Note: *production was affected by COVID-19 national lockdown.

** The reduction in tonnage was due to significant load shedding at the beginning of the financial year, the depletion of high-volume reclamation sites and delays experienced in obtaining the necessary authorizations to commence the reclamation of a major reclamation site, Rooikraal.

***The yield increased by 21% to 0.227g/t (FY2022: 0.19g/t) as a result of higher-grade material encountered during the final stages of reclamation and the reclamation of high-grade sand material.

Technical Report Summary of the Material Tailings Storage Facilities 29

Technical Report Summary of the Material Tailings Storage Facilities 30 6 Geological Setting, Mineralization and Deposit 6.1 Regional Geology Gold was discovered in the conglomerates of the Witwatersrand sedimentary basin in about 1886. The Witwatersrand Supergroup is aerially and structurally related to the underlying Dominion Reef System and the overlying Ventersdorp System. The Supergroup is an elongated sedimentary basin stretching some 320km in a north-easterly direction and 160km in a north-westerly direction. The upper portions of the Witwatersrand Supergroup contain quartz conglomerates that have been mined for their gold and uranium contents. The Transvaal Supergroup is a stratigraphic unit consisting of clastic sediments, carbonates, banded iron formations and volcanics younger than the Witwatersrand Supergroup. It occasionally directly overlies the gold-bearing conglomerates of the Witwatersrand Supergroup where the Ventersdorp Volcanics have been eroded or were not developed. At the base of the Transvaal Supergroup is a conglomerate layer, the Black Reef, that has been mined for gold. The operations are situated in the Witwatersrand Central Rand and East Goldfields. The East Goldfield is linked to the Central basin across a large monoclinal structure, the Springs Monocline. The major economic horizons mined were the South Reef together with Main Reef, Main Reef Leader and the Elsburg and Kimberley Reefs. The Black Reef, where mineralized, was also mined in the area. The TSFs are man-made features, and mineral distribution reflects the artificial nature of the deposit. The materials are the waste products (tailings) of the mining and metallurgical process recovery from the Witwatersrand and Transvaal Supergroups gold deposits. These tailings consist predominantly of quartz, lesser amounts of mica, chlorite, chloritoid, pyrite (1% to 2%) and low concentrations of gold, uranium and sulfur. 6.2 Mineralization, Local and Property Geology The TSFs have been processed through metallurgical plants that eject a residue (tailings), which is relatively uniform in terms of gold mineralization when compared with the natural deposit from which the material is derived. The variation between gold grades is small as the process residue dump was constructed in layers/benches. Grade variation primarily follows variations in the processing and, to a lesser extent, primary deposit characteristics. The gold mineralization is fairly well distributed throughout the TSFs and sand dumps. The TSFs are the by-product of the mineral recovery process. They took the form of a liquid slurry made of fine mineral particles – created when mined ore was crushed, milled and processed. The tailings were pumped to the TSFs, which were constructed using earth dams. As the residue of the tailings gradually drained and became compacted, grass and other vegetation were planted to rehabilitate the environment.

The TSFs and sand dumps evaluated in this report originated from different sources or processing plants, as shown in Table 6.1.

Table 6.1: Origin of the TSF and Sand Dump Material

TSF/Sand Dump	Source Mine	Mined and Processed Reef
Crown Complex		
3L5	Crown Mines	Main Reef
3L7	Crown Mines	Main Reef
3L8	Crown Mines	Main Reef
City Deep Complex		
4L3	City Deep Gold Mine (Proprietary) Limited	Kimberley Reef
4L5	City Deep Gold Mine (Proprietary) Limited	Kimberley Reef
4L6	City Deep Gold Mine (Proprietary) Limited	Kimberley Reef
Knights Complex		
4L14	Simmer and Jack Gold Mine	Black Reef
Ergo Complex		
Rooikraal	Knights Plant	Residue from Knights Plant
7L15	Vlakfontein Mine	Black Reef
Marievale Complex		
7L4	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main
7L5	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main
7L6	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main
7L7	Marievale Consolidated Mine	Kimberley Reef, Nigel Reef and Main
Grootvlei Complex		
6L16	Grootvlei Proprietary Mines Limited	Kimberley Reef
6L17	Grootvlei Proprietary Mines Limited	Kimberley Reef
6L17A	Grootvlei Proprietary Mines Limited	Kimberley Reef
5A10/5L27 Sand Dumps		
5A10/5L27	Modderfontein East Mine	Main Reef Leader
Daggafontein TSF		
Daggafontein	Daggafontein Mine	Main Reef

6.3 Stratigraphy and Cross-sections

Unlike the stratigraphy of the in situ mineral deposit, the stratigraphy of a TSF or sand dump is man-made. A typical stratigraphy is presented in Figure 6.1. Slime was deposited on soil (original ground level). The color of topsoil ranges from red to black. In some cases, soil is mineralized or enriched.

Technical Report Summary of the Material Tailings Storage Facilities 31

Technical Report Summary of the Material Tailings Storage Facilities 32 Figure 6.1: A Typical Stratigraphy for Ergo’s TSFs Source: The RVN Group, 2022 A typical cross-section of a TSF is shown in Figure 6.2 and Figure 6.3. Figure 6.2: Grootvlei Complex (6L17) Map showing Location of Cross-section Source: The RVD Group, 2022

Technical Report Summary of the Material Tailings Storage Facilities 33 Figure 6.3: Cross-section of the Grootvlei Complex (6L17) Source: The RVN Group, 2022 6.4 Deposit Type The deposits under consideration are man-made features that are sometimes referred to as dumps, tailing dams, or simply mine dams. The TSF or sand dump generally lies above the prevailing ground level and there is no host rock. No geological or mineralization controls are relevant to the TSFs or sand dumps as they are man-made features. The engineering design parameters determine the size and shape of the TSF or sand dump at the time of the deposition of the waste products from the respective processing plants.

Technical Report Summary of the Material Tailings Storage Facilities 34 7 Exploration 7.1 Exploration The TSFs are man-made engineering features and typical exploration programs (geophysics, trenching, mapping and soil sampling) were not undertaken on the TSFs. An evaluation drilling program was conducted on the TSFs. No exploration work was required to locate the TSFs, as their locations are well known, rising well above ground level. The QP considered non-drilling exploration not to be material to the Ergo properties. 7.2 Topographic Surveys The topographic surfaces of the TSFs were surveyed by Jaco van Staden, a qualified surveyor from Geografix Surveys CC (Geografix), using a differential Global Positioning System (GPS) unit. The method has an accuracy in the range of 10cm. The conventional survey equipment (total stations, prisms and related equipment) and GPS Real Time Kinetic systems were used to accurately determine the coordinated positions of the surface features as required to create a digital terrain model. Daily calibration through transformation was completed to ensure the instruments reported accurate results. This standard procedure was performed daily before surveying. After surveying was conducted or when the day’s work was completed, the calibration was rechecked through measurements of the benchmark points to confirm that the instruments measured the correct values. Data from survey measurements were checked through repeated measurements of selected points. No bias was identified. Surveys were undertaken on a 10m grid and measurements were also taken on all breaker lines. An additional 10m to 20m outside the footprint of each TSF and sand dump was also surveyed. No additional tailings material was deposited on the TSFs after the surveys were conducted. For the TSFs where mining is taking place (e.g. 5A10/5L27), monthly surveys are completed, and the tonnage was depleted from the Mineral Resources and Mineral Reserves up to 30 June 2023. The details of the survey information are presented in Table 7.1. The QP was satisfied to rely on the survey measurements as an accurate representation of the TSFs and sand dumps. 7.3 Evaluation Drilling Evaluation drilling campaigns were completed on the TSFs and sand dumps. The drilling grid was not always regular due to access issues and TSF shapes; however, the QP noted that drill holes were well spread. The well-spread drill holes ensured that the samples collected were representative of the respective TSFs and sand dump. 7.4 Drilling Methodology Two drilling techniques (Reverse Circulation (RC) and Auger drilling methods) were followed by specialized independent drilling contractors on the TSFs. The RC method was implemented where the auger drilling technique could not drill to the base of the TSF due to drill hole length exceeding 55m or areas of high moisture content at the base of the TSF.

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The QP was satisfied that all measures were taken to ensure that drilling, sampling and recoveries were acceptable and would not affect the accuracy and reliability of the results. The experienced geologists from The RVN Group monitored the drilling process. The QP made ad-hoc site visits during drilling and sampling. In the opinion of the QP, the processes followed were adequate for collecting quality samples and information for use in the interpretation of results and in the Mineral Resource estimation.

Table 7.1: Survey Details of the TSFs and Sand Dumps

TSF/Sand Dump	Area (ha)*	Date Surveyed**	Coordinate System, Datum
Crown			
3L5 (Diepkloof)	158.5	02/09/2013	WGS84 LO27, amsl***
3L7 (Mooifontein)	108.4	15/08/2013	WGS84 LO27, amsl
3L8 (GMTS)	159.3	20/09/2013	WGS84 LO27, amsl
City Deep			
4L3	33.9	15/05/2017	WGS84 LO29, amsl
4L4	20.6	08/06/2017	WGS84 LO29, amsl
4L6	44.2	15/06/2017	WGS84 LO29, amsl
Knights			
4L14	22.4	13/11/2015	WGS84 LO29, amsl
Ergo			
Rooikraal	136.8	23/05/2018	WGS84 LO29, amsl
7L15	97.6	23/05/2008	WGS84 LO29, amsl
Marievale			
7L4	116.3	19/01/2009	WGS84 LO29, amsl
7L5	31.1	08/01/2009	WGS84 LO29, amsl
7L6	62.0	20/01/2009	WGS84 LO29, amsl
7L7	69.1	22/01/2009	WGS84 LO29, amsl
Grootvlei			
6L16	127.9	15/05/2015	WGS84 LO29, amsl
6L17	130.7	15/05/2015	WGS84 LO29, amsl
6L17A	85.7	15/05/2015	WGS84 LO29, amsl
5A10/5L27			
5A10/5L27	56.7	26/02/2008	WGS84 LO29, amsl
Daggafontein			
Daggafontein TSF	476.9	12/08/2016	WGS84 LO29, amsl

Note:
*area includes 10m outside the TSF footprint
**date before mining (5A10/5L27 sand dump are surveyed monthly for production purposes)
***amsl is the abbreviation for above mean sea level

7.4.1 Auger Drilling

Auger drilling, a cost-effective method, was commissioned by Ergo on most of their TSFs for holes less than 55m and located within areas of lower moisture content.

Technical Report Summary of the Material Tailings Storage Facilities 35

Technical Report Summary of the Material Tailings Storage Facilities 36 With auger drilling, the rotation of a helical screw causes the blade of the screw to lift the sample to the surface. This drilling method does not require heavy machinery in order to drill to the desired depth. This auger method can be used for shallow environmental drilling, geotechnical drilling, soil engineering and mineral deposits where the formation is soft and the hole does not collapse. This is done by pressing the spiral rods into the ground using a drilling head machine which can drill up to a depth of 55m. Samples were collected through the spiral at every 1.5m interval and the spiral was cleaned with water and brushed clean after every run. 7.4.2 Reverse Circulation RC drilling, with better sample recovery than auger drilling, is a method of drilling which uses dual wall drill rods consisting of an outer drill rod with an inner tube. These hollow inner tubes allow the drill cuttings to be transported back to the surface in a continuous, steady flow. The drilling mechanism is often a pneumatic reciprocating piston called a hammer, which in turn drives a clay cutter, specifically made to cut soft material such as tailings and soil. The clay cutter is used to remove samples that are pushed through the machine with compressed air. When air is blown down the annulus (ring-shaped structure) of the rod, the pressure shift creates a reverse circulation, bringing the tailings up the inner tube. When the tailings reach a deflector box at the top of the rig, the material is moved through a hose attached to the top of the cyclone. The drill cuttings will travel around the cyclone until they fall through the bottom opening into a sample bag. These bags are sorted and marked with the location and depth where the sample was collected. RC drilling technique can drill up to 1,500m deep. The other benefits of RC drilling include: • more reliable and less contaminated samples than those from auger drilling; • a high drill penetration rate; • a larger sample size; and • a more cost-effective method than diamond or sonic drilling. Samples were collected through the cyclone at 1.5m intervals and the rods and cyclone were cleaned with compressed air after every run. The RC drilling technique was chosen because RC drilling could drill deeper holes than auger drilling. In addition, because of its higher power, RC drilling can drill through wet material and has a better recovery percentage than auger drilling, which is prone to losing wet samples through its spiral.

Technical Report Summary of the Material Tailings Storage Facilities 37 7.5 Crown A total of 44 RC drill holes at approximately 200m-by-200m average grid were completed in 2017 on Crown Complex as shown in Figure 7.1. Figure 7.1: Crown Complex: Map showing drill hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 38 7.6 City Deep A total of 27 auger drill holes between 100m and 200m spacing were completed in 2017 on the City Deep Complex, as shown in Figure 7.2. Figure 7.2: City Deep Complex: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 39 7.7 Knights A total of 17 auger drill holes were completed on 4L14. The average drill hole spacing was 100m. Drill holes are well spread throughout the TSF, as presented in Figure 7.3. The TSF has a maximum height of 37.5m. The intersected soil reported higher gold values; thus, the soil was modelled as a separate domain and added to the TSF’s Mineral Resource. Figure 7.3: Knights Complex - 4L14: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 40 7.8 Ergo 7.8.1 7L15 A total of 22 auger drill holes were completed on 7L15. Some holes were twin holes to confirm the results obtained in previous drilling campaigns. The drill hole pattern has an irregular spacing averaging less than 100m (Figure 7.4). Figure 7.4: Ergo Complex - 7L15: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 41 7.8.2 Rooikraal A total of 64 RC drill holes were completed on Rooikraal. Irregular drill hole spacing was due to access challenges (Figure 7.5). An average drill hole spacing of less than 100m was achieved. Figure 7.5: Ergo Complex - Rooikraal: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 42 7.9 Marievale A drill hole map for the Marievale complex is presented in Figure 7.6. An average spacing of 100m was followed. Auger drilling was done in 2020. Figure 7.6: Marievale Complex: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 43 7.10 Grootvlei Complex A total of 34, 31 and 39 drill holes were completed on 6L16, 6L17 and 6L17A, respectively, as shown in Figure 7.7, Figure 7.8 and Figure 7.9. Drill holes completed in 2016 were a combination of auger and RC techniques. All previous campaigns (2008 and 2015) used the auger drilling technique. The grid spacing for 6L16 is approximately 200m-by-200m, while 6L17 and 6L17A have a closer drill hole spacing of approximately 100m-by-100m. Figure 7.7: Grootvlei Complex - 6L16: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 44 Figure 7.8: Grootvlei Complex - 6L17: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 45 Figure 7.9: Grootvlei Complex - 6L17A: Map showing Drill Hole Locations

Technical Report Summary of the Material Tailings Storage Facilities 46 7.11 5A10/5L27 A total of 30 drill holes were completed on the 5A10/5L27 sand dumps in 2017. All drill holes were drilled using the auger drilling technique. An irregular spacing of between 50m and 100m was followed. Due to the high height of the sand dump, all holes drilled on top of the middle dump did not intersect the base of the TSF (red color in Figure 7.10). Mining is ongoing on this sand dump. Figure 7.10: 5A10/5L27: Map showing Drill Hole Locations The deepest drilled hole was 52.5m. This drill hole did not intersect the base or soil. The auger drill machine could not drill deeper because the holes collapse at depths due to auger drilling constraints. The RVN Group geologists stopped drilling once they noticed that the hole had collapsed to ensure that only good-quality representative samples were obtained.

Technical Report Summary of the Material Tailings Storage Facilities 47 7.12 Daggafontein TSF A total of 55 drill holes were drilled on Daggafontein TSF from 2017 to 2021, as shown in Figure 7.11. The center of the TSF (outlined with a dotted line) could not be accessed for drilling due to the presence of surface water. Figure 7.11 presents the evaluation drilling information for the different drilling campaigns. Only two drill holes were completed in 2017, which were drilled far apart. Drilling campaigns completed from 2018 to 2021 were drilled to infill the drill space to confirm the continuity of mineralization. On average, the drill holes were spaced at a nominal grid of 200m-by-200m and were well spread to ensure that the samples were representative of the TSF. Figure 7.11: Daggafontein Complex - Daggafontein TSF: Map showing Drill Hole Locations 7.13 Logging and Sampling The RVN Group used comprehensive logging and sampling standard procedures, including extensive Quality Assurance (QA) and Quality Control (QC) procedures. In addition, the geologist and drilling supervisor counted the rods after each hole had intersected the soil to confirm the borehole depths. Where samples were split, quartering was done by the geologist on-site to ensure the representativity of these samples. The samples were assigned unique sample identification numbers and tagged before being submitted to the laboratory. In addition, for each sample batch, QC samples were submitted to the laboratory. The RVN Group geologists prepared sample submission sheets that accompanied the samples. Records of the sample data were captured in a database.

Technical Report Summary of the Material Tailings Storage Facilities 48 The RVN Group monitored the drilling and sampling process. Logging was qualitative in nature, except for sample intervals. All drill holes were logged in entirety from top to bottom on-site. As drilling progressed, the spiral for auger and rods for RC drilling were cleaned after every drilling run to prevent sample contamination. 7.13.1 Logging Drill holes were logged on-site by The RVN Group geologist using the individual 1.5m samples taken throughout the drill hole. Samples were classified according to whether they were slimes or soil, moist or wet and on color. Logging was done on-site and then captured electronically into a secured database. 7.13.2 Sampling Every drill hole was sampled at 1.5m intervals for the entire length of the hole. The samples were immediately bagged and tagged on site. Sampling (plastic) bags were labelled and tagged with a sample book tag. The drill log and sample book were regularly checked against the drill hole depth as drilling proceeded to ensure compatibility. Samples were noted as “dry”, “moist” or “wet” in the drill log and sample book. The responsible geologist planned sample numbers and the QC samples in a Microsoft Excel spreadsheet and assigned them to the appropriate sample interval. The RVN Group safely and carefully collected, secured and transported the samples from the site to avoid contamination and sample loss. All the samples were presented to the laboratory in an organized and sorted manner with easily understandable documentation, including a fully completed Sample Submission Form. 7.14 Sample Recovery Samples recovered from the TSFs and sand dump material were mostly moist and fine-grained. The sample size was visually checked on-site to ensure they were of a similar size and sufficient quantity. The gold grade did not show a definable relationship with sample weights. The QP considered the recovery and sample quality satisfactory for further evaluation. 7.15 On-site Security Measures Access to the drill sites was restricted to the drilling and The RVN Group teams. Any unauthorized access to the drill sites was prohibited. Drilling sites were demarcated by danger tape and no visitors could cross the demarcated area unless authorized by the QP. Once samples were packed and the bags sealed, no one was allowed to open the bags. 7.16 Collar Survey Data A qualified surveyor from Geografix surveyed the drill hole collar positions using total station surveying equipment and differential GPS instruments. The accuracy of the method was within a 10cm range.

Technical Report Summary of the Material Tailings Storage Facilities 49 Collar positions were plotted on satellite images to verify positions and collars plots were inspected. Elevations were compared to the topographic survey. Collar positions were verified to be accurate. The QP is satisfied with the surveying methodology followed. The surveys were performed by a qualified surveyor who has sufficient experience to undertake the task. The surveys were considered by the QP to be of adequate quality for use in the evaluations of the TSFs. No downhole survey measurements were taken as the drill holes were shallow and vertical, and the QP anticipated no deviations. 7.17 Density Determination Bulk densities on the TSFs were measured in situ by Letsatsi Materials Engineering (Proprietary) Limited (a South African National Accreditation System (SANAS) accredited institution for engineering materials testing) using a Troxler densitometer between September 2020 and January 2021. The bulk density measurements included compaction rates and moisture content. The use of densitometers on TSFs and sand dumps is common practice, as TSFs and sand dumps are engineered features with consistent physical properties. The density of the TSF is directly proportional to the compaction rate and material property. As the moisture content increases, density decreases and vice versa. The compaction rate and material property do not vary significantly with depth (TSFs and sand dumps are largely homogeneous); thus, measurements taken at any depth (>10cm) are representative of the TSF and sand dump compartments. Density measurement points were prepared, and measurements were taken per TSF or sand dump. The points were well spread. Preparation of points involved removing the topmost 5cm to 10cm of loose material and flattening (levelling) the surface. Measurements were taken at 150mm and 300mm depths per point. As part of quality control, some points are measured more than once. The statistics of the density measurements are presented in Table 7.2. The average bulk densities determined for the TSFs or sand dump were slightly higher than the 1.42t/m3 that Ergo uses for the TSFs or sand dump they are mining. The mean tests showed that the density is more than 1.42t/m3 with a 95% confidence level. Confidence intervals for the densities indicated, with a 95% confidence level, that the mean density applied at Ergo is within the range. The QP decided to continue using a lower mean density of 1.42t/m3 as it is within the 95% confidence and prediction intervals and passed the mean test. In addition, Ergo has been successfully applying 1.42t/m3 in their mining production reconciliation for more than 15 years. The QP is satisfied using a 1.42t/m3 mean dry bulk density for all the TSFs and sand dumps with the understanding of the upside potential if the mean density is later determined to be higher.

Technical Report Summary of the Material Tailings Storage Facilities 50 Table 7.2: Bulk Density Information and Statistics Reclamation Site TSF/Sand Dump Number of Samples Mean Density (t/m3) Standard Deviation (t/m3) Minimum (t/m3) Maximum (t/m3) CoV*** Crown Complex 3L5 60 1.479 0.044 1.353 1.567 0.03 3L7 60 1.443 0.020 1.381 1.485 0.01 3L8 32 1.397 0.028 1.331 1.440 0.02 City Deep Complex 4L3 20 1.419 0.078 1.214 1.560 0.05 4L4 20 1.456 0.031 1.410 1.522 0.02 4L6* - - - - - - Knights Complex 4L14* - - - - - - Ergo Complex 7L15 30 1.513 0.035 1.443 1.591 0.02 Rooikraal 90 1.457 0.051 1.350 1.602 0.04 Marievale Complex 7L4 60 1.457 0.033 1.405 1.526 0.02 7L5 30 1.434 0.047 1.360 1.520 0.03 7L6 60 1.453 0.060 1.335 1.595 0.04 7L7 60 1.461 0.032 1.374 1.548 0.02 Grootvlei Complex 6L16 60 1.543 0.060 1.384 1.643 0.04 6L17 59 1.499 0.038 1.420 1.592 0.03 6L17A 58 1.490 0.044 1.402 1.606 0.03 5A10/5L27 Sand Dumps 5A10/5L27 30 1.529 0.037 1.468 1.596 0.02 Daggafontein TSF Daggafontein 58 1.511 0.058 1.394 1.687 0.04 Total 817 1.480** 0.043 1.214 1.687 0.03 Notes: *no measurements were taken due to access problems **weighted average ***CoV is the abbreviation for Coefficient of Variation

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7.18 Hydrogeological Drilling and Test Work

No hydrogeological studies were completed to acquire data on surface and groundwater parameters.

However, some relevant hydrological data was captured during drilling and logging by The RVN Group. The RVN Group logs have moisture content recorded based on visual inspection (i.e., dry, moist, wet or watery). Additionally, Ergo installed piezometers in some larger TSFs (Crown Complex and Daggafontein TSF) to monitor water levels. Smaller TSFs are considered low risks as they are dormant and mostly moist to dry; thus, no piezometers were installed.

7.18.1 Crown Complex

The QP has classified the GMTS (3L8) TSF as moist to wet and Diepkloof (3L5)and Mooifontein (3L7) TSFs are classified as dry to moist (Table 7.3, Table 7.4 and Table 7.5).

Table 7.3: GMTS (3L8) Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	27.0	Dry
27.0	54.0	Moist
54.0	58.5	Wet
58.5	61.5	Watery
61.5	64.5	Wet
64.5	67.5	Watery
67.5	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

Table 7.4: Diepkloof (3L5) Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	21.0	Dry
21.0	45.0	Moist
45.0	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

Table 7.5: Mooifontein (3L7) Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	30.5	Dry
30.5	36.0	Moist
36.0	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

Technical Report Summary of the Material Tailings Storage Facilities 51

Technical Report Summary of the Material Tailings Storage Facilities 52 7.18.2 City Deep Complex The QP classified the City Deep Complex as moist (Table 7.6, Table 7.7 and Table 7.8). Table 7.6: 4L3 Moisture Content Average Depth Moisture Content Commentary From (m) To (m) 0.0 31.5 Moist 31.5 The Base of the TSF Wet The Base of the TSF Soil Moist Table 7.7: 4L4 Moisture Content Average Depth Moisture Content Commentary From (m) To (m) 0.0 The Base of the TSF Moist The Base of the TSF Soil Moist Table 7.8: 4L6 Moisture Content Average Depth Moisture Content Commentary From (m) To (m) 0.0 13.5 Moist 13.5 The Base of the TSF Wet The Base of the TSF Soil Moist 7.18.3 Knights Complex The QP classified the Knights TSFs as moist (Table 7.9). Table 7.9: 4L14 Moisture Content Average Depth Moisture Content Commentary From (m) To (m) 0.0 4.5 Dry 4.5 12.0 Moist 12.0 25.0 Wet 25.0 30.0 Moist 30.0 The Base of the TSF Wet The Base of the TSF Soil Moist

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7.18.4 Ergo Complex

The QP classified the Rooikraal TSF as moist to wet (Table 7.10 to Table 7.11). The TSF is moist to wet because it is situated closer to the wetland. The 7L15 TSF is moist.

Table 7.10: Rooikraal Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	12.0	Moist
12.0	13.5	Dry
13.5	22.5	Wet
22.5	The Base of the TSF	Watery
The Base of the TSF	Soil	Moist

Table 7.11: 7L15 Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	19.5	Moist
19.5	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

7.18.5 Marievale Complex

The QP classified the Marievale TSFs as moist to wet (Table 7.12, Table 7.13, Table 7.14 and Table 7.15). The TSF is moist to wet because it is situated closer to the Blesbokspruit stream. All TSFs are east of the Blesbokspruit stream.

Table 7.12: 7L4: Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	6.0	Moist
6.0	10.5	Wet
10.5	The Base of the TSF	Watery
The Base of the TSF	Soil	Moist

Table 7.13: 7L5: Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	1.5	Dry
1.5	12.0	Moist
12.0	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

Technical Report Summary of the Material Tailings Storage Facilities 53

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Table 7.14: 7L6: Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	4.5	Dry
4.5	15.0	Moist
15.0	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

Table 7.15: 7L7: Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	6.0	Dry
6.0	10.5	Moist
10.5	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

7.18.6 Grootvlei Complex

The QP classified the Grootvlei TSFs as wet (Table 7.16, Table 7.17 and Table 7.18). The TSFs are wet because they are situated closer to the Blesbokspruit wetland area. The 6L17 and 6L17A TSFs are east of the Blesbokspruit stream, while the 6L16 TSF is located to the west.

Table 7.16: 6L16 Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	7.5	Moist
7.5	24.5	Wet
24.5	The Base of the TSF	Watery
The Base of the TSF	Soil	Moist

Table 7.17: 6L17 Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	4.5	Dry
4.5	18.0	Moist
18.0	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

Technical Report Summary of the Material Tailings Storage Facilities 54

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Table 7.18: 6L17A Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	13.5	Dry
13.5	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

7.18.7 5A10/5L27

The QP classified the 5A10/5L27 sand dumps as moist to dry sand dumps. This is because courser grained sand does not trap water like the finer grained tailings slime (Table 7.19).

Table 7.19: 5A10/5L27 Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	The Base of the TSF	Moist
The Base of the TSF	Soil	Moist

7.18.8 Daggafontein TSF

Daggafontein TSF has water on the surface. The QP classified it as wet. It was estimated that at least one million cubic metres of water are on top of Daggafontein TSF (Table 7.20).

Table 7.20: Daggafontein Moisture Content

Average Depth		Moisture Content Commentary
From (m)	To (m)	
0.0	12.0	Dry
12.0	16.0	Moist
16.0	19.5	Wet
19.5	30.0	Watery
30.0	The Base of the TSF	Wet
The Base of the TSF	Soil	Moist

7.19 Geotechnical Data, Testing and Analysis

No geotechnical testing and sampling were completed on the TSFs and sand dumps.

However, stability assessment studies were completed on the TSFs with a greater than 60Mt of Mineral Resource material. In 2022, stability assessments were conducted on Daggafontein TSF and Crown Complex TSFs by Lutails Engineering (Proprietary) Limited. No studies were completed on the other TSFs or sand dumps as they are small, dormant) and pose a low geotechnical stability risk.

Technical Report Summary of the Material Tailings Storage Facilities 55

Technical Report Summary of the Material Tailings Storage Facilities 56 The following were observed on the Daggafontein TSF: • The facility was well-maintained; • The rehabilitation, care and maintenance work has not only kept the TSF in good condition but has improved it over the years and • there was water visible on the top surface. On the Crown Complex TSFs, the following conclusions were made: • There are adequate controls on the dams to prevent stormwater damage, with no significant spillages having occurred over the past few years.; • Vegetation has been established and is thriving on most side slopes, reducing water and wind erosion. • There have been no reports of significant spillages from the Complex over the past few years.; • The basin capacity prevailing on the dams is more than adequate to contain the 1:50 as well as a 1:10 000 probable maximum storm.; • There has been a notable increase in drain flows after the jet-rodding took place. • There is no concern with the phreatic surface on any of the 17 piezometric sections. • Considering the filter drain performance and current piezometric data, the geotechnical stability of the Tailings Dams has been assessed to be satisfactory with all Factors of Safety above 1,5 and most above 1,7. Given the circumstances prevailing on the facility 20 years ago that did cause slope failure at the time and those prevailing today, the probability of failure is now virtually zero. A geotechnical assessment of the Crown and Daggafontein TSFs found that their stability is acceptable and satisfactory. Hydrogeological advice is obtained prior to mining activities as the combination of high moisture content and fine particles could, during mining activities, result in liquefaction and mud rush conditions. A comprehensive risk assessment is undertaken before commencing mining of a TSFs or sand dump to avoid slope failures. Ergo and their mining contractors have procedures to ensure the safe mining of TSFs and sand dumps. Ergo has not reported any significant slope failures associated with the retreatment operations of their TSFs or sand dumps in the past 15 years. The QP is satisfied that the stability studies of the TSFs are sufficient and meet the requirements for the intended purpose.

Technical Report Summary of the Material Tailings Storage Facilities 57 8 Sample Preparation, Analyses and Security 8.1 Sampling Governance and Quality Assurance The RVN Group used its standard procedures for data collection, analysis, validation and storage. In addition, regular planned task observations of procedures and their implementations are undertaken to ensure compliance and appropriateness for the drilling program. Training and planned task observations are provided by the QP. The sample chain of custody is managed by experienced geologists from The RVN Group. The QP is satisfied with the QA and QC protocols in place. 8.2 Sample Preparation and Analysis 8.2.1 On-site Sample Preparation All samples were halved on-site by a geologist through the coning and quartering method as the samples were too moist or wet to use a riffle splitter, which has the potential to introduce cross- contamination and bias. The cone and quartering method does not introduce a systematic bias as it involves pouring each sample on a clean, flattened bag (1.0m-by-0.5m). The quartering method is considered appropriate for the TSF material as TSF samples are homogeneous due to the deposition procedure. Figure 8.1 shows the cone and quartering methodology followed. One half is for the metallurgical test and the other half is for a routine exploration sample. Figure 8.1: Cone and Quartering Method Source: Modified after Alakangas, 2015

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Sorting of samples took place on the TSFs and at the storage site at Ergo.

Where a field duplicate was required, a selected routine exploration sample underwent a further coning and quartering process.

To maintain the validity and integrity of samples and as part of security measures, only geologists worked on the samples, and samples were sealed immediately after preparation.

8.2.2 Laboratories, Sample Preparation and Analyses

The samples were sent to the following three reputable laboratories for further preparation and assaying:

- MAED at Ergo's Plant in Brakpan: The facility is not accredited but it is the laboratory used by Ergo for its grade control and daily plant samples. MAED is independent of Ergo, although it is situated in the Ergo Plant. MAED was supplied with all routine exploration samples for analysis;
- SGS in Randfontein: SGS is a SANAS accredited facility (T0265) and has been used for the selected analytical method. Randomly selected check samples (approximately 10% of the total samples) from MAED were sent to SGS for confirmation. SGS is independent of Ergo; and
- Anglo Lab in Carletonville: Anglo Lab analyzed some check samples for 7L15 TSF in 2016 and 2017 as a secondary laboratory to MAED. The laboratory no longer exists, and it was not SANAS accredited. The laboratory was independent of Ergo.

Table 8.1 presents information about where the samples were analyzed.

Table 8.1: Laboratories Used

TSF/Sand Dump	Primary Laboratory	Secondary Laboratory
	Crown Complex	
3L5	MAED	
3L7	MAED	
3L8	MAED	
	City Deep Complex	
4L3	MAED	SGS
4L5	MAED	
4L6	MAED	
	Knights Complex	
4L14	MAED	SGS
	Ergo Complex	
Rooikraal	MAED	SGS
7L15	MAED	SGS and Anglo Lab
	Marievale Complex	
7L4	MAED	
7L5	MAED	
7L6	MAED	
7L7	MAED	
	Grootvlei Complex	
6L16	MAED	SGS
6L17	MAED	SGS
6L17A	MAED	SGS

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TSF/Sand Dump	Primary Laboratory	Secondary Laboratory
5A10/5L27 Sand Dump		
5A10/5L27	MAED	
Daggafontein Complex		
Daggafontein	MAED	SGS

The laboratories sorted and weighed samples on receipts and conducted dry screening to remove foreign material and to ensure no coarse material which would not be treated at the plant was removed. Subsequently, the samples were dried at 105°C, then crushed to 80% passing 2mm, riffle split and finally pulverized to 75µm before being analyzed.

The selected laboratories follow analytical procedures that are conventional industry practice.

The samples were analyzed for gold by fire assay with a gravimetric finish by MAED and Atomic Absorption Spectroscopy (AAS) finish by SGS and Anglo Lab. These methods are conventional and have been used for more than 50 years with minor adjustments. The methods have a lower detection limit of 0.01g/t Au and there is no upper detection limit for gravimetric finish. The AAS has a 10g/t Au upper limit. The lower limit is relevant to the TSFs and sand dumps. The TSFs and sand dumps are processed materials and are generally low-grade materials with slightly higher grades than ten times the detection limit.

The laboratories were instructed to use a 100g aliquot to analyze for gold. Through experience, it is known that to analyze for gold in low-grade slimes, anything less than a 100g aliquot may report less accurate results.

8.2.3 QP Opinion

The QP is satisfied with the sample preparation, analytical methods and level of cleanliness at the analytical laboratories. The analytical techniques employed are suited to the mineralization style and expected grades. The techniques meet the requirements for the intended use.

8.3 Analytical Quality Control

8.3.1 Nature and Extent of the Quality Control Procedures

A comprehensive QC program comprising reference material, duplicates and commercially sourced certified blanks was followed. QC samples were inserted by The RVN Group in a random but stratified manner, at frequencies targeting ±10% coverage of all samples. The QC program identifies various aspects of the results that could negatively influence the subsequent evaluation processes. The QC samples were used to monitor the sampling, sample preparation and analytical processes. Analysis of QC data is performed to assess the reliability of all sample assay data and the confidence in the data used for Mineral Resource estimation.

All QC sample insertions maintained consecutive numerical order. These control samples were inserted as part of a continuous sample number sequence and the QC samples were not obviously different from routine samples when the milled material was prepared and analyzed. Applying the QC process, it was possible to identify samples that have been swapped, gone missing or incorrectly labelled, amongst other aspects.

Technical Report Summary of the Material Tailings Storage Facilities 59

Technical Report Summary of the Material Tailings Storage Facilities 60 QC samples were sourced from African Mineral Standards (AMIS) based in Modderfontein, Johannesburg. The RVN Group ensured that all standards and blanks were stored in sealed containers and considerable care was taken to ensure that they were not contaminated in any manner (i.e., through storage in a dusty environment or being placed in a contaminated sample bag, etc.). Field duplicates were prepared on-site as the TSF material was already loose and fine-grained. The QC set of samples consisted of: • the certified silica blanks (AMIS0484) from AMIS; • certified reference materials (CRMs) (AMIS0647 with 0.17g/t Au, AMIS0299 with 0.36g/t Au, AMIS0515 with 0.51g/t Au) from AMIS; • standard reference material L-AU015 and L-AU16 with an average value of 0.20g/t Au and 0.30g/t Au, respectively. Standard reference materials with averages of 0.22g/t Au, 0.33g/t Au and 0.74g/t Au were also used; and • field duplicates (prepared through the cone and quartering technique discussed in Item 8.2.1). From 2021, only CRMs were used and the use of in-house standard reference material was discontinued as in-house standards performance was not always consistent. The QP noted that this does not imply that the previous results were of low quality as rigorous quality control assessments were implemented. The new procedure of using only CRM with a matched matrix was implemented because the CRMs come with defined certified values and are easier to monitor. 8.3.2 Quality Control Results Analytical results for the blank and standards are analyzed graphically on control charts to facilitate the identification of anomalous data points. A sufficient number of standards and blanks were inserted into the sample stream. If the standard result was reported outside three standard deviations of the certificate value, a re-assay would be requested for the whole batch from the laboratory. 8.3.3 QP Opinion In the QP’s opinion, the QC samples covered a reasonable range of grades with respect to the overall resource grades and no significant bias was observed. The laboratories’ analytical data indicates overall acceptable precision and accuracy and no evidence of overwhelming contamination by the laboratory that would affect the integrity of the data. As a result, the analytical data from the laboratories is of acceptable integrity and can be relied upon for TSF and sand dump grade estimation. 8.4 Sample Storage and Security Samples were stored at the Archive Store at Ergo’s processing plant in Brakpan. The storage facility is always locked and has an electric fence to prevent unauthorized entry. Sample rejects and pulps are stored for six months after all assays are received from the laboratory and then discarded. In the QP’s opinion, the sample storage and security measures are adequate.

Technical Report Summary of the Material Tailings Storage Facilities 61 8.5 Data Storage and Database Management Procedures are in place to ensure the accuracy and security of the databases. Laboratories reported results in Microsoft Excel and *.pdf formats. Information was obtained by RVN Group and captured into a database. Spot checks were randomly performed to identify transcriptional errors. The RVN Group created and validated the database on behalf of Ergo. The database was developed and validated in Microsoft Excel. The database was sent to Ergo for further use and storage. The RVN Group compiled the following key digital databases: • a drill hole database that includes collar location, assay and geology data; • assay quality control data; • density data; and • process samples information. The QP is satisfied with data storage and validation. Database management practices adhere to best practices. The QP is of the opinion that the databases are a fair and accurate record of all drill hole and assay data. The RVN Group has saved the information, including the databases, in the cloud-based storage service as a backup, in line with the latest technological developments. Additionally, data is stored on external hard drives placed in different locations. The RVN Group has provided sufficient provisions to ensure the security and integrity of the data stored in the databases.

Technical Report Summary of the Material Tailings Storage Facilities 62 9 Data Verification Post-2016: The QP performed verifications of the data collected. The QP experienced no limitations to the review, analysis and verification of data. The QP did compare a selection of the hardcopy logs with the drill holes database and the logs and database match. The collars were checked by comparing the collars with the topography surface from the surveyor. Collars were also plotted on Google Earth Pro for confirmation. The collars were found to be accurate. Logging, surveying and sampling were monitored by the exploration geologists and verified routinely for consistency. The RVN Group geologists regularly maintain and validate the databases using validation routines and regularly check the drill hole data visually on-screen. A first check consists of identifying duplicate sample numbers or lack of sample information. Paper records are stored in a safe location at Ergo’s Offices. The QP is of the opinion that the data collection, import and validation workflows are consistent with industry standards and are of sufficient quality to support the Mineral Resource estimation. The QP has taken a number of steps to verify the Mineral Resource estimates, including assumptions and inputs into the estimate and the estimation process itself. The QP checked the volume, density and grade, noting that based on historical information, no dilution or mining loss is applied to the Mineral Reserve. The QP conducts quarterly reconciliations of Run-of-Mine (RoM) grade, tonnage, recovery (metallurgical assumptions) and other modifying factors from the ongoing mining operations to demonstrate that the modifying factors applied to the mine plan are as predicted by the geological block model. Actual performance for operational mining areas provides a high level of confidence where similar performance can be expected from future mining areas. The current Mineral Reserves have not demonstrated any material differences in the planned and actual modifying factors. The QP is of the opinion that the data used to estimate the Mineral Reserve is adequate. Historical: Sampling and assaying of the TSFs and sand dumps prior to 2016 is essentially the same as the current work. The only real change noted by the QP is that the sieve size was reduced to 850µm in 2016, where it was 1,000µm previously. Currently, there is no apparent difference between the results using these different sieve sizes. The analytical method is fire assay, a well-established technique used in South African gold mines. The methods differed slightly over time and between laboratories, but the results are consistent within a TSF. Aliquot sizes have been either 100g or 125g, depending on the laboratory used. Quality control systems are in place in laboratories to monitor accuracy and precision.

Technical Report Summary of the Material Tailings Storage Facilities 63 10 Mineral Processing and Metallurgical Testing 10.1 Nature and Extent of the Metallurgical Testing Method Samples were received from the various drilling exercises in 1.5m increments per hole. Composites were made over a 15m horizon, as this corresponds with the monitoring/mining depth. The TSFs and sand dumps were generally divided into a top, middle and bottom horizon, depending on the height of the TSF or sand dump. The TSFs were also divided in plan into domains, providing distinct samples for metallurgical test work. 10.2 Procedure 10.2.1 Slime Material The individual samples were split in two using a blending mat and cone and quartering methods. One half of the sample was returned to the sample bag for possible future use and for reference. The other half was composited as per the areas/horizons or domains alluded to earlier. The composite was well mixed and sub-samples were taken for test work at Ergo Metallurgical Research laboratory or at the Maelgwyn South Africa (Proprietary) Limited’s laboratory. The proposed processing route for all TSF and sand dump material is hydraulic mining, cyaniding in a Carbon-in-Leach (CIL) circuit and then carbon eluted for gold recovery before it is recycled back to the leach circuit. The eluate (gold bearing solution from the elution circuit) is sent to the zinc precipitation process, where gold is recovered from the solution on zinc dust. The zinc is filtered before it is calcined. The calcine cake is then smelted to produce gold bullion. A standard bottle roll test was done on each composite using the following leaching parameters: • samples slurried to a density of 1.45t/m3; • screened to remove +850µm discard material; • head sample was taken for triplicate fire assay; • pre-conditioning with lime for one hour to a stable pH of 10.5; • cyanide added at 0.35kg/t; • activated carbon added at 20g/l; • leach terminated after seven hours; • solids filtered and washed twice and solutions tested for residual reagents and gold content; • residue assays done in triplicate. 10.2.2 Sand Material Metallurgical test work was conducted on 5A10/5L27 sand dump drilling samples. The objective of the test work was to validate the gold grades received from the Mineral Resource Management (MRM) Department, assess the milling requirements and evaluate the leach kinetics/characteristics of the material. The dump was partitioned into four sections. The average gold grade received from the MRM Department for Section 1 was 0.62g/t, Section 2 was 0.30g/t, Section 3 was 0.51g/t and Section 4 was 0.41g/t. The average gold grade obtained from metallurgical research test work for Section 1 was 0.62g/t, Section 2 was 0.30g/t, Section 3 was 0.51g/t and Section 4 was 0.39g/t.

Technical Report Summary of the Material Tailings Storage Facilities 64 The samples were milled over varying durations and milling curves plotted to determine the optimum milling time. The milling curves indicate that the optimum milling duration achieving at least 60% - 75µm is 2.5 hours for Section 1 and two hours for Sections 2, 3 and 4. Leach tests were then conducted on the milled product and the results confirm that gold yield increases with increased milling time. The respective 5A10 material responds well to cyanide leach as desired dissolution of 60% was attained for all Sections at the above milling durations. Preg-robbing tests were also conducted on material from Sections 1 and 3 and the results indicate that there is no significant preg-robbing material. 10.3 Representative of the Samples Drill holes were drilled on a defined grid down to the soil. The samples received were correctly split and composited and are considered to be representative of the various volumes within the TSFs. 10.4 Details of the Laboratories The Ergo Metallurgical Research Laboratory, located in Brakpan inside the Ergo processing plant, is geared to perform bottle roll testing on a routine basis with skilled technicians. Internal accounting checks are undertaken to ensure the accuracy of the work done. The laboratory is not accredited and is the internal test facility for Ergo. The laboratory is not independent of Ergo. Gold analysis is performed at MAED laboratory, an independent, unaccredited laboratory located in the Ergo processing plant. The Maelgwyn South Africa (Proprietary) Limited (Maelgwyn) laboratory, situated in Northriding, is accredited for International Organization for Standardization (ISO 9001:2025) to perform gold leaching test work with their assays analysis conducted by the SGS laboratory, in Randfontein. SGS is an SANAS accredited facility (T0265) for gold analysis. Both the Maelgwyn and SGS laboratories are independent of Ergo. 10.5 Results The main assumption was that the laboratory procedure emulates the processing plant and historical test work has shown to be a fair assumption. To accommodate the dissolved loss encountered in the processing plant, an allowance of 0.008g/t Au is made to estimate the predicted recovery in the plant.

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Table 10.1 presents the results of metallurgical test work.

Table 10.1: Summary of Predicted Ergo Processing Plant Performance

TSF/Sand Dump	Head Au (g/t)	Washed Residue Au (g/t)	Dissolution Loss Au (g/t)	Recovery (%)	Analysis Laboratory
Crown Complex					
3L8 (GMTS)	0.25	0.14	0.008	41	Ergo
3L7 (Mooifontein)	0.23	0.13	0.008	40	Ergo
3L5 (Diepkloof)	0.23	0.14	0.008	36	Ergo
City Deep Complex					
4L3	0.32	0.12	0.008	60	Ergo
4L4	0.37	0.21	0.008	41	Ergo
4L6	0.31	0.12	0.008	58	Ergo
Knights Complex					
4L14	0.28	0.15	0.008	44	Maelgwyn/Ergo
Ergo Complex					
Rooikraal	0.25	0.17	0.008	36	Ergo
7L15	0.28	0.14	0.008	47	Maelgwyn/Ergo
Marievale Complex					
7L4	0.29	0.13	0.008	52	Ergo
7L5	0.30	0.19	0.008	34	Ergo
7L6	0.24	0.16	0.008	30	Ergo
7L7	0.34	0.2	0.008	39	Ergo
Grootvlei Complex					
6L16	0.25	0.17	0.008	33	Maelgwyn/Ergo
6L17	0.26	0.13	0.008	47	Maelgwyn/Ergo
6L17A	0.26	0.15	0.008	39	Maelgwyn/Ergo
5A10/5L27 Sand Dumps					
5A10/5L27	0.49	0.21	0.008	60	Ergo
Daggafontein TSF					
Daggafontein	0.25	0.16	0.008	35	Ergo

Note:
The head grades reported are from composites analyzed and may slightly differ from the average grades reported for the Mineral Resource and Mineral Reserves. The QP considers the difference immaterial and the disclosure of head grades a best practice.

10.6 Interpretation of the Results

Table 10.1 summarizes the metallurgical test work that has been done on the various TSFs and sand dumps. In the table under the 'comments' column, an indication as to which laboratories carried out the test work is given. The head grade and washed residue are the results achieved in the laboratory. In order to predict how the material would respond to treatment in the Ergo processing plant, a dissolved gold loss of 0.008g/t Au has been applied. In general, the head grades vary between 0.25g/t Au and 0.32g/t Au. The response to cyanidation is varied which could be due to numerous factors such as different mineralogy from different sites.

Technical Report Summary of the Material Tailings Storage Facilities 65

Technical Report Summary of the Material Tailings Storage Facilities 66 10.7 QP Opinion In the opinion of the QP, data derived from metallurgical test work is adequate for designing processing facilities and techniques and provides suitable grade and recovery predictions for use in the LoM plans. Confidence is further increased by processing plant performance demonstrated through reconciliation for over 15 years. The metallurgical process is well-tested and utilized by numerous tailings retreatment operators in South Africa and elsewhere. There were no processing factors or deleterious elements that could significantly affect reasonable prospects of economic extraction.

Technical Report Summary of the Material Tailings Storage Facilities 67 11 Mineral Resource Estimates The gold grade estimation was completed using two modelling techniques: Inverse Distance Weighting (IDW) to the power of 2 and validation using the Nearest Neighbor (NN) technique. The techniques reported a similar average global gold grade with no significant conditional bias. The Mineral Resource estimation was declared using the IDW to the power of 2. The estimation approach was considered appropriate based on the review of several factors, including the quantity and spacing of available data, the interpreted control on mineralization, the style and geometry of the mineralization as well as geological logging and additional information recorded from the drill holes. TSFs and sand dumps are man-made engineering features which was considered in the estimation process. Ordinary Kriging was considered unnecessary for TSF and sand dump evaluation as the main aim was to obtain global averages rather than local variations considering the envisaged or applied mining method. Mineral Resources were estimated for all the TSFs, and the estimation procedures are similar in approach for all the TSFs and sand dumps. However, each TSF and sand dump is treated as a separate entity as each has differences due to location, data distribution and characteristics of the material. Estimation procedures and parameters are given individually per TSF or sand dump. All tailings material is above the current land surface and continuity of grade within the TSFs is defined based on +/-100m drill hole spacing. The tailings material has been processed through a metallurgical treatment plant that ejects a waste residue that is relatively uniform when compared with the natural deposit from which the material is derived. The variation between samples in drill hole is small (0.1g/t to 1.0g/t) in comparison to in situ gold deposits. However, the percentage difference may be huge as is the case with trace elements. Datamine’s Studio RM, a geological modelling software, was used as the modelling tool. Most of the statistical and geostatistical study was completed using SAS JMP Pro and the RStudio, an open- source integrated development environment for “R”, a programming language for advanced statistical computing and graphics. Mineral Resource estimates are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resource will be converted into a Mineral Reserve. The Mineral Resource estimates for all the TSFs and a sand dump are declared as follows: • the point of reference is in situ. The TSFs or sand dumps themselves are the reference points; • no geological or other losses were applied as all material is accessible and there are no geological structures; • Mineral Resource estimates are stated as both inclusive and exclusive of Mineral Reserves as defined in Subpart 1300 of Regulation S-K; and • the Mineral Resource is 100% attributable to Ergo. DRDGOLD, the registrant, owns 100% of Ergo. Item 11.1 to Item 11.7 present the methodology followed a similar methodology for all the TSFs and sand dumps. Item 11.9 to Item 11.16 provides details for each complex, TSF or sand dump.

Technical Report Summary of the Material Tailings Storage Facilities 68 The 80 smaller TSFs and clean-up material contribute about 10% of the total Mineral Resource estimates by tonnage. The Mineral Resource estimates in these smaller dumps pose a less than material risk to Ergo. Their Mineral Resource was estimated from survey information, production and/or historical data, applying straight arithmetic averages as the TSFs or clean-up sites are too small to be evaluated by 3D modelling. The QP considered the inclusion of the TSFs and clean-up operations as appropriate and has conducted verification checks to support their inclusion. The Mineral Resource estimates of these TSFs and clean-up operations are not discussed individually but are part of the total Mineral Resource for Ergo. 11.1 Volume Modelling For all material TSFs, three-dimensional (3D) modelling was completed using drill hole information and survey data. Volumes were estimated using a top surface defined by a ground survey and associated digital terrain model. The bases of the TSFs were defined by the drill hole data and the edges of the TSFs. All drill holes, where possible, were drilled to intersect soil at the base of the TSFs. The block models were constructed inside of this volume. Tonnages and grades were then extracted from the block models. 11.2 Bulk Dry Density An average dry bulk density of 1.42t/m3, described in Item 7.17, was applied to all the TSFs and the sand dumps. The tonnes were reported as dry tonnes. 11.3 Exploratory Data Analysis Exploratory data analysis was done on raw and composited gold data. Samples were collected at 1.5m intervals. For the IDW estimation method, the sample lengths were adequate. The samples were further composited to 6m to allow for NN estimation, as the modelled blocks were 6m high to represent bench height. Samples were composited based on mean sea level to mimic deposition. This allowed for estimations to be carried out based on the levels. The requirement for high-grade capping was assessed to ascertain the reliability and spatial clustering of the high-grade data. The steps completed as part of the high-grade capping assessment are summarized below: • review of the data to identify any data that deviates from the general data distribution. This was completed using histograms and log probability plots; • review of plots comparing the contribution to the mean and standard deviation of the highest-grade data; and • visual review in 3D to allow assessment of the clustering of the higher-grade data. 11.4 Estimation Techniques The estimation was constrained by the mineralization interpretations. The statistical characteristics of the available sample information and the spatial distribution aided the definition of the estimation parameters, such as search volume and orientation of the search ellipses.

Technical Report Summary of the Material Tailings Storage Facilities 69 The IDW (to the power of 2) and NN method of estimation were chosen as the most appropriate methods for evaluation of TSFs and sand dumps, as the dataset for each TSF and sand dump is generally homogeneous (laterally), grade variations are small due to deposition technique and the drill holes are well spread and spacing is moderately wide. The methods, when applied appropriately, retain the grade variation of the deposit, as opposed to an arithmetic average, and is simpler and more appropriate for TSF or sand dump evaluation than other advanced estimation techniques such as Ordinary Kriging. These estimation techniques have been found to be reliable by Ergo over the last 15 years of mining TSFs and sand dumps. Hard domain boundaries were used throughout, preventing samples lying outside the domain from being used for the estimation meaning slime and soil samples were separated during the estimation process. A three-pass estimation strategy was applied to each zone, applying an expanded and less restrictive sample search to the second and subsequent estimation passes and only considering blocks not previously assigned an estimate. However, over 80% of the estimates were completed in the first pass. A record was kept of the number of samples used to estimate the grade into a block. The variance of each block and the search volume that satisfied the criteria used to select samples for use in the estimation of each block are also recorded. Estimation and reporting of metal equivalents was deemed irrelevant; estimation is only done for gold. 11.5 Modelling and Estimation Parameters The parent block size for all the TSFs and sand dumps was largely based on the average drill spacing and sample compositing interval. The height of the original dump benches is approximately 5m to 6m. The parent block size is selected to estimate the deposit approximates half the drill hole spacing and maps the bench height. Sub-blocking was allowed for a good volume definition. 11.6 Model Validation A routine validation process was followed for all the TSFs and sand dumps. All relevant statistical information was recorded to enable validation and review of the estimates. The recorded information included: • the number of samples used per block estimate; • average distance to a sample per block estimate; • estimation flag to determine in which estimation pass a block was estimated; and • the number of drill holes from which composite data were used to complete the block estimate.

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The estimates were reviewed visually and statistically prior to being accepted. The review included the following activities:

- comparison of volume estimates between the block model, the 3D wireframe model and the surveyor's report;
- check for global bias through comparison of the estimate versus the mean of the composite dataset, including weighting where appropriate to account for data clustering;
- histogram comparison of grade block distribution versus composite grade distribution;
- visual checks of cross-sections, long-sections and plans; and
- where production data was available, reconciliation was carried out as part of the model validation process.

Alternative estimates were also completed to test the sensitivity of the reported model to the selected interpolation parameters. An insignificant amount of variation in overall grade was noted in the alternate estimations. The results were satisfactory for the level of accuracy anticipated for TSF evaluation.

11.7 Technical and Financial Parameters

In determining the cut-off grades of the Mineral Resources, the QP applied the data presented in Table 11.1.

The QP considered the gold price, exchange rate and working cost per tonne (long-term prices as at 30 June 2023), as applied, reasonable for use in declaring the Mineral Resources. Justification for the financial parameters used is detailed in Item 16, in particular Item 16.2. Additional technical parameters per TSF or sand dump are presented in the relevant items. The QP considered both technical and financial parameters (infrastructure, mine design and planning, processing plant, environmental compliance and permitting) to justify the reasonable prospects for economic extraction. All complexes except Crown and Grootvlei Complexes have studies conducted to a PFS level of accuracy (i.e., +/- 25%). For the Crown and Grootvlei Complexes, initial assessments were completed.

Table 11.1: Financial and Technical Data considered for Mineral Resource

Element	Unit	Value
Mineral Resource Gold Price	USD/oz	1,934
Mineral Resource Gold Price	ZAR/kg	1,081,261
Exchange Projection	ZAR/USD	17.39
Working Costs per Tonne (slimes)	ZAR/t	85.12
Working Costs per Tonne (sand)	ZAR/t	223.38

Note: The average working cost for the Ergo Processing Plant over the 19-year LoM plan is used to estimate cut-offs.

The QP has considered that Ergo does not selectively mine a TSF. The average grade of the TSF is used to determine whether or not a TSF is mined in its entirety. Where the average grade of the TSF is above the cut-off grade, all the material in the TSF or sand dump is considered to be mined. The QP applied no block cut-off.

A cut-off grade is also determined per Complex. A TSF may report an average gold grade below a cut-off grade, but when included in a complex, the total complex should be above the cut-off grade. See Table 11.2 for the cut-off information. The QP determined cut-off grades using the formula presented in Item 12.2.

Technical Report Summary of the Material Tailings Storage Facilities 70

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Table 11.2: Mineral Resource Estimate Cut-off Grades

TSF/Sand Dump	Recovery (%)	Cut-off Grade (g/t)
Crown Complex		
3L8 (GMTS)	41	0.192
3L7 (Mooifontein)	40	0.197
3L5 (Diepkloof)	36	0.219
City Deep Complex		
4L3	60	0.131
4L4	41	0.192
4L6	58	0.136
Knights Complex		
4L14	44	0.179
Ergo Complex		
Rooikraal	36	0.239
7L15	47	0.167
Marievale Complex		
7L4	52	0.151
7L5	34	0.232
7L6	30	0.262
7L7	39	0.202
Grootvlei Complex		
6L16	33	0.239
6L17	47	0.167
6L17A	39	0.202
5A10/5L27 Sand Dump		
5A10/5L27	60	0.344
Daggafontein TSF		
Daggafontein	35	0.225

The following statements apply to all Mineral Resources tables:

- Mineral Resources are not Mineral Reserves;
- Mineral Resources are reported inclusive and exclusive of Mineral Reserves;
- Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K;
- Mineral Resources were estimated using the $1 934/oz, R17.39 and R1 081 261/kg financial parameters;
- the recovery information is presented in Table 11.2;
- the reference point is *in situ*;
- a troy ounce = 31.1034768g; and
- quantities and grades were rounded to reflect the accuracy of the estimates; any apparent errors are insignificant.

Technical Report Summary of the Material Tailings Storage Facilities 71

Technical Report Summary of the Material Tailings Storage Facilities 72 11.8 Uncertainties and Classification Criteria Definitions for Mineral Resource categories used in this report are those defined by the Security and Exchange Commission in Subpart 1300 of Regulation S-K. Mineral Resource Estimates are classified to reflect the increased level of geological confidence into Inferred, Indicated and Measured Mineral Resource categories. By their nature, all Mineral Resource estimates carry inherent risk and uncertainty depending on various factors, including interpretation of data, drilling data quality, uncertainty in the survey and metallurgical test work data collected and the modelling process. However, Ergo has been in operation for more than 15 years, treating TSFs and sand dumps and has sufficiently mitigated Mineral Resource risks through obtaining sufficient sampling information. Some uncertainties were resolved through reconciliations, process improvement and the use of experienced personnel in data collection and interpretation. The QP based the Mineral Resource categorization on the robustness of the various data sources available, the confidence of the geological interpretation and various estimation parameters (e.g., distance to data, number of data, maximum search radii etc.) and reconciliation data where it is available. The QP considers the Mineral Resource classification as a function of the confidence of the whole process from drilling, sampling, geological understanding and variables relationships. TSFs and sand dumps are evaluated individually and there are no blanket classification parameters as TSFs and sand dumps are different. However, drill hole spacing and data quality contribute significantly to the classification confidence. Each TSF or sand dump has its classification criteria discussed separately. The Mineral Resource confidence is assessed via internal peer reviews, with no material issues identified. Mineral Resources have reasonable prospects for economic extraction and the QP considered a range of mining, processing, infrastructural, social, environmental and permitting factors. 11.9 Crown Complex 11.9.1 Exploratory Data Analysis Statistical analysis of data was completed as presented in Figure 11.1 to Figure 11.8. Data was analyzed as raw, capped and composites. There was no material changed between the data sets. The data sets show a positively skewed distribution. Based on the high-grade cap investigations, high-grade caps were selected and applied to the raw dataset: • 3L7 (Mooifontein): gold grades were capped at 0.60g/t; • 3L8 (GMTS): gold grades were capped at 0.60g/t; and • 3L5 (Diepkloof): two domains (compartments) were modelled and gold grades were also capped at 0.60g/t. Capping was only applied to raw data and its impact on the mean was immaterial.

Technical Report Summary of the Material Tailings Storage Facilities 73 3L5 (Diepkloof TSF) was domained into two areas because of physical separation between the two compartments (Homestead and Diepkloof). Figure 11.1: 3L7 (Mooifontein): Distribution of Raw Gold Capped Data

Technical Report Summary of the Material Tailings Storage Facilities 74 Figure 11.2: 3L7 (Mooifontein): Distribution of Composited Gold Data Figure 11.3: 3L8 (GMTS): Distribution of Raw Gold Capped Data

Technical Report Summary of the Material Tailings Storage Facilities 75 Figure 11.4: 3L8 (GMTS): Distribution of Composited Gold Data Figure 11.5: 3L5 (Diepkloof: Diepkloof): Distribution of Raw Gold Capped Data

Technical Report Summary of the Material Tailings Storage Facilities 76 Figure 11.6: 3L5 (Diepkloof: Diepkloof): Distribution of Composited Gold Data Figure 11.7: 3L5 (Diepkloof: Homestead): Distribution of Raw Gold Capped Data

Figure 11.8: 3L5 (Diepkloof: Homestead): Distribution of Composited Gold Data


Total Samples : 104
Minimum : 0.001
Maximum : 0.487
Mean : 0.243
StdDeviation : 0.077
Coeff.Variation : 0.318
Frequency
40
30
20
10
0
0
0,1
0,2
0,3
0,4
0,5
0,6
AU

11.9.2 Modelling and Estimation Parameters

Half the drill hole spacing was chosen as the block size. Block size of 100m-by-100m-by-6m was chosen for the TSFs. Sub-celling was allowed for better volume definition.

The sample search parameters are supplied in Table 11.3.

Table 11.3: Search Parameters: Inverse Distance Estimation Method

TSF	Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites
			X (m)	Y (m)	Z (m)		
3L7 (Mooifontein)	Mooifontein	1	300	300	6	5	20
		2	600	600	12	5	20
		3	900	900	18	5	20
3L8 (GMTS)	GMTS	1	400	400	10	4	10
		2	800	800	20	4	10
		3	1,200	1,200	30	4	10
3L5 (Diepkloof)	Homestead	1	400	400	10	4	10
		2	800	800	20	4	10
		3	1,200	1,200	30	4	10
	Diepkloof	1	400	400	10	4	10
		2	800	800	20	4	10
		3	1,200	1,200	30	4	10

Technical Report Summary of the Material Tailings Storage Facilities 77

Technical Report Summary of the Material Tailings Storage Facilities 78 11.9.3 Technical and Economic Factors 11.9.3.1 Site Infrastructure Crown Complex is located in a well-developed area (Johannesburg) with most mining infrastructure in place. Johannesburg is a megacity and is one of the 100th largest urban cities in the world. Johannesburg was established in the 1880s following the discovery of gold. Roads: Access to the Crown Complex is via the N1 highway and a network of well-maintained paved road systems. Power: Power requirements are primarily for the operation of pumps and site offices. Power is sourced from the national supplier, the Electricity Supply Commission (Eskom). There is a power supply from the 17# Shaft substation to the surrounding areas and the TSFs. Site Offices and Workshop: Site offices are typically established by mining contractors as part of the mining contract. Workshops for maintenance of roads, pumps and pipelines are based at the Ergo processing plant and no additional infrastructure is required. Crown Complex is situated in the City of Johannesburg, so other specialized services could be sourced from the private workshops. Pumps and Pipelines: Before mining could start, the pump station and pipeline to the Ergo processing plant in Brakpan need to be completed. A pipeline of approximately 20km will be required to supply slime to City Deep. There is already a pipeline infrastructure to transport slime to Ergo Plant from City Deep; this may need to be upgraded along with a water supply pipeline at a later stage. Water: Water is required during mining as the hydraulic mining method is suitable for Crown Complex. A Mining Right renewal application has been launched. Crown Complex has the majority of the water uses authorized and would only require minor amendments, but this would only be 100% defined when the entire scope and design of the project is finalized. Ergo is confident that it could meet the formal requirements for a water use license to be issued. Tailings Deposition Site: Ergo expects permits for a Crown Complex deposition site to be granted closer to reclamation once it is eventually included in the future LoM plan. Refer to Item 15.7 for more detail on deposition plans. 11.9.3.2 Mine Design and Planning Hydraulic mining is suitable for the Crown Complex. Hydraulic mining can loosely be defined as the excavation of material from its in situ state using water. A stream of water is directed at the tailings material with the purpose of mechanically breaking and/or softening the material so that it can be carried away by the water flow. The application or effectiveness of the method is a function of a variety of factors ranging from the size, velocity and pressure of the water stream to the location, hardness, particle size and moisture content of the material to be mined. Hydraulic mining is typically undertaken using 100mm or 150mm monitor guns, with increased production achieved by the inclusion of additional units. This provides a high degree of flexibility that allows simultaneous mining at a number of points over a wide range of production rates. Consequently, grade blending is readily achievable.

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A production rate of 3 x 600ktpm is assumed from Crown Complex due to pipeline capacity.

11.9.3.3 Processing Plant

Crown Complex material could be processed at Ergo's processing plant as discussed in Item 10 and the results presented in Table 10.1. The slime material is not significantly different to the tailings material processed at the Ergo processing plant. The Ergo processing plant details are in Item 14.

11.9.3.4 Environmental Compliance and Permitting

A Mining Right renewal application was launched with the DMRE. Compliance and permitting are discussed in Item 3.2 and 17.

11.9.3.5 Initial Assessment Results

The QP's opinion is that there is a reasonable prospect for economic extraction based on the total mix of technical and financial factors discussed. A cut-off grade is discussed in Item 12.2.11.7.

11.9.4 Mineral Resource Classification Criteria

A list of the criteria used to classify the Mineral Resources is given in Table 11.4. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category.

Table 11.4: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	RC drilling technique to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for mineral resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread, though widely spaced. Approximately 200m-by-200m spacing was followed	Moderate
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Bulk Density	A mean density of 1.42t/m^3 was considered reasonable	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance	High

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The drill hole spacing was approximately 200-by-200m on all the TSFs. With this grid, the grade, floor elevation and TSF geometry were estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the TSFs. All TSFs' material was classified as Indicated Mineral Resources. No Measured Mineral Resource was declared as the drill space is still too wide to conclusively define grade continuity and volume. No Inferred Mineral Resource was declared as drilling provided sufficient information.

The data or supporting information is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

11.9.5 Mineral Resource Statement

As no Mineral Reserve was declared, inclusive is equal to exclusive Mineral Resource for the Crown Complex (Table 11.5).

Table 11.5: Crown Complex Mineral Resource Estimate (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
Measured Mineral Resources		-	-	-	-	-	-
Mooifontein (3L7)	Indicated	67,559	0.23	499,577	67,559	0.23	499,577
GMTS (3L8)	Indicated	107,450	0.25	863,649	107,450	0.25	863,649
Diepkloof (3L5)	Indicated	97,988	0.23	724,589	97,988	0.23	724,589
Sub-total Indicated Mineral Resources		**272,997**	**0.24**	**2,087,815**	**272,997**	**0.24**	**2,087,815**
Sub-total Measured and Indicated Mineral Resources		**272,997**	**0.24**	**2,087,815**	**272,997**	**0.24**	**2,087,815**
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**272,997**	**0.24**	**2,087,815**	**272,997**	**0.24**	**2,087,815**

11.9.6 Mineral Resource Changes

There was no change in Mineral Resource as no drilling, mining or additional deposition was done on Crown Complex.

11.9.7 Mineral Resource Risks and Uncertainty

The application to renew the Mining Right was launched in 2014 and Ergo has since been constantly engaging with the DMRE. This report has considered section 24(5) of the MPRDA, as amended; as quoted below:

"A mining right in respect of which an application for renewal has been lodged shall despite its expiry date remain in force until such time as such application has been granted or refused."

The QP classified the overall Mineral Resource risk as medium due to the lower grades of the Crown Complex.

Technical Report Summary of the Material Tailings Storage Facilities 80

Technical Report Summary of the Material Tailings Storage Facilities 81 In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define grade and tonnage. 11.10 City Deep Complex 11.10.1 Exploratory Data Analysis Figure 11.9 to Figure 11.14 show the frequency distributions of the gold grades on 4L3, 4L4 and 4L6. Data was analyzed as raw, capped and composites. There was no material change between the data sets. The data sets show a positively skewed distribution. Based on the high-grade cap investigations, high-grade caps were selected and applied to the raw dataset. A little/insignificant reduction in the available metal is noted. • 4L3: capped at 0.65g/t Au; • 4L4: capped at 0.65g/t Au; and • 4L6: capped at 0.50g/t Au. Figure 11.9: 4L3: Distribution of Raw Gold Capped Data

Technical Report Summary of the Material Tailings Storage Facilities 82 Figure 11.10: 4L3: Distribution of Composited Gold Data Figure 11.11: 4L4: Distribution of Raw Gold Capped Data

Technical Report Summary of the Material Tailings Storage Facilities 83 Figure 11.12: 4L4: Distribution of Composited Gold Data Figure 11.13: 4L6: Distribution of Raw Gold Capped Data

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Figure 11.14: 4L6: Distribution of Composited Gold Data


Total Samples : 41
Minimum : 0.200
Maximum : 0.400
StdDeviation : 0.049
Coeff.Variation : 0.165
Mean : 0.299
Frequency
Au
0
5
10
15
20
0
0,1
0,2
0,3
0,4
0,5

11.10.2 Modelling and Estimation Parameters

A block model with 100m-by-100m blocks was constructed for 4L3, 4L4 and 4L6 inside the respective volumes. Tonnages and grades were estimated into the block model. The parent block sizes selected to estimate the deposit approximate the drill hole spacing. The tailings bench heights are 5m to 8m high. The QP selected 6m in the Z direction for the City Deep Complex to correspond with the average bench height.

The sample search parameters are supplied in Table 11.6.

Table 11.6: Search Parameters: Inverse Distance Estimation Method

TSF	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites
		X (m)	Y (m)	Z (m)		
4L3	1	400	400	10	4	10
	2	800	800	20	4	10
	3	1,200	1,200	30	4	10
4L4	1	400	400	10	4	10
	2	800	800	20	4	10
	3	1,200	1,200	30	4	10
4L6	1	400	400	10	4	10
	2	800	800	20	4	10
	3	1,200	1,200	30	4	10

Technical Report Summary of the Material Tailings Storage Facilities 84

Technical Report Summary of the Material Tailings Storage Facilities 85 11.10.3 Technical and Economic Factors Item 13 to Item 19 were considered in declaring the Mineral Resource estimates. 11.10.4 Mineral Resource Classification Criteria An additional list of the criteria used by the QP to classify the Mineral Resource estimates in addition to the statistical parameters is given in Table 11.7. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category. Table 11.7: Confidence Levels of Key Criteria for Classification of the TSFs Mineral Resources Items Discussion Confidence Drilling Techniques Auger to industry standards High Logging Detailed logging throughout High Drill Sample Recovery The sample recovery is estimated as >90% and was considered acceptable for Mineral Resource estimation High Sub-sampling Techniques and Sample Preparation Material has previously been processed and was submitted directly for sampling High Quality of Assay Data Available data is of robust quality High Verification of Sampling and Assaying A comprehensive QC program was implemented High Location of Sampling Points Survey of all collars and TSF surfaces High Data Density and Distribution Approximately 100m-by-100m spacing was followed High Geological Interpretation Geometry is known accurately High Mineralization Type Mineralization is well known from processing High Estimation and Modelling Techniques Inverse distance used for resource declaration. NN used for validation High The QP classified the Mineral Resources into the Measured Mineral Resource Category as the drill hole spacing was tight enough (approximately 100m apart) to provide sufficient evidence of grade continuity and estimate tons with high confidence. No Indicated and Inferred Mineral Resources were declared.

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11.10.5 Mineral Resource Statement

Table 11.8 to Table 11.9 present Mineral Resources for 4L3, 4L4 and 4L6 as at 30 June 2023.

Table 11.8: City Deep Complex Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L3	Measured	13,134	0.32	135,126	13,134	0.32	135,126
4L4	Measured	4,738	0.32	48,746	4,738	0.32	48,746
4L6	Measured	2,410	0.31	24,020	2,410	0.31	24,020
Sub-total Measured Mineral Resources		**20,282**	**0.32**	**207,891**	**20,282**	**0.32**	**207,891**
Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Sub-total Measured and Indicated Mineral Resources		**20,282**	**0.32**	**207,891**	**20,282**	**0.32**	**207,891**
Inferred Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Total Mineral Resource		**20,282**	**0.32**	**207,891**	**20,282**	**0.32**	**207,891**

Table 11.9: City Deep Complex Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L3	Measured	-	-	-	-	-	-
4L4	Measured	-	-	-	-	-	-
4L6	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Sub-total Measured and Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Inferred Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Total Mineral Resource		**-**	**-**	**-**	**-**	**-**	**-**

11.10.6 Mineral Resource Changes

There was no change in Mineral Resources as no drilling, mining or additional deposition was done on 4L3, 4L4 and 4L6 TSFs.

11.10.7 Mineral Resource Risks and Uncertainty

The QP's opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the drill hole data and assay statistics.

The gold price fluctuations present the main risk to the declared Mineral Resource estimates.

Technical Report Summary of the Material Tailings Storage Facilities 86

Technical Report Summary of the Material Tailings Storage Facilities 87 Risks of grade, continuity of mineralization and tonnes were mitigated through a reasonable drilling space, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust modelling techniques. The QP classified the overall Mineral Resource risk as low. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to define continuity. 11.11 Knights Complex 11.11.1 Exploratory Data Analysis Statistics of the sample population from raw, capped and composited data are given in Figure 11.15. At 4L14, both slime and soil were mineralized, with soil having a maximum grade of 1.96g/t Au. The spread of both the slimes and soil data is not large which indicates that the grade variability is low. The gold grades for soil were capped at 0.94g/t to reduce the over-estimation of soil gold resources. Capping reduced the mean by about 10%; however, this is due to a lack of data rather than a large volume of high-grade material. The slimes grades were composited into 6m intervals. The soil domain was not composited as there was not enough data. The 6m composites were based on numerous statistical tests and bench height. The bench height is 5m to 6m high. Figure 11.15: 4L14: Distribution of Slime Raw Data

Technical Report Summary of the Material Tailings Storage Facilities 88 Figure 11.16: 4L14: Log Distribution of Slime Raw Data Figure 11.17: 4L14: Distribution of Slime 6m Composited Data

Technical Report Summary of the Material Tailings Storage Facilities 89 Figure 11.18: 4L14: Log Distribution of Slime 6m Composited Data Figure 11.19: 4L14: Distribution of Soil Raw Data

Technical Report Summary of the Material Tailings Storage Facilities 90 Figure 11.20: 4L14: Log Distribution of Soil Raw Data Figure 11.21: 4L14: Distribution of Soil Raw Capped Data

Figure 11.22: 4L14: Log Distribution of Soil Raw Capped Data



Total Samples : 14
Minimum : 0.150
Maximum : 0.940
StdDeviation : 0.236
Coeff.Variation : 0.544
Mean : 0.433
Frequency
Au
0
2
4
6
8
0.1
0.2
0.5
1

11.11.2 Modelling and Estimation Parameters

4L14: The parent block size for the TSF was based on the average drill spacing and compositing interval. The height of the dump benches is around 5m to 6m. The parent block size selected to estimate the deposit approximates half the drill hole spacing. Sub-blocking was allowed for good volume definition. The soil was modelled as a separate domain. The soil was modelled because it had high gold values; the QP attributed this high gold value to gold remobilization from the TSF.

Estimation Parameters for 4L14 are given in Table 11.10.

Table 11.10: 4L14: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Composites per Drill Hole
		X (m)	Y (m)	Z (m)			
Slime	1	500	500	12	5	10	2
	2	1,000	1,000	24	5	10	2
	3	1,500	1,500	36	5	10	2
Soil	-	-	-	-	-	-	-
	-	-	-	-	-	-	-
	-	-	-	-	-	-	-

Technical Report Summary of the Material Tailings Storage Facilities 91

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A number of search parameters were tested; optimum parameters were chosen by the QP.

11.11.3 Technical and Economic Factors

Item 13 to Item 19 were considered in declaring the Mineral Resource Estimates. The technical studies were done at a PFS level. As at 30 June 2023, there were no mining activities on 4L14.

11.11.4 Mineral Resource Classification Criteria

The 4L14 TSF was classified using a number of criteria including data density, estimation statistics and TSF knowledge and interpretation. For classification purposes, blocks estimated within the first search radius were classified as Measured Mineral Resources. The TSFs were classified as Measured Mineral Resources.

A list of the criteria used to classify the Mineral Resources in addition to the statistical parameters, is given in Table 11.11. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category.

Table 11.11: Confidence Levels of Key Criteria for Classification of the 4L14 TSF Mineral Resources

Items	Discussion	Confidence
Drilling Techniques	Auger to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery is estimated as >90% and is considered acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and can be submitted directly for sampling	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Drilled with auger drill holes at 100m-by-100m	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance Squared	High

The TSF was classified as Measured due to a tight drill hole spacing of <100m and high data quality. This spacing enabled the QP to estimate tonnage and grade continuity with high confidence.

Technical Report Summary of the Material Tailings Storage Facilities 92

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11.11.5 Mineral Resource Statement

Table 11.12 present the Mineral Resource for 4L14.

Table 11.12: Knights Complex Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L14	Measured	6,638	0.29	61,891	6,638	0.29	60,824
Sub-total Measured Mineral Resources		**6,638**	**0.29**	**61,891**	**6,638**	**0.29**	**60,824**
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		**6,638**	**0.29**	**61,891**	**6,638**	**0.29**	**60,824**
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**6,638**	**0.29**	**61,891**	**6,638**	**0.29**	**60,824**

Table 11.13: Knights Complex Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
4L14	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resource		-	-	-	-	-	-
Indicated Mineral Resource		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resource		-	-	-	-	-	-
Total Mineral Resources		-	-	-	-	-	-

11.11.6 Mineral Resource Changes

No mining has taken place on 4L14 TSF.

11.11.7 Mineral Resource Risks and Uncertainty

The QP's opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the drill hole data and assay statistics.

The gold price fluctuations present the main risk to the declared Mineral Resource estimates.

Technical Report Summary of the Material Tailings Storage Facilities 93

Technical Report Summary of the Material Tailings Storage Facilities 94 Risks of grade, continuity of mineralization and tonnage were mitigated through a reasonable drilling spacing, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust modelling techniques. The QP classified the overall Mineral Resource risk as low. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to define continuity. 11.12 Ergo Complex 11.12.1 Exploratory Data Analysis 11.12.1.1 Rooikraal Exploratory data analysis was done on raw and composited gold data (Figure 11.23 and Figure 11.24). The distribution of the raw and composite is symmetrical with similar coefficient of variation and a low standard deviation. Based on the high-grade cap investigations, the QP decided not to apply high-grade capping as no extreme values were noted. Figure 11.23: Rooikraal: Distribution of Raw Gold Data

Figure 11.24: Rooikraal: Log Distribution of Composited Gold Data



Total Samples : 269
Minimum : 0.110
Maximum : 0.500
StdDeviation : 0.061
Coeff.Variation : 0.240
Mean : 0.256
Frequency
Au

11.12.1.2 7L15

A comprehensive study on the 2015 versus the 2016 to 2017 datasets was performed. The 2015 dataset has higher grades than the 2016 to 2017 dataset. The 2015 dataset reported an average gold grade of 0.34g/t and the 2016 to 2017 dataset has an average gold grade of 0.26g/t.

A decision was made to re-drill three drill holes and compare the 2015 samples against the 2016 samples in the same horizon. The 2016 samples were split on-site into three subsamples and were sent to two different laboratories. One batch was sent to the local mine laboratory (MAED at Ergo plant) and two batches of the same sample sets were sent to the Anglo Lab with completely different sample numbers to avoid the laboratory identifying that the samples were from the same drillholes.

The results of the re-drilling showed that the old 7L15 data (2015) analyzed by the MAED (Crown) laboratory were over-reported and should not be used in the Mineral Resource evaluation. Only the 2016 to 2017 drilling campaign dataset could be used for the estimation. The MAED laboratory analyzing the 2016 samples is a new laboratory at the Ergo processing plant and not the old laboratory at the Crown processing plant, which analyzed the 2015 samples.

Domaining: 7L15 has two physically visible TSFs and the grades of the TSFs are different (Figure 11.25). The layering in each domain did not continue into the other. The South and North domains were separated for Mineral Resource evaluation. The North TSF (Figure 11.26 and Figure 11.27) has lower grades than the South TSF (Figure 11.28 and Figure 11.29). The North domain has an average grade of 0.23g/t Au and the South domain reported an average grade of 0.30g/t Au.

Technical Report Summary of the Material Tailings Storage Facilities 95

Technical Report Summary of the Material Tailings Storage Facilities 96 Figure 11.25: 7L15: Plan showing North and South Domains

Technical Report Summary of the Material Tailings Storage Facilities 97 Figure 11.26: 7L15: Distribution of 2015 Raw Data - North Domain Figure 11.27: 7L15: Log Distribution of 2016 Raw Data - North Domain

Technical Report Summary of the Material Tailings Storage Facilities 98 Figure 11.28: 7L15: Distribution of 2015 Raw Data - South Domain Figure 11.29: 7L15: Log Distribution of 2016 Raw Data - South Domain

Technical Report Summary of the Material Tailings Storage Facilities 99 The statistical characteristics of the North and South domains are shown in Figure 11.30 to Figure 11.33. Compositing was completed at 3m interval. Figure 11.30: 7L15: Distribution of 3m Composited Slime Data - South Domain Figure 11.31: 7L15: Log Distribution of 3m Composited Slime Data - South Domain

Technical Report Summary of the Material Tailings Storage Facilities 100 Figure 11.32: 7L15: Distribution of 3m Composited Slime Data - North Domain Figure 11.33: 7L15: Log Distribution of 3m Composited Slime Data - North Domain

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11.12.2 Modelling and Estimation Parameters

11.12.2.1 Rooikraal

The height of the original dump benches is approximately 5m to 6m. The parent block sizes selected to estimate the deposit approximate the drill hole spacing (at least a drill hole in a block) and map the bench height.

A number of search parameters were tested and optimum parameters were chosen by the QP. The sample search parameters are supplied in Table 11.14.

Table 11.14: Rooikraal: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Samples	Maximum Number of Samples	Maximum Number of Samples per Drill Hole
		X (m)	Y (m)	Z (m)			
Rooikraal	1	600	600	12	6	18	5
	2	1,200	1,200	24	6	18	5
	3	1,800	1,800	36	6	18	5

11.12.2.2 7L15

The parent block sizes for the 7L15 TSFs were based on the average drill spacing and compositing interval. The parent block sizes selected to estimate the deposit approximate half the borehole spacing. Sub-blocking was allowed for good volume definition. The search parameters are presented in Table 11.15.

Table 11.15: 7L15: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Composites per Drill Hole
		X (m)	Y (m)	Z (m)			
North	1	400	400	6	2	5	-
	2	800	800	12	2	5	-
	3	1,200	1,200	24	2	5	-
South	1	400	400	6	2	5	-
	2	800	800	12	2	5	-
	3	1,200	1,200	24	2	5	-

11.12.3 Technical and Economic Factors

The QP used the PFS information (Item 13 to Item 19) to declare that the Rooikraal and 7L15 TSFs have reasonable prospects for economic extraction.

The QP opinion is that there is a reasonable prospect for economic extraction based on the total mix of technical and economic factors discussed.

Technical Report Summary of the Material Tailings Storage Facilities 101

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11.12.4 Mineral Resource Classification Criteria

A list of the criteria used to classify the Mineral Resources, in addition to the statistical parameters, is given in Table 11.16. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category.

Table 11.16: Ergo: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	Auger for 7L15 and for Rooikraal TSF, RC and auger drilling techniques were used. These methods are industry standard for drilling TSFs	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	A comprehensive QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread. Approximately 100m-by-100m spacing was followed	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately.	High
Bulk Density	A mean density of 1.42t/m^3 was considered reasonable with a potential upside	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance	High

The drillhole spacing was approximately 100m-by-100m. With this grid, the grade, floor elevation and TSF geometry were estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the TSF. Some auger drill holes that did not intersect the floor, had the floor defined by the RC drill holes. All the RC drill holes intersected the floor or the base. The TSF material was classified as a Measured Mineral Resource.

Technical Report Summary of the Material Tailings Storage Facilities 102

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11.12.5 Mineral Resource Statement

The Mineral Resource in Table 11.17 to Table 11.18 is 100% attributable to DRDGOLD.

Table 11.17: Ergo Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L15	Measured	17,646	0.26	147,506	17,646	0.26	147,506
Rooikraal	Measured	56,763	0.26	474,493	56,763	0.26	474,493
Sub-total Measured Mineral Resources		**74,409**	**0.26**	**621,999**	**74,409**	**0.26**	**621,999**
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		**74,409**	**0.26**	**621,999**	**74,409**	**0.26**	**621,999**
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**74,409**	**0.26**	**621,999**	**74,409**	**0.26**	**621,999**

Table 11.18: Ergo Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L15	Measured	-	-	-	-	-	-
Rooikraal	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources		-	-	-	-	-	-
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		-	-	-	-	-	-

11.12.6 Mineral Resource Changes

There was no change in the Mineral Resource as no mining or additional deposition was done on the Rooikraal and 7L15 TSFs.

11.12.7 Mineral Resource Risks and Uncertainty

The QP classified the overall Mineral Resource risk for both the Rooikraal and 7L15 TSFs as medium due to the low-grade margin, gold price, recovery and working costs.

Technical Report Summary of the Material Tailings Storage Facilities 103

In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define continuity.

11.13 Marievale Complex

11.13.1 Exploratory Data Analysis

Exploratory data analysis was done on raw and composited gold data (Figure 11.34 to Figure 11.41). Data was analyzed as raw, capped and composites. There was no material change between the data sets. The data sets distribution is symmetrical.

Based on the investigation, cutting or capping of the extreme values was considered. Lower extreme grades were noted and visualized in 3D space. They were considered part of the population:

- 7L4: capping was applied at 0.45g/t Au. All gold grades greater than 0.45g/t were set as 0.45g/t;
- 7L5: no capping was applied as no outliers were noted;
- 7L6: no capping was applied as no outliers were noted; and
- 7L7: capping was applied at 0.70g/t Au to minimize the impact of extremely high values.

A study on domaining was conducted. The TSFs were not domained laterally or vertically; however, the QP noted the vertical stratification. This stratification aided in defining the search volume (estimation parameter) in a vertical direction.

The gold distributions are symmetrical and the variability is low, typical for a TSF.

Figure 11.34: 7L4: Distribution of Capped Raw Gold Data

Total Samples	:	125
Minimum	:	0.140
Maximum	:	0.450
StdDeviation	:	0.052
Coeff.Variation	:	0.180
Mean	:	0.290



40
30
20
10
0
Frequency
0
0,1
0,2
0,3
0,4
0,5
0,6
Au

Technical Report Summary of the Material Tailings Storage Facilities 104

Technical Report Summary of the Material Tailings Storage Facilities 105 Figure 11.35: Distribution of Composited Raw Gold Data Figure 11.36: 7L5: Distribution of Raw Gold Data

Technical Report Summary of the Material Tailings Storage Facilities 106 Figure 11.37: 7L5: Distribution of Composited Gold Data Figure 11.38: 7L6: Distribution of Raw Gold Data

Technical Report Summary of the Material Tailings Storage Facilities 107 Figure 11.39: 7L6: Distribution of Composited Gold Data Figure 11.40: 7L7: Distribution of Raw Capped Gold Data

Figure 11.41: 7L7: Distribution of Composited Capped Gold Data



Total Samples : 118
Minimum : 0.160
Maximum : 0.660
StdDeviation : 0.085
Coeff.Variation : 0.250
Mean : 0.341
Frequency
Au
0
10
20
30
40
50
0
0,2
0,4
0,6
0,8

11.13.2 Modelling and Estimation Parameters

The height of the original dump benches is approximately 5m to 6m. The parent block size selected to estimate the deposit approximates half the drill hole spacing and corresponds to the bench height or multiple thereof. Sub-blocking was allowed for good volume definition.

The sample search parameters are supplied in Table 11.19.

Table 11.19: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Samples Per Drill Hole
		X (m)	Y (m)	Z (m)			
Slime	1	400	400	6	3	10	2
	2	800	800	12	3	10	2
	3	1,200	1,200	18	3	10	2

11.13.3 Technical and Economic Factors

The technical and financial studies completed for the Marievale Complex were at the preliminary feasibility study (PFS) level of accuracy (i.e., +/-25%) as presented in Item 13 to Item 19. The QP concluded that there are reasonable prospects for economic extraction.

Technical Report Summary of the Material Tailings Storage Facilities 108

Technical Report Summary of the Material Tailings Storage Facilities 109 11.13.4 Mineral Resource Classification Criteria A list of the criteria used to classify the Mineral Resources is given in Table 11.20. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category. Table 11.20: Confidence Levels for Key Criteria for Mineral Resource Classification Items Discussion Confidence Drilling Techniques Auger drilling technique to international standards High Logging Detailed logging throughout High Sub-sampling Techniques and Sample Preparation Material has previously been processed and quartering was applied High Quality of Assay Data Available data is of robust quality however there is a relatively high variability in the lowest grade assays High Verification of Sampling and Assaying A comprehensive QC program implemented during exploration High Location of Sampling Points Survey of all collars and TSFs surfaces High Data Density and Distribution Data points were well spread High Database Integrity Errors identified and rectified High Geological Interpretation Geometry is known accurately High Bulk Density A mean density of 1.42t/m3 was considered reasonable High Mineralization Type Mineralization is well known from processing High Estimation and Modelling Techniques NN, and Inverse Distance High The material was classified as a Measured Mineral Resource as drill hole spacing was approximately 100m-by-100m. No Indicated or Inferred Mineral Resources were declared as the geological confidence derived from exploration, test work and Mineral Resource estimation work was conclusive, and the defined Mineral Resource can be used for mine planning studies. 11.13.5 Mineral Resource Statement The Mineral Resource Estimates are stated as both an inclusive and exclusive of Mineral Reserve (Table 11.21 to Table 11.22).

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Table 11.21: Marievale Mineral Resource Estimates (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L4	Measured	17,590	0.34	192 281	17,590	0.34	192,281
7L5	Measured	6,980	0.29	65 080	6,980	0.29	65,080
7L6	Measured	12,760	0.26	106 663	12,760	0.26	106,663
7L7	Measured	16,784	0.32	172 678	16,784	0.32	172,678
Sub-total Measured Mineral Resources		**54,114**	**0.31**	**536,701**	**54,114**	**0.31**	**536,701**
Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Sub-total Measured and Indicated Mineral Resources		**54,114**	**0.31**	**536,701**	**54,114**	**0.31**	**536,701**
Inferred Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Total Mineral Resource		**54,114**	**0.31**	**536,701**	**54,114**	**0.31**	**536,701**

Table 11.22: Marievale Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as at 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
7L4	Measured	-	-	-	-	-	-
7L5	Measured	-	-	-	-	-	-
7L6	Measured	-	-	-	-	-	-
7L7	Measured	-	-	-	-	-	-
Measured Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Sub-total Measured and Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Inferred Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Total Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**

Notes:

1. Mineral Resources are not Mineral Reserves.
2. Mineral Resources are reported exclusive of Mineral Reserves.
3. Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K.
4. Mineral Resources were estimated using the USD1,934/oz, ZAR17.39/USD and ZAR1,081,261/kgUSD1,934/oz, ZAR17.39/USD and ZAR1,081,261/kg financial parameters and recoveries in Item 11.13.3.
5. A troy ounce = 31.1034768g
6. The quantities and grades have been rounded to two decimal places; therefore, minor computational errors may occur.

11.13.6 Mineral Resource Changes

There was no change in Mineral Resources as no drilling, mining, or additional deposition was done on the Marievale Complex since the latest estimate.

Technical Report Summary of the Material Tailings Storage Facilities 110

Technical Report Summary of the Material Tailings Storage Facilities 111 11.13.7 Mineral Resource Risks and Uncertainty The QP’s opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the drill hole data and assay statistics. This presents a low risk for preliminary feasibility or feasibility mine planning work, as only Mineral Resources with the highest level of geoscientific knowledge are included in an economic assessment. The gold price fluctuations present the main risk to the declared Mineral Resource. Risks of grade and continuity of mineralization were mitigated through the closely spaced drilling, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust geological modelling techniques. The QP classified the overall Mineral Resource risk as low to medium. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to define continuity. 11.14 Grootvlei Complex 11.14.1 Exploratory Data Analysis Analysis of data from different campaigns was completed to check compatibility. Tools used for this were box plots, histograms, PP and QQ plots, and ANOVA table. Datasets from different campaigns were then combined. Based on the high-grade cap investigations, high-grade caps were selected and applied to the raw dataset. An insignificant reduction in the available metal was noted. • 6L16: gold grades were capped at 0.70g/t; • 6L17: gold grades were capped at 0.69g/t; and • 6L17A: gold grades were capped at 0.65g/t. Capping was only applied to raw data and its impact on the mean was immaterial for the 6L17 and 6L17A TSFs. One sample with 16.10g/t skewed the results for the 6L16 TSF. Additional infill drilling is required on 6L16 TSF to further test the robustness of the high grade intersects, which, if confirmed by the infill drilling, may support a less aggressive capping strategy. Figure 11.47 to Figure 11.42 presents the basic statistics data for 6L16, 6L17 and 6L17A. Data was analyzed as raw, capped and composites. There was no material change between the data sets. The data sets show positively skewed distributions.

Technical Report Summary of the Material Tailings Storage Facilities 112 Figure 11.42: 6L16: Distribution of Raw Capped Gold Data Figure 11.43: 6L16: Distribution of Composited Gold Data

Technical Report Summary of the Material Tailings Storage Facilities 113 Figure 11.44: 6L17: Distribution of Raw Capped Gold Data Figure 11.45: 6L17: Distribution of Composited Gold Data

Technical Report Summary of the Material Tailings Storage Facilities 114 Figure 11.46: 6L17A: Distribution of Raw Capped Gold Data Figure 11.47: 6L17A: Distribution of Composited Gold Data

11.14.2 Modelling and Estimation Parameters

The parent block size for the TSF was largely based on the average drill spacing and sample compositing interval. The height of the original dump benches is approximately 5m to 6m. The parent block size selected to estimate the deposit approximates the drill hole spacing for the 6L17 and 6L17 TSFs, half the drill hole spacing for 6L16 TSFs and maps the bench height. Sub-blocking was allowed for a good volume definition.

The sample search parameters are supplied in Table 11.23.

Table 11.23: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites
		X (m)	Y (m)	Z (m)		
Grootvlei	1	400	400	10	5	20
	2	800	800	20	5	20
	3	1,200	1,200	30	5	20

11.14.3 Technical and Economic Factors

The Mineral Resource Estimates for the 6L16, 6L17 and 6L17A TSFs were declared considering the initial assessment completed. The Grootvlei TSFs are not included in the LoM plan. The cut-off grade details are presented in Table 11.2.

11.14.3.1 Site Infrastructure

Roads: Access to the Grootvlei Complex is via the N17 highway and a network of well-maintained paved road systems. The operation is accessed via gravel roads.

Power: Power requirements are primarily for the operation of pumps and site offices. Power is sourced from the national supplier, Eskom. There is a power supply near the TSFs.

Site Offices and Workshop: Site offices are typically established by mining contractors as part of the mining contract. Workshops for the maintenance of roads, pumps and pipelines is based at the Ergo processing plant and no additional infrastructure is required.

The Grootvlei Complex is situated in the City of Ekurhuleni, so other specialized services could be sourced from the private workshops.

Pumps and Pipelines: Before mining can start, the pump station and pipeline to the Ergo processing plant in Brakpan will be required to be completed. As other TSFs in the same vicinity are in the LoM plan with a detailed pipeline plan, it is the QP's view that a shorter (less than 5km) pipeline will be required to connect the Grootvlei TSFs to the other planned pipeline network (for Daggafontein TSF in the LoM plan done at PFS level).

Tailings Deposition Site: Ergo expects permits for a Grootvlei Complex deposition site to be granted closer to reclamation once it is eventually included in the future LoM plan. See Item 15.7 for more information on the deposition plans.

Technical Report Summary of the Material Tailings Storage Facilities 115

11.14.3.2 Mine Design and Planning

Mine design and planning will be similar to the one in Item 13.1.1. A production rate of between 600ktpm and 900ktpm (200ktpm to 300ktpm per TSF) is assumed due to the pipeline capacity as the TSFs could be mined together with others in the same vicinity.

11.14.3.3 Processing Plant

The Grootvlei Complex material could be processed at the Ergo processing plant (see Item 10.5.).

11.14.3.4 Environmental Compliance and Permitting

Ergo's Prospecting Rights covering the Grootvlei Complex are presented in Item 3.3.

Ergo complies with all environmental and social responsibilities as required by the MPRDA, as amended. No known environmental issues were identified during the site visit and documentation review. There is an EMP approved by the DMRE. There are no exclusions of material or areas due to Environmental, Social and Governance considerations.

As discussed in Item 3.6, there is a competing ownership claim over the Grootvlei Complex.

11.14.3.5 Initial Assessment Results

The QP's opinion is that there is a reasonable prospect for economic extraction based on the total mix of technical and economic factors discussed.

11.14.4 Mineral Resource Classification Criteria

A list of the criteria used to classify the Mineral Resources, in addition to the statistical parameters, is given in Table 11.24. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model. A low confidence in one of the listed items will mean classification is downgraded to Inferred, a moderate confidence in at least one item will mean a property is Indicated while all highs mean the property is in the Measured Mineral Resource category.

Table 11.24: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	Auger and RC drilling technique to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	Full QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High

Technical Report Summary of the Material Tailings Storage Facilities 116

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Data Density and Distribution	Data points were well spread, though widely spaced. Approximately 100m-by-100m spacing was followed for 6L17 and 6L17A TSFs. 6L16 TSF has an average drill hole spacing of 200m-by-200m	High (6L17 and 6L17A) Moderate for 6L16
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Bulk Density	A mean density of 1.42t/m³ was considered reasonable	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance	High

The drill hole spacing was approximately 100-by-100m on the 6L17 and 6L17A TSFs. With this grid, the grade, floor elevation and TSF geometry were estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the TSFs. The 6L17 and 6L17A TSFs were classified in the Measured Mineral Resource category. The 6L16 TSF was declared as Indicated Mineral Resource, as the drill space is too wide (200m-by-200m).

The data or supporting information is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between the points of observation.

11.14.5 Mineral Resource Statement

The Mineral Resource Estimates for the Grootvlei Complex is presented in Table 11.25. No Mineral Reserve was declared on the Grootvlei TSFs, so exclusive and inclusive are equal.

Table 11.25: Grootvlei Complex Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
6L17	Measured	49,320	0.26	412,275	49,320	0.26	412,275
6L17A	Measured	16,716	0.26	140,807	16,716	0.26	140,807
Sub-total Measured Mineral Resources		**66,036**	**0.26**	**553,082**	**66,036**	**0.26**	**553,082**
6L16	Indicated	41,619	0.26	347,901	41,619	0.26	347,901
Sub-total Indicated Mineral Resources		**41,619**	**0.26**	**347,901**	**41,619**	**0.26**	**347,901**
Sub-total Measured and Indicated Mineral Resources		**107,655**	**0.26**	**900,984**	**107,655**	**0.26**	**900,984**
Inferred Mineral Resources		-	-	-	-	-	-
Total Mineral Resource		**107,655**	**0.26**	**900,984**	**107,655**	**0.26**	**900,984**

Technical Report Summary of the Material Tailings Storage Facilities 117

Technical Report Summary of the Material Tailings Storage Facilities 118 11.14.6 Mineral Resource Changes There was no change in Mineral Resource as no additional drilling, mining, additional deposition or study was done on the Grootvlei Complex. 11.14.7 Mineral Resource Risks and Uncertainty There is an ownership claim as detailed in Item 3.6. The QP classified the overall Mineral Resource risk as medium due to lower grades and ownership claim. In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define continuity. 11.15 5A10/5L27 Sand Dumps 11.15.1 Exploratory Data Analysis Exploratory data analysis was performed on gold grades. No capping was applied as data shows no extreme values. Samples were composited to 6m interval. The mean did not change materially after compositing into 6m interval. Figure 11.48 and Figure 11.49 present the basic statistical data for the 5A10/5L27 sand dumps. Data was analyzed as raw and composites. There was no material changed between the data sets. The data sets show positively skewed distribution. Figure 11.48: 5A10/5l27: Distribution of Raw Gold Data

Figure 11.49: 5A10/5I27: Distribution of Composited Gold Data


Total Samples : 91
Minimum : 0.170
Maximum : 1.113
StdDeviation : 0.203
Coeff.Variation : 0.488
Mean : 0.415
Frequency
Au
0
10
20
30
40
0,2
0,4
0,6
0,8
1
1,2
1,4

11.15.2 Modelling and Estimation Parameters

The parent block size for the sand dumps was largely based on the average drill spacing and sample compositing interval. The height of the original sand dump benches is approximately 3m to 6m. The parent block size selected to estimate the deposit approximates the drill hole spacing and maps the bench height. Sub-blocking was allowed for a good volume definition.

The sample search parameters are supplied in Table 11.26.

Table 11.26: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites
		X (m)	Y (m)	Z (m)		
5A10/5I27	1	100	50	4	10	100
	2	200	100	4	10	200
	3	200	200	4	10	300

11.15.3 Technical and Economic Factors

The QP declared the Mineral Resource estimate for the 5A10/5L27 sand dumps, considering technical and economic studies in Item 13 to Item 19.

Technical Report Summary of the Material Tailings Storage Facilities 119

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11.15.4 Mineral Resource Classification Criteria

A list of the criteria used to classify the Mineral Resources, in addition to the statistical parameters, is given in Table 11.27. Applying these confidence levels, the Mineral Resource classification codes were assigned to the block model.

Table 11.27: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	Auger and drilling technique to international standards	High
Logging	Detailed logging throughout	High
Drill Sample Recovery	The sample recovery was considered satisfactory and was acceptable for Mineral Resource estimation	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	Full QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread, though widely spaced. Approximately 50m-by-100m spacing was followed. Where drill holes did not intersect the base, holes were completed on the edge	High
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Bulk Density	A mean density of 1.42t/m^3 was considered reasonable	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN and Inverse Distance	High

The drill hole spacing enabled the QP to define gold grades, floor elevation and sand dump geometry. This provides the QP conclusive confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the sand dumps. The sand dumps were classified as Measured Mineral Resources. The data or supporting information is derived from the adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. The resource model and production data reconciled well with less than a 1% grade difference. This was also considered in classifying the 5A10/5L27 sand dumps as Measured Mineral Resources.

Technical Report Summary of the Material Tailings Storage Facilities 120

11.15.5 Mineral Resource Statement

The Mineral Resource estimates for the 5A10/5L27 sand dumps are presented in Table 11.25 to Table 11.29.

Table 11.28: 5A10/5L27 Mineral Resource Estimates (Inclusive)

TSF		Mineral Resource Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
			Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
5L27 (East)		Measured	3,979	0.48	62,503	2,999	0.48	46,661
5L27 (North)		Measured	4,288	0.28	38,599	4,288	0.28	38,599
5A10		Measured	1,595	0.61	31,285	650	0.61	12,752
	Sub-total Measured Mineral Resources		**9,862**	**0.42**	**132,387**	**7,937**	**0.38**	**98,012**
	Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
	Sub-total Measured and Indicated Mineral Resources		**9,862**	**0.42**	**132,387**	**7,937**	**0.38**	**98,012**
	Inferred Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
	Total Mineral Resource		**9,862**	**0.42**	**132,387**	**7,937**	**0.38**	**98,012**

Table 11.29: 5A10/5L27 Mineral Resource Estimates (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
5L27	Measured	-	-	-	-	-	-
5A10	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Sub-total Measured and Indicated Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Inferred Mineral Resources		**-**	**-**	**-**	**-**	**-**	**-**
Total Mineral Resource		**-**	**-**	**-**	**-**	**-**	**-**

11.15.6 Mineral Resource Changes

Mining took place on the 5A10 sand dump reclaiming 808kt at 0.61g/t Au in the last financial year. The mined and modelled tonnage and grades reconciled well.

Technical Report Summary of the Material Tailings Storage Facilities 121

Technical Report Summary of the Material Tailings Storage Facilities 122 11.15.7 Mineral Resource Risks and Uncertainty The QP’s opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the borehole data and assay statistics. Production data reconciled well with the block model. The gold price fluctuations and lower grades of sand material present the main risk to the declared Mineral Resource. The QP classified the overall Mineral Resource risk as low to medium. In the opinion of the QP, no further technical work is required as the drilling program provided enough data to define continuity. 11.16 Daggafontein TSF 11.16.1 Exploratory Data Analysis The QP tested if there was a material difference in the gold grades from the various drilling campaigns to ascertain if the datasets from the different campaigns were compatible. Figure 11.50 shows the box plots of the different campaigns. The difference was considered minor by the QP. The 2017 drilling campaign reported slightly higher grades. This campaign, however only comprised two drill holes (on either side of the TSF – east and west). Analysis of variance and a Tukey (Honest Significant Differences) HSD plot showed that there is a difference in sample means between 2017 and the other campaigns. The QP investigated the differences and concluded that the difference is due to the amount of data per campaign and the spatial distribution of the data point. Accordingly, the QP concluded that data from the campaigns could be combined. Figure 11.50: Boxplots for the Different Drilling Campaigns

Technical Report Summary of the Material Tailings Storage Facilities 123 The drill hole individual sample gold grades are positively skewed. The mean of the gold grades is 0.24g/t. Based on the statistical investigation, cutting or capping of the extreme values was not considered (Figure 11.51). Lower extreme grades were noted and visualized in 3D space. They were considered part of the population. Figure 11.51: Log Probability Plot A study on domaining was conducted. This was done through analysis of zones based on TSF material, color and spatial grade analysis. The TSF was not domained laterally or vertically, however, the QP noted the vertical stratification. This stratification aided in defining the search volume in the vertical direction. No capping was applied. 11.16.2 Modelling and Estimation Parameters The parent block size for the TSF was largely based on the average drill spacing and sample compositing interval. The sample search parameters are supplied in Table 11.30.

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Table 11.30: Search Parameters: Inverse Distance Estimation Method

Domain	Estimation Pass	Search Distance			Minimum Number of Composites	Maximum Number of Composites	Maximum Number of Samples Per Drill Hole
		X (m)	Y (m)	Z (m)			
Slime	1	500	500	6	5	20	4
	2	1,000	1,000	12	5	20	4
	3	1,500	1,500	18	5	20	4

11.16.3 Technical and Economic Factors

The QP declared the Mineral Resource estimates for the Daggafontein TSF considering technical and economic studies in Item 13 to Item 19.

The Daggafontein TSF's average gold grade is 0.24g/t, which is above the cut-off grade of 0.225 g/t presented in Table 11.2. Selective mining of the TSF is not practised by Ergo, therefore a cut-off is not at the block level but it is for the entire TSF. If a TSF mean grade is above the cut-off, it is considered for the Mineral Resource.

The QP's opinion is that there is a reasonable prospect for economic extraction based on the total mix of technical and economic factors discussed.

11.16.4 Mineral Resource Classification Criteria

A list of the criteria used to classify the Mineral Resources is given in Table 11.31 below. Applying these confidence levels, Mineral Resource classification codes were assigned to the block model.

Table 11.31: Confidence Levels for Key Criteria for Mineral Resource Classification

Items	Discussion	Confidence
Drilling Techniques	RC drilling technique to international standards	High
Logging	Detailed logging throughout	High
Sub-sampling Techniques and Sample Preparation	Material has previously been processed and quartering was applied	High
Quality of Assay Data	Available data is of robust quality however there is a relatively high variability in the lowest grade assays	High
Verification of Sampling and Assaying	Full QC program implemented during exploration	High
Location of Sampling Points	Survey of all collars and TSFs surfaces	High
Data Density and Distribution	Data points were well spread. No drilling under water	Moderate (low for underwater material)
Database Integrity	Errors identified and rectified	High
Geological Interpretation	Geometry is known accurately	High
Bulk Density	A mean density of 1.42t/m^3 was considered reasonable	High
Mineralization Type	Mineralization is well known from processing	High
Estimation and Modelling Techniques	NN, Inverse Distance and Ordinary Kriging	High

Technical Report Summary of the Material Tailings Storage Facilities 124

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Where drill hole spacing is less than 250m, the material was classified as an Indicated Mineral Resource (Figure 11.52). An Inferred Mineral Resource was defined for the area under water where drilling could not be done and grades were estimated on the second pass i.e., up to 1,000m drilling space.

Figure 11.52: Mineral Resource Classification


-49000X
-48000X
-47000X
-46000X
-45000X
-44000X
-2909000Y
-2910000Y
-2911000Y
Inferred Mineral Resource
Indicated Mineral Resource
Drill hole
0
800m
N
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11.16.5 Mineral Resource Statement

The Mineral Resource is stated in Table 11.32 and Table 11.33.

Table 11.32: Daggafontein TSF Mineral Resource Estimate (Inclusive)

TSF	Mineral Resource Category	Mineral Resources as 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
Measured Mineral Resources		-	-	-	-	-	-
Indicated Mineral Resources		192,793	0.24	1,487,625	192,793	0.24	1,487,625
Sub-total Measured and Indicated Mineral Resources		192,793	0.24	1,487,625	192,793	0.24	1,487,625
Inferred Mineral Resources		21,318	0.24	164,494	21,318	0.24	164,494

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Table 11.33: Daggafontein TSF Mineral Resource Estimate (Exclusive)

TSF	Mineral Resource Category	Mineral Resources as 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
		Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
Measured Mineral Resources		-	-	-	-	-	-
Indicated Mineral Resources		-	-	-	-	-	-
Sub-total Measured and Indicated Mineral Resources		-	-	-	-	-	-
Inferred Mineral Resources		21,318	0.24	164,494	21,318	0.24	164,494

11.16.6 Mineral Resource Changes

There was no change in the Mineral Resource from June 2022 to June 2023, as no additional drilling or studies were completed on the Daggafontein TSF.

11.16.7 Mineral Resource Risks and Uncertainty

The QP's opinion is that the overall grade and tonnage estimates are reasonable for mine planning based on the drill hole data and assay statistics. The Inferred portion of the Mineral Resource could not be sufficiently drilled as this portion of the TSF remains saturated and its estimation was based on extrapolation. This presents a low risk for preliminary feasibility or feasibility mine planning work, as no Inferred Resource was included in an economic assessment.

The gold price fluctuations and lower grades present the main risk to the declared Mineral Resource.

Risks of grade and continuity of mineralization were mitigated through infill drilling, validation procedures, metallurgical testing, advanced statistical analyses and the use of robust geological modelling techniques.

The QP classified the overall Mineral Resource risk as low to medium. In the opinion of the QP, no further technical work is required as the drilling program provided sufficient data to define continuity. No drilling in the waterlogged area is recommended.

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11.17 Summary Mineral Resource Estimates

Table 11.34 presents the summary of the Mineral Resource estimates (inclusive) for the 18 TSFs and the one sand dump. The Mineral Resource estimates are reported as inclusive of the Mineral Reserve and the reference point is in situ.

Table 11.34: Inclusive Mineral Resources of the 18 Material Properties as at 30 June 2023

Complex	TSF/Sand Dump	Category	Mineral Resources as at 30 June 2022 (Inclusive)			Mineral Resources as at 30 June 2023 (Inclusive)		
			Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
City Deep	4L3	Measured	13,134	0.32	135,126	13,134	0.32	135,126
	4L4	Measured	4,738	0.32	48,746	4,738	0.32	48,746
	4L6	Measured	2,410	0.31	24,020	2,410	0.31	24,020
Knights	4L14	Measured	6,638	0.29	61,891	6,638	0.29	60,824
	4L50*	Measured	3,418	0.26	27,216			
Ergo	7L15	Measured	17,646	0.26	147,506	17,646	0.26	147,506
	Rooikraal	Measured	56,763	0.26	474,493	56,763	0.26	474,493
Marievale	7L4	Measured	17,590	0.34	192,281	17,590	0.34	192,281
	7L5	Measured	6,980	0.29	65,080	6,980	0.29	65,080
	7L6	Measured	12,760	0.26	106,663	12,760	0.26	106,663
	7L7	Measured	16,784	0.32	172,678	16,784	0.32	172,678
Grootvlei	6L17	Measured	49,320	0.26	412,275	49,320	0.26	412,275
	6L17A	Measured	16,716	0.26	139,732	16,716	0.26	139,732
5A10/5L27	5A10/5L27	Measured	9,862	0.42	132,387	7,937	0.38	98,012
Sub-total Measured Mineral Resources			**234,759**	**0.28**	**2,139,027**	**229,416**	**0.28**	**2,077,436**
Grootvlei	6L16	Indicated	41,619	0.26	347,901	41,619	0.26	347,901
Daggafontein	Daggafontein	Indicated	192,793	0.24	1,487,625	192,793	0.24	1,487,625
Crown	Mooifontein (3L7)	Indicated	67,559	0.23	499,577	67,559	0.23	499,577
	GMTS (3L8)	Indicated	107,450	0.25	863,649	107,450	0.25	863,649
	Diepkloof (3L5)	Indicated	97,988	0.23	724,589	97,988	0.23	724,589
Sub-total Indicated Mineral Resources			**507,409**	**0.24**	**3,923,341**	**507,409**	**0.24**	**3,923,341**
Total Measured and Indicated Mineral Resources			**742,168**	**0.25**	**6,062,368**	**736,825**	**0.25**	**6,000,777**
Daggafontein	Daggafontein	Inferred	21,318	0.24	164,494	21,318	0.24	164,494
Total Inferred Mineral Resources			**21,318**	**0.24**	**164,494**	**21,318**	**0.24**	**164,494**

*4L50 was a material dump in FY2022, 4L50 is a cleanup site as at 30 June 2023. It is kept in this table for comparison/reconciliation purposes.

Additional Notes:

i. Mineral Resources are not Mineral Reserves.

ii. Mineral Resources are reported inclusive of Mineral Reserves.

iii. Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K

iv. Mineral Resources were estimated using the USD1,934/oz, ZAR17.39/USD and ZAR1,081,261/kg financial parameters and recoveries in Table 11.2

v. Quantities and grades were rounded to reflect the accuracy of the estimates; and if any apparent errors are insignificant

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Table 11.35 presents exclusive Mineral Resource estimates for the material properties.

Table 11.35: Exclusive Mineral Resources of the 18 Material Properties as at 30 June 2023

Complex	TSF/Sand Dump	Category	Mineral Resources as at 30 June 2022 (Exclusive)			Mineral Resources as at 30 June 2023 (Exclusive)		
			Tonnes (kt)	Au (g/t)	Content (oz)	Tonnes (kt)	Au (g/t)	Content (oz)
City Deep	4L3	Measured	-	-	-	-	-	-
	4L4	Measured	-	-	-	-	-	-
	4L6	Measured	-	-	-	-	-	-
Knights	4L14	Measured	-	-	-	-	-	-
	4L50	Measured						
Ergo	7L15	Measured	-	-	-	-	-	-
	Rooikraal	Measured	-	-	-	-	-	-
Marievale	7L4	Measured	-	-	-	-	-	-
	7L5	Measured	-	-	-	-	-	-
	7L6	Measured	-	-	-	-	-	-
	7L7	Measured	-	-	-	-	-	-
Grootvlei	6L17	Measured	49,320	0.26	412,275	49,320	0.26	412,275
	6L17A	Measured	16,716	0.26	140,807	16,716	0.26	140,807
5A10/5L27	5A10/5L27	Measured	-	-	-	-	-	-
Sub-total Measured Mineral Resources			**66,036**	**0.26**	**553,082**	**66,036**	**0.26**	**553,082**
Grootvlei	6L16	Indicated	41,619	0.26	347,901	41,619	0.26	347,901
Daggafontein	Daggafontein	Indicated				-	-	-
Crown	Mooifontein (3L7)	Indicated	67,559	0.23	499,577	67,559	0.23	499,577
	GMTS (3L8)	Indicated	107,450	0.25	863,649	107,450	0.25	863,649
	Diepkloof (3L5)	Indicated	97,988	0.23	724,589	97,988	0.23	724,589
Sub-total Indicated Mineral Resources			**314,616**	**0.24**	**2,435,716**	**314,616**	**0.24**	**2,435,716**
Total Measured and Indicated Mineral Resources			**380,652**	**0.24**	**2,988,798**	**380,652**	**0.24**	**2,988,798**
Daggafontein	Daggafontein	Inferred	21,318	0.24	164,494	21,318	0.24	164,494
Total Inferred Mineral Resources			**21,318**	**0.24**	**164,494**	**21,318**	**0.24**	**164,494**

*4L50 was a material dump in FY2022, 4L50 is a cleanup site as at 30 June 2023. and is kept in this table for comparison/reconciliation purposes.

Additional Notes:

i. Mineral Resources are not Mineral Reserves.

ii. Mineral Resources are reported exclusive of Mineral Reserves.

iii. Mineral Resources have been reported in accordance with Subpart 1300 of Regulation S-K.

iv. Mineral Resources were estimated using the USD1,934/oz, ZAR17.39/USD and ZAR1,081,261/kg financial parameters and recoveries in Table 11.2.

vi. Quantities and grades were rounded to reflect the accuracy of the estimates; and if any apparent errors are insignificant.

Technical Report Summary of the Material Tailings Storage Facilities 128

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The total Mineral Resource Estimates for Ergo are presented in Table 11.36 and Table 11.37. The total Mineral Resource consisted of 18 material properties and 80 small TSFs and clean-up sites. The changes in Mineral Resources from June 2022 to June 2023 are due to depletion of 15.98Mt at 0.34g/t Au and a positive survey adjustment of 4.75Mt at 0.33g/t Au, as presented in Figure 11.53 and Figure 11.54. The depletion included the mining of Mineral Resources that were not included in the LoM plan, i.e., the mining of Mineral Resources not converted into Mineral Reserves.

Table 11.36: Ergo Inclusive Mineral Resources Statement as at 30 June 2023

Mineral Resource Classification	Mineral Resource as at 30 June 2022 (Inclusive)			Mineral Resource as at 30 June 2023 (Inclusive)		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	266.25	0.31	2.64	251.75	0.30	2.41
Indicated Mineral Resource	568.21	0.25	4.55	571.47	0.25	4.65
Total Measured and Indicated Mineral Resource	**834.45**	**0.27**	**7.19**	**823.22**	**0.27**	**7.07**
Inferred Mineral Resource	21.32	0.24	0.16	21.32	0.24	0.16

Table 11.37: Ergo Exclusive Mineral Resources Statement as at 30 June 2023

Mineral Resource Classification	Mineral Resource as at 30 June 2022 (Exclusive)			Mineral Resource as at 30 June 2023 (Exclusive)		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Measured Mineral Resource	66.04	0.26	0.55	66.45	0.26	0.56
Indicated Mineral Resource	375.41	0.25	3.06	375.30	0.25	3.06
Total Measured and Indicated Mineral Resource	**441.45**	**0.25**	**3.61**	**441.75**	**0.25**	**3.61**
Inferred Mineral Resource	21.32	0.24	0.16	21.32	0.24	0.16

Technical Report Summary of the Material Tailings Storage Facilities 129

Technical Report Summary of the Material Tailings Storage Facilities 130 Figure 11.53: Mineral Resource Reconciliation (Inclusive) Figure 11.54: Total Mineral Resource Reconciliation (Inclusive) Tonnes (Mt) Au (g/t) Contents (Moz) Total Inclusive Mineral Resource as at 30 June 2022 855.77 0.27 7.35 Depletion through Mining (15.98) 0.34 (0.17) Survey adjustments 4.75 0.33 0.05 Total Inclusive Mineral Resource as at 30 June 2023 844.53 0.27 7.23 1. Quantities and grades have been rounded to two decimal places; therefore minor computational errors may occur. 11.18 QP’s Opinion In the QP’s opinion, all relevant technical and economic factors that may likely affect the reasonable prospects of economic extraction were adequately considered for the Mineral Resources reported. The QP recommended no further work.

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12 Mineral Reserve Estimates

This Item includes discussion and comments on the conversion of Mineral Resources to Mineral Reserves. Specifically, comments are provided on the key assumptions, parameters and methods (modifying factors) used to estimate the 30 June 2023 Mineral Reserve.

Mineral Reserves estimates are affected by multiple factors that change over time. Fluctuations in the gold price, exchange rates, legislation in the operating country, other reporting jurisdictions and a wide range of operating conditions may affect the Mineral Reserve estimates. Estimates of the Mineral Reserves should be considered best estimates at the time of reporting.

The level of the study conducted to support the declaration of the 30 June 2023 Mineral Reserve is based on a mine plan and design conducted to a PFS level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15%. Ergo utilizes Measured and Indicated Mineral Resources incorporated into the LoM plan. No Inferred Mineral Resources have been used in the LoM plan.

12.1 Grade Control and Reconciliation

The Ergo LoM plan and schedule for the individual TSFs is based on 3-D geological models, which provides grade, density, and volume for each individual block. The planning department takes this information and establishes a grade for the proposed mining cut, typically in the order of 15m. The mine plan accounts for each block, resulting in a tonnage and grade estimate for the entire mining block or mining cut. The mining cut is then sequenced and scheduled.

Ergo conducts grade and tonnage reconciliations on a quarterly basis with no material difference between the planned and actual grade and tonnages observed.

Table 12.1: Reconciliation of RoM Head Grade (Au)

Year	Plan RoM Head Grade (g/t)	Actual RoM Head Grade (g/t)	Head Grade Difference (g/t)	Percentage Difference (%)
2019/2020	0.358	0.354	-0.003	-1.13%
2020/2021	0.354	0.363	0.009	2.54%
2021/2022	0.347	0.366	0.018	5.19%
2022/2023	0,355	0,383	0.028	7.89%

Table 12.2: Reconciliation of RoM Tonnage

Year	Measured Survey Tonnage (kt)	Processing Plant Tonnage (kt)	Tonnage Difference (kt)	Percentage Difference (%)
2019/2020	20 265	20 086	-179	-0.9%
2020/2021	22 884	22 949	66	0.7%
2021/2022	22 810	21 553	-1 527	-6.7%
2022/2023	16 980	17 334	354	2.1%

Technical Report Summary of the Material Tailings Storage Facilities 131

Technical Report Summary of the Material Tailings Storage Facilities 132 The results in Table 12.1 and Table 12.2 indicate no material difference between the planned and actual grade and planned and actual tonnages for years 2019/20 and 2020/21. However, the 2021/22 reconciliation between planned and actual grade indicates a 5.2% variance and the 2022/23 shows a 7.89% increase in the gold grade. Further, the reconciliation shows a 2.1% increase in the planned tonnage during for the 2022/23 financial period. The higher grade is associated with mining high-grade (Third-Party) mineralized material not in the LoM plan nor in the Mineral Reserve. The increase in the tonnage was due to mining more tonnage than was planned. 12.2 Cut-off Grade Estimation The cut-off grade, for the purposes of the Mineral Reserve definition, is defined as the grade at which the value of the contained metal in a unit quantity is equivalent to the cost of its production, i.e., the breakeven cut-off grade. Cut-off Grade = Total On-Mine Production Costs (Metal Market Price – Off-Mine Costs) x Recovery The gold price and other operational inputs are discussed in various Items of this Report; plant recoveries are reviewed in Item 14, Item 16 reports on marketing and pricing, and operating costs are commented on in Item 18. The cut-off grade and Mineral Reserve grades are provided in Table 12.3. Note that due to the nature of mining TSFs, the cut-off grade is not based on a block value or individual sections of the TSF but based on the total TSF (i.e., if the entire TSF grade is above the cut- off grade, the TSF will be mined). Table 12.3: LoM Cut-off Grade and Mineral Reserve Grades Source Area Plant Recovery (%) LoM Cut-off Au Grade (g/t) Mineral Reserve Au Grade (g/t) Ergo 41 0.23 0.28 Notes: 1. The LoM cut-off grade provided above is based on the June 2023 LoM plan and used to validate the 30 June 2023 Mineral Resource and Mineral Reserve estimation. 1. Gold price ZAR1,081,261,488/kg (Item 16). 2. On-mine cost ZAR101.99/t (Item 18). 3. Off-mine cost ZAR0.00/t. 12.3 Estimation and Modelling Techniques Ergo reports its Mineral Resources and Mineral Reserves in accordance with Regulation S-K 1300. In no case has Measured Mineral Resources been downgraded to a Probable Mineral Reserve category. Other than geological modelling, no other modelling or estimation techniques are used in the selection of Mineral Reserves. Selection for inclusion in the Mineral Reserves is based on the average grade of the TSF being above the required cut-off grade. The following comments are relevant in the conversion of Mineral Resources to Mineral Reserves: • there is no mining dilution, as each of the TSFs is to be mined and processed in their entirety;

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- no allowance has been made for mining losses as each of the TSFs is to be mined and processed in their entirety; and
- a LoM plan has been generated, reviewed and tested for economic viability in a discounted cash flow (DCF) model. Cognizance has been taken of the geotechnical considerations regarding the safety of the operation and long-term stability of the TSF walls, and the working considerations are based on current and historical operational practices at Ergo.

12.4 Mineral Reserve Classification Criteria

The Mineral Reserve classification of Proven and Probable is a function of the Mineral Resource classification with due considerations of the minimum criteria for the "modifying factors" as considered in the S-K1300. In no case has Measured Mineral Resources been downgraded to a Probable Mineral Reserve Category.

Ergo produces a single commodity, gold, and therefore the reporting of metal equivalents is not relevant.

Due to the length of approval times for the renewal of permits, some of the Mineral Reserves may be based on permits (approvals) still in the process of being renewed. At this time, there is no indication that these renewals will not be granted and therefore have been used in the LoM plan and Mineral Reserve statement.

12.5 Mineral Reserves Statement

Mineral Reserves are based on the 30 June 2023, LoM plan and schedule. The Ergo Mineral Reserve statement as at 30 June 2023 is provided in Table 12.4 along with the previous Mineral Reserves as at 30 June 2022.

The QP confirms that the Mineral Reserve statement presented in Table 12.4 is disclosed in accordance with the S-K1300 guidelines.

Table 12.4: Ergo TSF Mineral Reserves Statement as at 30 June 2023

Mineral Reserve Classification	Mineral Reserves as at 30 June 2022			Mineral Reserves as at 30 June 2023		
	Tonnes (Mt)	Au (g/t)	Contents (Moz)	Tonnes (Mt)	Au (g/t)	Contents (Moz)
Proven	200.21	0.33	2.09	185.29	0,31	1.85
Probable	192.79	0.24	1.49	196.17	0.25	1.60
Total Mineral Reserves	**393.00**	**0.28**	**3.58**	**381.46**	**0.28**	**3.45**

Notes:
1. Tonnes and grades were rounded, and this may result in minor adding discrepancies.
2. The Mineral Reserve has been reported in accordance with the classification criteria defined in the Regulation S-K 1300.
3. The Mineral Reserve is estimated using the USD1,934/oz, ZAR17.39/USD and ZAR1,081,261/kg financial parameters.
4. No mining losses or dilution has been applied in the conversion process nor has a mine call factor been applied.
5. Tonnage and grade RoM delivered to the processing plant.
6. The attributable Mineral Reserve is 100% of the total Mineral Reserve.

The QP responsible for the reporting and sign-off of the Mineral Reserve is Professor Steven Rupprecht. Professor Rupprecht is a Fellow of the Southern African Institute of Mining and Metallurgy (SAIMM)

Technical Report Summary of the Material Tailings Storage Facilities 133

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with more than five years of experience relevant to the evaluation and reporting of TSF Mineral Reserves.

Table 12.5 depicts the Mineral Reserve reconciliation between 30 June 2022, and 30 June 2023. Some 15.05Mt was depleted through mining operations; 3.5Mt was added due to survey adjustments, Based on the above, a total tonnage of 11.49Mt has been subtracted, resulting in a 30 June 2023 Mineral Reserve of 381.46Mt at a grade of 0.28g/t.

Table 12.5: Mineral Reserve Reconciliation

Source	Tonnes (Mt)	Au Grade (g/t)	Content (Moz)
Mineral Reserve as at 30 June 2022	**393.00**	**0.28**	**3.58**
Depletion through Mining Operations	15.05	0.33	0.16
Survey Adjustment	3.50	0.30	0.03
Mineral Reserve as at 30 June 2023	**381.46**	**0.28**	**3.45**

Note: Quantities and grades have been rounded to two decimal places, therefore minor computational errors may occur.

The various modifying factors, i.e., mining, metallurgical, processing, infrastructure, economic, marketing, legal, environmental, social and governmental factors, are discussed in the following Items of this Report.

12.6 QP Statement on the Mineral Reserve Estimation

The Mineral Reserves declared are estimated from the 30 June 2023 LoM plan which was developed for the Ergo operations and is based on the Mineral Resource Estimates as at 30 June 2022, depleted to 30 June 2023 together with a set of modifying factors based on recent operational results, and economic inputs provided by Ergo. The assumptions applied in determining the modifying factors and economic inputs are reasonable and appropriate. The LoM plan is in sufficient detail to ensure achievability and is based on historical achievements. All the inputs used in the estimation of the Mineral Reserves have been thoroughly reviewed and can be considered technically robust.

The QP applies a low risk to the Mineral Reserves but acknowledges there are several external factors that can impact on Mineral Reserves, such as infrastructural, marketing, financial, environmental, social, and governmental aspects. Refer to Item 19.3, which discusses risk in more detail, and in particular Item 19.3.11 that highlights the risk associated with Mineral Reserves.

Technical Report Summary of the Material Tailings Storage Facilities 134

13 Mining Methods

Ergo's business is the retreatment of old gold bearing sand dumps and slimes dams (termed TSFs) to recover gold. Consequently, Ergo has acquired an extensive inventory of gold bearing sand and slimes TSFs spread across the Central and East Rand goldfields produced from the historical processing of gold ores of the Witwatersrand Supergroup, by the gold mines that operated across the gold fields. These mines are now mostly defunct and stretch from the Crown, City Deep and Knights processing plants in the Central Rand to the south of Johannesburg to the Grootvlei Mine in the East Rand over some 70km.

The result of Ergo's retreatment is the creation of a 'new' TSF, which tailings are deposited on a mega TSF (Brakpan/Withok TSF) designed to modern standards. In this way, Ergo plays a dual role in creating value and cleaning up the environment.

Ergo consists of the processing plant and pipeline infrastructure, the mining rights, licenses and permits to access a large number of surface Mineral Resources (old tailings, slimes and sand dumps) and the active Brakpan/Withok TSF.

Table 13.1 indicates Ergo's historical operation results. The results show that since 2018 Ergo has declined from nearly 24.3Mtpa to 21.0Mtpa. The 2023 tonnage profile was also lower due to significant load sheading at the beginning of the year. A further contributing factor to the reduction in tonnage was the depletion of high-volume reclamation sites. Delays were also experienced in obtaining the necessary authorizations to commence mining of the Rooikraal and Valley Silts TSFs. Although operational tonnage was lower than planned, operational performances were boosted by a higher gold price received for FY2023 (ZAR1 041,102/kg), reporting robust net cashflows. Ergo has adjusted the planned RoM tonnage in the 2023 LoM plan targeting about 21Mtpa.

Table 13.1: Historical Ergo Operational Results

Year	FY2023	FY2022	FY2021	FY2020	FY2019	FY2018
Mined Tonnes (t) ('000)	16,908	21,111	22,952	20,228	23,162	24,281
Gold Produced (kg)	3,882	4,156	4,263	3,989	4,493	4,679
Yield (g/t)	0,229	0,188	0,186	0,197	0,194	0,193

Note: Mined tonnes are based on survey measurements and may slightly differ with the processed tonnes. The QP considers the difference immaterial.

13.1 Mining Method

The current mining methods applied by Ergo are suitable for all TSFs (dumps/dams) (Figure 13.1). No selective mining will occur with the entire TSF being processed. No selective mining is the result of four conditions inherent in the Ergo's operation of reclaiming the dumps:

- there is nowhere on the mining sites to dump the below cut-off grade material;
- the mining method is not conducive to selective mining;
- the operation is a rehabilitation exercise, and all mineralized material must be removed from the site, and it is, therefore, economically beneficial to process all material, even low-grade material; and
- Concurrent rehabilitation takes place which reduces the environmental impact as well as the rehabilitation liabilities.

Technical Report Summary of the Material Tailings Storage Facilities 135

Technical Report Summary of the Material Tailings Storage Facilities 136 Figure 13.1: Typical Tailing Storage Facility 13.1.1 Hydraulic Mining The use of water plus energy to mine unconsolidated material has a long history. Documented and physical evidence indicates widespread and sophisticated use in the Californian goldfields in the mid-19th century. Thousands of kilometers of ditches and flumes were constructed to gravitate water from the mountains to generate sufficient pressure to “flush” the alluvial gravel beds into sluices. In recent years, however, the most popular techniques have been based on hydraulic mining used to mine unconsolidated materials, alluvial deposits, freshly blasted ores and for the recovery (or mining) of dewatered TSFs. Hydraulic mining is loosely defined as excavating material from its in situ state using water. A stream of water is directed at the mining face to mechanically break and/or soften the material so that the water flow can carry it away. The application or effectiveness of the method is a function of various factors ranging from the size, velocity and pressure of the water stream to the location, hardness, particle size and moisture content of the material to be mined. Hydraulic mining is typically undertaken using 100mm or 150mm monitor guns (Figure 13.2), with increased production achieved by including additional units. Hydraulic mining provides a high degree of flexibility that allows simultaneous mining at several points over a wide range of production rates. Consequently, grade blending is readily achievable.

Technical Report Summary of the Material Tailings Storage Facilities 137 Figure 13.2: Example of Hydraulic Mining Hydraulic mining in semi or near-saturated conditions is possible and common and has a clear advantage over load-and-haul operations. Hydraulic mining does not create, but rather ameliorates the airborne dust problem often associated with fine TSFs and dry mining techniques. A typical generic hydraulic mining system is shown in Figure 13.3.

Figure 13.3: Hydraulic Mining Process Diagram



Monitor
Make up water
Screen
Tailings
Processing Plant
Tailings dam
Not to scale
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Source: modified after J Engels, No Date
Note: the pumps have been excluded for clarity

The planning of hydraulic mining considers several factors:

- the required production rate;
- the life of the operation;
- the type of material to be mined (including hardness, density, grading, specific gravity, degree of contamination (vegetation));
- the site topography, shape and form of the TSF;
- the slurry quality requirements;
- the pumping distances and pipeline topography
- water, power, equipment and labor availability.

Considering the abovementioned aspects allows the size and number of monitor guns to be determined. Essentially, most applications require 1m^3 of water per dry ton to be mined aiming for 50% solids. A monitor gun can be fitted with different diameter nozzles (100mm or 150mm) that allows production rates to be "fine-tuned".

Before the slurry enters the pumping facilities, it is usually necessary to pass the slurry through a screen or series of screens depending upon the degree of contamination and oversize. Satellite pumps pump slime into a thickener or header tank ahead of the processing plant that accommodates surges in flow, grading or density.

Technical Report Summary of the Material Tailings Storage Facilities 138

Technical Report Summary of the Material Tailings Storage Facilities 139 Hydraulic mining provides slurry feedstock to the mineral processing plant continuously. To maintain production, high pressure water must be ensured. Slurry densities and production rates will not be achieved if the water pressure is not maintained. Critical to hydraulic mining is consistent high slurry densities. If densities drop, less tonnage is delivered to the processing plant, thus increasing the mining cost. Figure 13.4 demonstrates a cross-sectional view of mining a TSF. Figure 13.4: Typical Mining Method for a TSF 13.1.2 Conventional Load, Haul and Slurry A second mining method employed by Ergo is the use of front-end loaders (FEL) to load slimes and sand (Figure 13.5). In these cases, the FELs load from the bottom of the dump and transport the mineralized material to a feed hopper which feeds a conveyor. The conveyor transports (Figure 13.6 to Figure 13.8) the mineralized material to the satellite pump station where it is mixed with water to form a slurry then pumped to the processing plant. In other cases, the FELs load directly onto trucks for transport to the processing plant.

Technical Report Summary of the Material Tailings Storage Facilities 140 Figure 13.5: Example of Loading with a FEL Figure 13.6: Example of Loading with a FEL into a Hopper

Technical Report Summary of the Material Tailings Storage Facilities 141 Figure 13.7: Example of Material on Conveyor Figure 13.8: Slurry Point for Loading

Technical Report Summary of the Material Tailings Storage Facilities 142 13.2 Mining Sections Ergo re-treats slimes and sand dumps from three sections, as depicted in Figure 13.9, the West Section, Central Section, and the East Section. In terms of the LoM plan and the Mineral Reserve statement, the following TSFs are considered material for Ergo: • 4L3 (13.1Mt); • Rooikraal TSF (56.8Mt); • 7L15 TSF (17.1Mt); • Marievale Complex (54.1Mt); and • Daggafontein TSF (192.8Mt). The following TSFs, excluding the material TSFs listed above, are reported on an aggregate basis, as they are included in the LoM plan and cumulatively make the Ergo operation economically viable.

Technical Report Summary of the Material Tailings Storage Facilities 143 Figure 13.9: Ergo Sections

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13.2.1 West Rand

No Mineral Reserve was declared.

13.2.2 Central Rand Section – City Section

Mining areas located from Soweto to City Deep are planned to be loaded and hauled to the City Deep Basin or alternatively 4L25. Slurry is pumped from City Deep via a 600ktpm (500mm NB pipe) pipeline to the Ergo processing plant. Operations from the City Section are planned to be completed in September 2027 and the Knights Section is estimated to be completed in December 2024.

Table 13.2 and Table 13.3 depict the working places in the Central Rand that are included in the LoM plan and in the Mineral Reserve.

Table 13.2: Central Rand (City Section)

Workplace	Tonnage (kt)	Grade AU (g/t)	Recovery (%)
3L1 Sand, 3A1, 3L17, 3L40, 3L43, 4L2, 4L25, 4L3, 4L4, 4L6 and Valley Silts	25,877	0.42	49

Table 13.3: Central Rand (Knights Section)

Workplace	Tonnage (kt)	Grade AU (g/t)	Recovery (%)
4A15 – E and S, 4A18, Rose Slime and Rosherville	3,688	0.97	64

13.2.3 East Rand Section

Table 13.4 indicates the TSF working sites in the LoM Plan and included in the Mineral Reserve.

Table 13.4: East Rand Section (Ergo Section)

Workplace	Tonnage (kt)	Grade AU (g/t)	Recovery (%)
4L13, 4L14, 4L23, 4L30, Cason 4L50, 4L49 Elsburg, 4L47 Elsburg, Benoni,5A10 5L27, 5L29, 6A1, 6L13, 6L14, 7L15, Rooikraal, 7L4, 7L5, 7L6, 7L7, Daggafontein	351,895	0.26	41

13.3 Mine Design and Schedule

The technical work/studies conducted by Ergo to support the conversion of Mineral Resources to Mineral Reserves and to generate the on-going LoM plan are at least to a PFS level of accuracy (i.e., +/-25%). The LoM schedule mines approximately 21Mtpa from several TSF sites.

Table 13.5 provides the modifying factors used to convert the Mineral Resources to a Mineral Reserve used in the 19-year LoM plan. Due to the nature of mining tailings and slimes TSFs,

Technical Report Summary of the Material Tailings Storage Facilities 144

Technical Report Summary of the Material Tailings Storage Facilities 145 no mining loss or dilution is applied in the conversion process. Recovery factors are based on actual plant performances, which are reconciled annually. In addition, as TSFs are man-made deposits placed on top of the original surface, a stripping ratio is not applied to the mine design, although some vegetation (non-material volume) may be removed before mining occurs. Table 13.5: Summary of Modifying Factors for LoM Plan Source Area/Plant MCF (%) LoM Recovery (%) Mining Loss (%) Dilution (%) Total Ergo Operation 100 41 0 0 Note: The recovery associated with the Mineral Reserves used in the LoM plan is 41%. Tailing recoveries vary on a TSF-by-TSF basis Table 13.6 provides the 30 June 2023 19-year LoM tonnage and recovered gold schedule used to support the declaration of the Mineral Reserve. The LoM plan has a cut-off grade of 0.23g/t Au, which is below the planned LoM head grade of 0.28g/t Au. The working cost of ZAR101.99/t is based on the LoM plan. The current LoM plan is robust. However, it remains sensitive to RoM grade, gold price, exchange rate, recovery, and operating costs.

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Table 13.6: Ergo Forecast Production from July 2023 to June 2042

Years	1		2		3		4		5		6		7	
	2023 to 2024		2024 to 2025		2025 to 2026		2026 to 2027		2027 to 2028		2028 to 2029		2029 to 2030	
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)
Sand	3,823	1,309	3,813	1,191	2,545	702	981	168	837	141				
Slime	16,727	2,722	16,567	2,721	16,904	2,986	20,479	3,346	20,910	3,206	21,458	2,910	22,180	2,668
Total	**20,550**	**4,030**	**20,380**	**3,913**	**19,449**	**3,689**	**21,460**	**3,514**	**21,747**	**3,346**	**21,458**	**2,910**	**22,180**	**2,668**

Years	8		9		10		11		12		13		14	
	2030 to 2031		2031 to 2032		2032 to 2033		2033 to 2034		2034 to 2035		2035 to 2036		2036 to 2037	
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)
Sand									-	-	-	-		
Slime	**21,600**	**2,615**	**21,600**	**2,524**	**21,520**	**2,709**	**21,747**	**2,450**	21,574	1,914	21,600	1,874	**21,600**	**1,874**
Total	**21,600**	**2,615**	**21,600**	**2,524**	**21,520**	**2,709**	**21,747**	**2,450**	**21,574**	**1,914**	**21,600**	**1,874**	**21,600**	**1,874**

Years	15		16		17		18		19				Total	
	2037 to 2038		2038 to 2039		2039 to 2040		2040 to 2041		2041 to 2042					
	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)	Tonnes (kt)	Recovered Au (kg)			Tonnes (kt)	Recovered Au (kg)
Sand	-	-	-	-	-	-	-	-	-	-			**11,999**	**3,511**
Slime	21,600	1,874	21,600	1,874	21,600	1,874	21,600	1,874	9,598	866			**382,464**	**44,880**
Total	**21,600**	**1,874**	**21,600**	**1,874**	**21,600**	**1,874**	**21,600**	**1,874**	**9,598**	**866**			**394,463**	**48,391**

Technical Report Summary of the Material Tailings Storage Facilities 146

Technical Report Summary of the Material Tailings Storage Facilities 147 13.4 Geotechnical and Geohydrology The Witwatersrand TSFs have been successfully and economically exploited for some time, and the geotechnical and geohydrology characteristics are well understood from practical experience. A safe bench height is dependent upon the material being mined and is also influenced by the phreatic surface within the dump. No geotechnical or hydrological risks surrounding Ergo’s operations have been identified that would impact the declaration of a Mineral Reserve. As no open pit mining is taking place, the mine design does not account for slope angles but rather the natural angle of repose from hydraulic mining. To ensure the competency of the wall, an angle of 45˚ is used for mining. No geotechnical or hydrological aspects affecting the surface deposits are significant to the operation and the QP is unaware of any incidents regarding unexpected highwall failure. Mining bench heights are in the order of 15m. Hydraulic mining provides slurry feedstock to the processing plant continuously. To maintain production, high pressure water must be ensured. Slurry densities and production rates will not be achieved if the water pressure is not maintained. Critical to hydraulic mining is consistent high slurry densities. If densities drop, less tonnage is delivered to the processing plant, thus increasing the unit mining cost. The following series of steps offer an overview of the hydraulic mining process: • the water monitor washes the slime material of approximately 15m high benches with a mining width of 15m and a length of 9m or more (“mining cut”); • monitoring will be conducted from the bench of the TSF (i.e., top-down approach); • the resulting slurry stream is channeled in the 15m wide mining cut, which forms a trough to ensure a good flow of the slurry material to the pumps, which will then transport the slurry to the processing plant; and • approximately 6,950t/d (316tph) per water monitor is achievable equating to four hydraulic monitors to produce 600ktpm. The operating position of the monitor will be on the top of the mining cut and operating at a 45˚ angle, as seen in Figure 13.10. The reclamation gun position and bench angles are based on experience and on-site observations.

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Figure 13.10: Hydraulic Mining with Monitor showing Distance and Angle


2m
2m
45°
Elephant hose connected to the gun to supply high pressure water

When FELs are used, care is taken to ensure that there is no undermining of the dump highwall with operators being cognizant of the risks related to slumping highwalls. Dozers are used to remove over hanging material where required. No geotechnical or hydrological aspects affecting the surface deposits are significant to the operation and the QP is unaware of any incidents regarding unexpected highwall failure.

13.5 Requirements for Stripping

As no underground mining is done, there is no underground development and backfilling required. Other than minimal precleaning with a dozer of the top of the TSFs no pre-stripping is required at Ergo.

13.6 Mining Equipment and Personnel Requirements

The equipment required for hydraulic mining is as follows:

- Track or pedestal mounted hydraulic monitors;
- water columns, 250mm diameter pipes to feed water to the hydraulic monitor;

Technical Report Summary of the Material Tailings Storage Facilities 148

Technical Report Summary of the Material Tailings Storage Facilities 149 • grizzly screen to remove debris from slurry; • satellite pump stations to pump slurry to main pump station; and • main transfer pump station. • Slurry pipeline to pump to the processing plant For loading of sand, excavators, dozers, FELs, trucks and conveyors are required as shown in Figure 13.2.2. Ergo employs 744 full time employees and 1,856 special service providers, with service providers deployed mostly in security, reclamation, and tailings deposition. The processing plants employ 376 persons. 13.7 Mine Plans 13.7.1 Introduction The QPs have identified the material TSFs in the Mineral Resource and Mineral Reserve. In terms of the LoM plan and the Mineral Reserve statement, the following TSF are considered material for Ergo: • City Deep Complex - 4L3, 4L4 and 4L6 (20.28Mt); • Rooikraal TSF (56.8Mt); • 7L15 TSF (17.1Mt); • Daggafontein (192.8Mt); and • Marievale Complex – 7L4, 7L5, 7L6 and 7L7 (54.1Mt). 13.7.2 Central Rand The 4L3, 4L4, and 4L6 (City Deep Complex) TSFs accounts for 20.28Mt and is considered material to Ergo. The City Deep Complex commences mining operations in 2023 achieving a peak mining rate of 5.2Mtpa and is completed in 2028. 13.7.3 East Rand (Ergo) The Rooikraal TSF is scheduled to commence mining in 2023 and completes mining operations in 2034 Rooikraal starts up at 4.6Mt in 2023, with steady state production of 5.4Mt between 2027 and 2033. The final year produces 4.4Mt as the remnant of the TSF is removed. Mining of the Marievale Complex is scheduled to commence in 2026, starting with the mining of the 7L4 TSF, in 2027 the 7L5 TSF embarks with 7L6 and 7L7 TSFs begin mining in 2028. The Marievale complex starts production at 4.7 Mtpa and reaching a steady state mining rate of 9.0Mtpa in 2028 with production influenced by the various TSFs starting-up or winding down production. 7L15 TSF commences mining in 2028 (at 2.8Mtpa) and completed in 2034. Mining of the Daggafontein TSF commences in October 2031. The top cut is mined from 2031 until 2033, the middle cut of the TSF being mined for four years, from 2034 until 2037, and the bottom cut mined from 2038 to 2041 (Figure 13.11, Figure 13.12 and Figure 13.13). Over the 11-year period the Daggafontein TSF produces 192.8Mt at a grade of 0.24g/t Au.

Technical Report Summary of the Material Tailings Storage Facilities 150 Figure 13.11: Daggafontein TSF Top Cut Mining Sequence Figure 13.12: Daggafontein TSF Middle Cut Mining Sequence

Technical Report Summary of the Material Tailings Storage Facilities 151 Figure 13.13: Daggafontein TSF Bottom Cut Mining Sequence

Technical Report Summary of the Material Tailings Storage Facilities 152 14 Processing and Recovery Methods 14.1 Introduction The Ergo processing plant located in Brakpan, is Ergo’s flagship metallurgical plant which currently targets throughput of 1.75Mtpm to 1.80Mtpm. The City Deep processing plant has been reconfigured to operate as a milling and pump station and feed the Ergo processing plant via a 50km pipeline. The City Deep processing plant processes mineralized material from TSFs of the Central Rand areas (i.e., Johannesburg, Germiston, and Boksburg), with mining operations scheduled to close in 2027. The Knights Plant has been reconfigured to operate as a milling and pump station and feed the Ergo processing plant with sand and slime and will operate until 2024. The Ergo processing plant follows the conventional method of extracting gold. The plant has been in operation for more than 15 years, with minor improvements conducted on a regular basis. Ergo retreats historical tailings and the remaining gold in the TSFs is finely disseminated within the material. The gold does not respond to physical recovery methods. Direct cyanidation has been used for decades to solubilize the gold and then recover it by hydrometallurgical techniques. The Carbon in leach (CIL) process is used with elution and final recovery by zinc precipitation which produces >85% bullion quality. 14.2 Plant Feed Grade and Metallurgical Test Work The Ergo processing plant is fed from at least 13 different mining sites (including sand and slime) that are being mined and fed into the plant at any one time. Daily composites are submitted to the assay laboratory for grade determination to assist with the management of the operations. A sub-sample is split and composite samples over a week for metallurgical test work. A bottle roll test is conducted utilizing the same parameters that are used on the full-scale plant. Should any deviations be reported, further investigations are undertaken. Prior to commencing reclamation of any mineralized material, a comprehensive drilling exercise is carried out. As part of the evaluation, sub-samples are sent to Ergo’s in-house metallurgical research laboratory for testing to assess the amenability of the material to cyanidation and what recoveries can be expected. Mineralogy work is not carried out on a routine basis but on a needs-basis associated with the exploration program. Sand material that is coarse in nature, is first milled prior to cyanidation, while slimes material is processed without pre-milling. All feed streams are combined before removing extraneous oversize, which could contaminate the activated carbon, over linear screens. The material is leached with cyanide at an elevated pH in mechanically agitated tanks. Carbon is then used to adsorb the dissolved gold. The loaded carbon is removed from the circuit and the gold eluted off the carbon. The gold is then finally recovered using zinc precipitation and smelting of doré bars. The tailings are pumped to a large Mega TSF (Brakpan/Withok TSF) located south of the Ergo processing plant. The Brakpan/Withok TSF as of June 2023 has a remaining capacity of approximately ~450Mt after implementation of the facility’s final life design. The Ergo plant capacity is limited to 1.8Mtpm in order to maintain tailings in TSF in a stable and safe state, and gold recovery is between 30% and 50%.

Technical Report Summary of the Material Tailings Storage Facilities 153 A 100% mine call factor is applied at the Ergo processing plant. For planning purposes, Ergo uses the RoM head grade (i.e., the grade of the RoM material as delivered to the processing plant) and the anticipated residue grade to estimate the recovery which is the head grade minus residue grade multiplied by the tonnage treated. During the life of each TSF, the mined grade is monitored and compared to the estimated Mineral Reserve grade. Generally, these grades tend to track each other. When the TSF is completely mined, a final reconciliation is conducted. Metallurgical test work is carried out routinely using laboratory equipment and leach conditions, which closely mimic the full-scale operation. The test work is considered representative as historical results are consistent, and generally minor deviations are seen on numerous tests from the same source material. The material differs slightly in terms of head grade, particle size and origin, so different recovery factors are used for each source. Due to the consistency of the exploration and metallurgical test work, no bulk sampling or pilot scaling test work is conducted. No specific assumptions or allowances are made for deleterious elements in the material. They are either screened out before entering the processing plant or if they cannot be removed, the metallurgical test work results will include the impact. If the impact is too great, the material will not be treated. Cyanidation of gold bearing material, with elution of gold from the loaded carbon is a tried and tested process and there is nothing novel about the process.

Technical Report Summary of the Material Tailings Storage Facilities 154 Figure 14.1: Process Flow Diagram

Technical Report Summary of the Material Tailings Storage Facilities 155 Table 14.1: indicates the process recoveries for the various plants for the past two years, and the planned average recoveries over the 19-year LoM. The recoveries are based on metallurgical test work for the various tailings dumps, slimes and silted vleis that are scheduled to be mined over the 19-year LoM plan. Table 14.1: Ergo Process Recoveries Description 2020/2021 2021/2022 2022/2023 2023/42 LoM Average Total Mine 45.9% 48.9% 49.9% 41.0% 14.3 Mineral Process and Equipment Characteristics The metallurgical process and equipment used at the Ergo processing plant is well tested and utilized by numerous tailings retreatment operators in South Africa. 14.3.1 Reception Material received from the various mining sites is first sampled through two in one slurry samplers and then thickened in three large thickeners to produce an underflow with an SG of 1.45 for leaching and for recovery of excess water. 14.3.2 De-sanding Section Thickened material from the three large thickeners is pumped to a distribution box in the de-sanding section. Here the tailings can be directed to four linear screens which have an 850µm aperture cloth for the removal of debris to prevent contamination of the carbon. The undersize from the linear screens is pumped up to a two-way distribution box ahead of the leach. 14.3.3 Carbon-in-Leach The CIL section comprises of two streams of 11 tanks per stream. Each tank has a capacity of 2,000m3 and at a throughput of 1.8Mtpm gives a leach residence time of about 11.5 hours, with the first tank being used for pre-conditioning with lime and oxygen. Cyanide is added to the second and fourth tank in the leach train. Carbon is present in all but the first two tanks and is retained by interstage screens. Carbon is moved counter-current up the leach using recessed impeller pumps. The carbon concentration in the tanks is about 10 - 15g/l. Loaded carbon is transferred to the four loaded carbon hoppers over vibrating screens. Loaded carbon values vary between 200g/t and 300g/t. CIL tailings flow through residue samplers before passing over four safety linear screens. Screened material reports to a residue sump from where it is pumped to the Brakpan/Withok TSF through three tailings pipelines using five of six installed D-frame pumps.

Technical Report Summary of the Material Tailings Storage Facilities 156 14.3.4 Carbon Treatment Loaded carbon is acid treated in 8.5t batches in four independent acid wash columns. The carbon then reports to four elution columns. Loaded carbon is first screened over 850µm aperture size vibrating screens to remove slurry, before it is washed with dilute hydrochloric acid to remove acid soluble contaminants. Acid washed carbon is transferred to the elution column (after a neutralization with caustic) which is operated at elevated temperatures and pressure (120°C and 120kPa) to strip gold off the carbon using a cyanide/caustic solution (eluant). The eluate, which now contains the gold in solution, is contacted with zinc powder to precipitate the gold. This gold bearing sludge is then filtered in a plate and frame filter to remove precipitation tails. The zinc precipitation tails pass through a “Policeman Column” filled with virgin carbon to recover any gold in solution that was not recovered in the zinc precipitation process. The filtered sludge is removed from the filter press before being calcined at 600˚C for 24 hours. The calcine cake is then smelted in an arc furnace and cast into dorè bars. Eluted carbon is regenerated in three rotating kilns at about 750˚C, two of which are electric kilns, while the third is a gas kiln. On average about 120 elutions are conducted monthly. 14.3.5 Plant Services Instrument Air: Instrument air is supplied to the float from one compressor house and the remainder of the processing plant from a centrally located facility. Process Water: Process water is made up of thickener overflow and return dam water and is distributed throughout the processing plant by a network of pumps and pipes. Fresh Water: Rand Water Board water is received at a reservoir for use in the processing plant and directly for elution water, fire hydrants and human consumption. Power: Bulk power is supplied to the Ergo processing plant by Eskom. Ekurhuleni Metropolitan Municipality claims to supply power and litigation is pending in this regard the relevance being payment of a surcharge levied by the Municipality in addition to the Eskom rate. Natural Gas: Natural gas is obtained by a pipeline from Sasol and used for elution heating purposes as well as for gas kilns used in the regeneration of carbon. Assay Laboratory: All assays are done by the MAED laboratory which is located on the Ergo processing plant site but is operated by an independent third-party. The laboratory is not accredited by SANAS. 14.4 Personnel Requirements Personnel requirements are stated in Item 13.6. 14.5 Energy and Water Requirements Energy and water requirements are discussed in Item 15.3 and 15.5.

Technical Report Summary of the Material Tailings Storage Facilities 157 14.6 Process Materials Requirements Ergo has access to all required process material required through their local or international suppliers.

Technical Report Summary of the Material Tailings Storage Facilities 158 15 Infrastructure Ergo currently mines the existing TSFs and sand dumps in the Johannesburg and Brakpan areas with slurry pumped via pipelines from the numerous mining operations to the Ergo processing plant located in Brakpan. The infrastructure required to support the LoM plan is essentially in place, with future infrastructure requirements being designed and estimated by Ergo to a PFS level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15%. Infrastructure requirements and capital costs are based on current mining operations, as the mining methodology applied to exploit the TSFs and sand dumps are substantially the same throughout the LoM plan with no significant operational changes expected between current and planned future operations. The use of railways, port facilities, dams, leach pads and other infrastructure components are not discussed below as they are not material infrastructure components of the Ergo operations. 15.1 Roads Access to the mining sites is via current municipal and regional road networks with no construction or upgrading of unpaved roads. 15.2 Site Offices and Workshops The mining contractors establish site offices as part of the mining contract. Workshops for the maintenance of roads, pumps and pipelines are based at the Ergo processing plant, and no additional infrastructure is required. 15.3 Power Bulk power is supplied to Ergo by Eskom, and the Ekurhuleni Municipality. The power grid infrastructure serving the East Rand is particularly extensive, with electrical power being received through several alternative substations on the Eskom grid. Mining sites are supplied via several separate feeders. The Eskom power grid has been negatively affected by poor power availability and subsequently, it has at times been unable to meet power demand. Some load shedding has taken place during 2022 and 2023, affecting the country and Ergo. Electrical demand is between 50MW and 60MW. Power supply is viewed as a risk to Ergo operations. A risk-mitigating measure that has been implemented by Ergo is the provision of back-up power and other engineering upgrades to prevent plant choke-up/silt-down during power interruptions. These measures have enabled the processing plant to resume full production without extensive delay after each power interruption. A 7MVA diesel emergency power plant is also available as backup. Ergo has a curtailment agreement with Eskom whereby the total consumption is reduced on request by an agreed percentage during load-shedding hours. This involves reducing the total consumption by between 4MVA and 8MVA during load-shedding hours. The reduction in the power consumption results in the operations maintaining an uninterrupted tonnage throughput, but recoveries are lower due to certain parts of the process plant not operating during the load reduction periods.

Technical Report Summary of the Material Tailings Storage Facilities 159 15.4 Pumps and Pipelines Slurry transport is mainly via pipelines that carry it to the Ergo processing plant (Figure 15.1). Ergo uses a standard set of pipes and pumps (500mm pipes). Equipment selection is based on the most suitable sizes from the standard equipment range. Figure 15.1: Above Ground Pipeline System The pipelines are mainly installed above ground, providing easy maintenance access and making it easier to identify and rectify any failures on these pipelines. Where necessary, pipe bridges are used along the pipeline routes to cross streams and rivers. The existing pumping and slurry pipeline systems are managed through a supervisory control and data acquisition (SCADA) system. The SCADA system allows Ergo to operate the equipment remotely. Thereby, Ergo can monitor the entire pipeline system via a centralized system. For example, pumps and valves can be used (open/closed or on/off), and readings taken (pressures and flows) from the centralized site, with no actual human-machine interface on the actual site. As the pumps are installed with a duty and standby configuration, the operation of the existing and planned pumping and pipeline systems should be adequate to support the requirements of the LoM plan. Operations west of the Ergo processing plant are serviced by pipeline and other existing infrastructure. The Marievale and Daggafontein mining areas east of the processing plant have pipeline permits/servitudes/surface rights in place. The QP has not identified any impediments that would prevent the construction of the necessary infrastructure to support the LoM plan.

Technical Report Summary of the Material Tailings Storage Facilities 160 15.5 Water The primary uses for water are in the Ergo processing plant and for hydraulic mining of the various TSFs. Water used for hydraulic mining turns the dry tailings into a slurry, which is then pumped to the processing plant for processing. Excess water recovered at the thickeners in the processing plant is then returned to the hydraulic mining sites for re-use. However, the main source of water for reclamation purposes is derived from the Brakpan/Withok facility as return water in a “close loop”. In 2017, Ergo completed the construction of a central water reticulation plant to give it the ability to deliver water to all corners of the operation and return it through a fully integrated closed system. Currently 60% to 70% of all process water make up at Ergo is drawn from the Brakpan/Withok TSF to various reclamation sites by way of return water columns. A further 16% of process water top-up needs are from treated underground acid mine drainage (AMD), drawn from a facility operated by the Trans-Caledon Tunnel Authority (TCTA) from whom DRDGOLD secured the right to use up to 30Ml of AMD water per day. Another 14% is from lakes and dams in the region that captures the inflow of seasonal rain and storm water inflows, harvested in terms of the requisite extraction licenses. Potable water is used only where the sensitivity of equipment requires it and for certain early stages of irrigation to settle in newly established vegetation on TSFs. Given the location of the Ergo operations, the QP does not foresee the likelihood of the operations being curtailed due to a water shortage. 15.6 Infrastructure General arrangement drawings are provided for the Rooikraal TSF to demonstrate design work typical of a mining site (Figure 15.2). The actual construction work will vary slightly to account for specific site conditions, but generally, the infrastructure is common from site to site, with 52 TSFs planned to be mined over the 19-year LoM plan.

Technical Report Summary of the Material Tailings Storage Facilities 161 Figure 15.2: Rooikraal General Arrangement - Site Layout

Technical Report Summary of the Material Tailings Storage Facilities 162 15.7 Tailings Disposal The Brakpan compartment of the Brakpan/Withok is a single large tailings dam that was built by cycloning the tailings at the point of deposition out with the larger particles from the tailings, forming the dam wall. The annual rate of rise is between 4m and 5m. The fines from the cyclones run out into the center of the dam. This generates a more stable wall with the finer material safely stored inside the TSF. With the deposition rate of up to 1.8Mtpm the use of cycloning is viewed as the most appropriate method for disposal of the tailings material. 250mm diameter cyclone units are used with over 300 cyclones connected to the tailings pipeline system. The TSF was originally designed by Knight Piésold. Operational activities are currently under contract by Fraser Alexander. Immediately adjacent to the Brakpan TSF footprint lies the former cleared footprint of an area licensed for tailings storage, spanning approximately 400 hectares. This area, on which a large portion of the Withok compartment stood, was retreated and cleared by the former owners of Ergo. The combined Brakpan and Withok footprints make up the Brakpan/Withok TSF. The final design of the Brakpan/Withok TSF is the engineering design that ultimately brings the TSF to its finality in terms of extent, operation, rehabilitation and management. The construction of the Withok compartment of the Brakpan/Withok SF will require an environmental authorization. A Water Use Licence and license to construct from the Department of Water and Sanitation (DWS) Dam Safety Office. The final life design is expected to be submitted to the DWS in April 2024. The implemented final design will result in alignment with the Global Industry Standard on Tailings Management (GISTM) and regulatory bodies, increase deposition capacity, improve operation/management and bring about the sustainable closure of the facility. The Brakpan/Withok TSF will provide sufficient storage capacity to support Ergo’s 19-year LoM plan. The Brakpan/Withok TSF as of 30 June 2023 has a revised and optimized capacity of 450Mt. 15.8 Conclusion The QP is of the opinion that all significant infrastructure and logistical requirements have been considered. It is notable that Ergo has been operating for more than 15 years and has a very good understanding of infrastructural and logistical requirements.

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16 Market Studies

16.1 Markets

All gold produced is delivered to the Rand Refinery for refining with no restrictions on the quantity or time frame. DRDGOLD has a long-standing off-take agreement with the Rand Refinery that refines the gold produced by Ergo.

Ergo holds a 1.1% share in Rand Refinery and together with DRDGOLD limited holds a 11.3% share. Rand Refinery is based in Germiston, South Africa, some 23km from the Ergo operations. All gold is sold to the Rand Refinery with no limit to quantity or time frame. DRDGOLD has a long-standing offtake agreement with the Rand Refinery according to which gold is sold on the prevailing spot in South African Rands. Ergo has no other material contracts other than the agreement with Rand Refinery. When applying the 30 June 2023 spot exchange rate (ZAR18.78/USD) to the associated gold price of USD1,943/oz Au, a real gold price of ZAR1,173,183.94/kg is computed.

Gold is a precious metal, refined and sold as bullion on the international market. Aside from the gold holdings of central banks, current uses of gold include jewelry, private investment, dentistry, medicine, and technology (Table 16 1).

Table 16.1: Above Ground Gold Stocks in 2023

Description	Quantity (t)	Contribution (%)
Jewelry	95 547	46%
Private Investment	46 517	22%
Bank Holdings	35 715	17%
Other	31 096	15%

Source: GoldHub, 2023

The largest use of gold is in jewelry, accounting for approximately 46% of the above-ground gold. Gold does not follow the usual supply and demand logic because it is virtually indestructible and can easily be recycled. In addition, gold stored in the vaults of banks is relatively illiquid and subject to the vagaries of global economies. These characteristics of the gold market make it challenging to forecast the gold price.

16.2 Gold Price

The QP considered five years of historical analysis to form an opinion of the expected gold price and exchange rate going forward because the QP believes that a five-year period sufficiently covers the market volatility seen in the international gold market. This is also consistent with the five years of consensus pricing relied on for the price forecast. The gold price increased in 2020 due to uncertainties related to the outbreak of Covid-19. It then steadily declined to a spot price of ~ZAR1,173,183.94/kg (i.e., USD1,943/oz at ZAR18.78/USD) as at 30 June 2023 (Figure 16 1).

Technical Report Summary of the Material Tailings Storage Facilities 163

Technical Report Summary of the Material Tailings Storage Facilities 164 Figure 16.1: Gold Price Historical Trendline The linear trendline indicates robust gold price potential over the near to medium-term. 16.3 Exchange Rate Trends The ZAR to USD exchange rate saw record-breaking highs in the second quarter of 2020 (ZAR19.35/USD) but has subsequently dropped back to ZAR18.78/USD as at 30 June 2023. A factor in the deterioration of the local currency in 2020 was the lockdowns and economic volatility brought on by Covid-19. The exchange rate of ZAR17.39/USD compares well with the five-year historical trendline as displayed in Figure 16.2. Figure 16.2: Exchange Rate Trendline Various service providers and financial institutions are consulted to determine consensus forecasts of the gold price (Table 16.2).

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Table 16.2: Long Term Consensus Forecasts in Nominal Terms

Description	Year 1 (FY2023)	Year 2 (FY2024)	Year 3 (FY2025)	Year 4 (FY2026)	Year 5+ (LT)
USD/oz	1,962	1,917	1,886	1,866	1 600
ZAR/USD	17.65	18.15	18.33	18.48	16,60
ZAR Price/kg	1,112,784	1,118,818	1,111,140	1,109,147	853,923

Source: DRDGOLD, 2023

The economic assessment for the Mineral Reserve estimate relies on a real price of ZAR1,081,261/kg (i.e., USD1,934/oz at ZAR17.39/USD) as of 30 June 2023 terms as provided by DRDGOLD. The QP has considered the consensus forecasts supplied by DRDGOLD against linear trends in the demand and supply of gold as recorded over the period from 2013 to 2022 to examine whether these forecasts are reasonable.

16.4 Global Demand

Figure 16.3 illustrates the global demand over the past ten years (i.e., 2013 to 2022).

Figure 16.3: Global Gold Demand from 2013 to 2022


5 000
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Source: GoldHub, 2023

16.5 Global Supply

The global gold supply from mining and recycling activities over the same period is presented in Figure 16.4.

Technical Report Summary of the Material Tailings Storage Facilities 165

Figure 16.4: Global Gold Supply from 2013 to 2022


5 000
4 900
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Quantity (t)
2013
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The supply from mining satisfied some 77% of the demand in 2022, with the balance met by recycled gold.

Below are the top thirteen gold-producing countries in 2022 (Table 16.3).

Table 16.3: Global Gold Production

Rank	Country	Production (t)					
		2017	2018	2019	2020	2021	2022
1	China	429	404	383	368	332	375
2	Russia	281	295	330	331	331	325
3	Australia	293	313	325	328	315	314
4	Canada	171	189	183	171	193	194
5	United States	236	225	200	190	187	173
6	Ghana	133	149	142	139	129	127
7	Peru	167	163	143	98	127	126
8	Indonesia	118	153	92	101	118	125
9	Mexico	120	118	109	102	125	124
10	Uzbekistan	91	92	93	100	105	111
11	Mali	74	88	97	92	99	102
12	Burkina Faso	75	78	83	93	103	96
13	South Africa	154	128	111	99	114	93

Source: GoldHub, 2023

16.6 Concluding Comments

The QP notes a short-term up-tick despite the long-term reduction in demand together with an essentially constant supply over the past six years. These trends are not inconsistent with the forecast

Technical Report Summary of the Material Tailings Storage Facilities 166

Technical Report Summary of the Material Tailings Storage Facilities 167 price trend in Table 16.2. The QP is satisfied that a real 30 June 2023 gold price of ZAR1,081,216/kg is a reasonable assumption for examining the economic viability of the Mineral Reserve estimate.

Technical Report Summary of the Material Tailings Storage Facilities 168 17 Environmental Studies 17.1 Results of Environmental Studies An Environmental Impact Assessment (EIA) has been conducted over the Ergo operation with the findings of the EIA showing that the operation would result in certain negative impacts during the operational phase to the environment, however, none of the specialist studies objected to the project. During the mining operations, negative impacts are largely Moderate to Insignificant, and after interventions the impacts are mitigated to a Low significance. During the decommissioning and post-decommissioning phases, most of the impacts will be positive as the historical TSFs and associated environmental impacts of the TSFs are removed. Social and community interaction remains a key focus for Ergo. Stakeholder engagement is reported annually with the SLP compliant and filed with the proper authorities. Ergo appears to have good relations with surrounding communities and engages proactively. The QP is unaware of any material flaws in terms Ergo’s social license to operate, however, it is noted that in the current South African socio-political issues remain a risk and require constant monitoring. Rehabilitation is carried out once the reclamation of individual TSF is completed, with rehabilitation returning the disturbed land to as close to its original landscape as possible. The principles for proper rehabilitation are: • preparing a comprehensive rehabilitation plan prior to the commencement of any activities on site; • stormwater management must be in place at the site prior to commencing with any activities; • landform design (e.g., shaping, re-grassing, etc.); • maintenance management and eradication of invader species; • a plan on how waste will be managed on site; and • an emergency preparedness/response plan. The objective of the site rehabilitation (in accordance with the NEMA EIA Regulations of 2014) must be measurable, practical and be feasible to implement through: • providing the vision, objectives, targets and criteria for final rehabilitation of the project; • outlining the principles for rehabilitation; • explaining the risk assessment approach and outcomes and link decommissioning activities to risk; • rehabilitation detailing the decommissioning and rehabilitation actions that clearly indicate the measures that will be taken to mitigate and/ or manage identified risks and describing the nature of residual risks that will need to be monitored and managed post decommissioning; • identifying knowledge gaps and how these will be addressed and filled; and • outlining monitoring, auditing and reporting requirements. 17.2 Requirements for Tailings Disposal, Site Monitoring and Water Management The general description of the Brakpan/Withok TSF is covered in Item 15.

Technical Report Summary of the Material Tailings Storage Facilities 169 17.2.1 Site Monitoring Site monitoring provides information on whether rehabilitation methods employed are functioning correctly or not. The purpose of monitoring is to ensure that the objectives of the rehabilitation program are met, and that the progressive rehabilitation process is followed as planned during the LoM. Digby Wells conducts environmental audits on an annual basis. The post closure monitoring period will begin once scheduled decommissioning and rehabilitation activities for the sites have been completed. The duration of post closure monitoring will be determined based on environmental performance and until it can be demonstrated that the rehabilitation work has achieved the agreed outcomes; however, at present, it has been assumed that post closure monitoring will not continue for more than five years. It is important that the data obtained during monitoring is used to gauge the success of rehabilitation. Negative monitoring findings should be clearly linked to specific corrective actions. Ergo has implemented a Tailings Management Policy. Ergo is committed to aligning itself with the Global Industry Standard on Tailings Management (GISTM). Geo Tail SA (Pty) Ltd is the appointed Engineer of Record for the Brakpan-Withok TSF and provides surveillance to ensure that all Ergo’s residue storage facilities are operated and managed at a controlled level of risk. Daily operational performance assesment, Quarterly management meetings, annual performance review and Expert Tailings Review Panel reviews are the main mechanisms for on-going risk management and are conducted to update the performance for the TSF and to eliminate flaws and address critical factors (if present) in the structural stability management of the TSF. The following aspects should be monitored during the post-closure phase. 17.2.2 Water Management The quality of groundwater and surface water at the various sites will be monitored quarterly for five years post closure, except for the Knights Mining Right which requires 30 years monitoring at certain monitoring points as per the approved WULs, to ensure compliance of the various constituents with the standards. Samples should be analyzed for particulate and soluble contaminants. Water monitoring will be taking place at 76 different locations. 17.2.3 Vegetation Monitoring The following vegetation monitoring is recommended: • vegetation cover; • species composition; • erosion; and • alien invasive plants. 17.2.4 Vegetation Maintenance Vegetation maintenance will specifically focus on fertilizing the rehabilitated areas annually if required, controlling alien invasive plants where needed and general maintenance such as in-filling of erosion gullies. In the case of erosion, the cause should be identified, and rectified.

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17.2.5 Water Monitoring

Currently, 61% of all process water make-up at Ergo is drawn from water returned from the Brakpan TSF as shown in Table 17.1.

Table 17.1: Ergo Water Consumption

Description	Total Consumption 2023		Total Consumption 2022	
	Ml	%	Ml	%
Potable Water Sources Externally	2,224	9	2,460	9
Rondebult Waste Water	-	-	27	-
Surface Water Extracted	3,481	14	4,691	18
Water Recycled in Process	14,869	61	16,302	62
TCTA Water (AMD)	3,924	16	2,907	11
Total Water Used	**24,498**	**100**	**26,360**	**100**

17.2.6 Legal and Permitting

Table 3.2 of the TRS discusses the Mining Rights and Prospecting Rights details for Ergo and the status thereof.

Ergo's EMPs encompasses all the activities of Ergo's operations and assesses the environmental impacts of mining at reclamation sites, plants and TSFs. It also outlines the closure process, including financial provisions.

There are currently no legal challenges to Ergo's title to its reserves other than those discussed below.

The QPs are aware of one issue that could impact on Ergo's current mining rights or mining operations.

Grootvlei Complex: Ergo has a Mining Right over Grootvlei TSF 6L14 via Mining Right GP158MR and has a renewed Prospecting Right over Grootvlei TSFs 6L16, 6L17 and 6L17A. During the 2022 financial year, an external party raised a conflicting claim of common law ownership of TSFs 6L16, 6L17 and 6L17A. Although the claim was on common law ownership and no challenge has been brought against the Prospecting Rights over the dumps, the Grootvlei Complex has been excluded from the Mineral Reserves statement and the LoM plan. However, the Grootvlei Complex has been included in the Mineral Resources statement as Ergo as a result of the successful renewal of the prospecting rights during the current financial year.

17.3 Plan Negotiations, or Agreements with Local Individuals or Groups

Social and community interaction remains a key focus for Ergo. Stakeholder engagement is reported annually against the SLP and any complaint is filed with the proper authorities.

The QP is unaware of any material flaws of Ergo's social license to operate. However, it is noted that in the current South African political environment, social and community issues always remain a risk and require constant monitoring.

The five-year SLP was submitted by Ergo in terms of the requirements of the MPRDA. The development, submission and implementation of an SLP is a requirement of the MPRDA and the right to mine. Table 17.2 indicates the budget for the 2023 to 2027 SLP, noting that the SLP plan is conducted in five-year segments.

Technical Report Summary of the Material Tailings Storage Facilities 170

Technical Report Summary of the Material Tailings Storage Facilities 171 The SLP covers three key elements: • Human Resource Development (HRD): which focuses on the empowerment of historically disadvantaged South Africans to progress to higher career levels within the industry. Ergo has various programs to address this aspect, including skills development programs, career progression and mentorship employment equity targets; • Local Economic Development (LED): which focuses on the upliftment of both the surrounding (affected) and labor-providing communities. Ergo has four projects, one agricultural development, a sewing project and two projects to upgrade facilities at primary schools. A ZAR10 million budget is allocated to these LED projects; and • Program for Management of Downscaling and Retrenchment: which focuses on minimizing negative impact due to either job losses through retrenchment and mine closure in the long- term. Table 17.2: SLP Financial Provision Summary Description 5-Year Financial Provision (ZAR) Human Resource Development 133 259 888 Local Economic Development 23 200 000 Downscaling and Retrenchment* 17 100 000 SLP Budget 173 559 888 Note: *This amount has already been accrued and is available for reskilling should the mine prematurely be forced to close. 17.4 Mine Closure Plans Remediation Plans, and Associated Costs In accordance with South African mining legislation, all mining companies are required to rehabilitate the land on which they work to a determined standard for alternative use. Ergo has spent ZAR280 million on various environmental rehabilitation activities in the past five financial years between 2019 and 2023. A community consortium, consisting of nine local companies that represent areas including Langlaagte, Diepkloof, Meadowlands, Orlando West, Orlando East, Riverlea, Pennyville and Ormonde, has been established to conduct certain rehabilitation work for Ergo as part of its small enterprise development initiatives. Ergo is on track to complete this vegetation program by 2026. In 2016, a decision was taken to complete the recovery of mine waste materials from several legacy reclamation sites and to close the Crown plant. The clean-up of the legacy sites has proven difficult and costly and requires the use of earthmoving equipment to mechanically lift and move residual material. Steady progress is being made on the clean-up and closure of these legacy sites. As clean-up work on former reclamation sites is completed, applications are submitted to the National Nuclear Regulator (NNR) for land clearance certificates. Between 2019 and 2022, applications were lodged with the NNR in respect of 274.2ha of rehabilitated land for clearance. There were no applications lodged with NNR during 2023, but 29.7ha of land clearances were granted by the NNR. 56ha remains outstanding at 30 June 2023. Ergo’s decommissioning and restoration liabilities are funded by a combination of funds that have been set aside for environmental rehabilitation. ZAR141.9 million is currently held in the Guardrisk Cell Captive under a ring-fenced environmental insurance policy. Further environmental guarantees of

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ZAR377.8 million have been issued by Guardrisk Insurance Company Limited to the DMRE. In total, Ergo has ZAR519.7 million in environmental rehabilitation and closure cover.

The calculated costs for rehabilitation and closure of the Ergo Operations estimated by Digby Wells are ZAR702.5 million (Table 17.3). Ergo systematically audits and monitors progress on rehabilitation and closure and adjusts its provision accordingly. Required audits are undertaken and submitted to the DMRE annually.

Table 17.3: Ergo Rehabilitation Financial Provision Summary

Area and Mining Right	Closure Cost 2023 (ZAR)
CMR - GP186MR	13,465,611
Crown - GP184MR	139,742,356
City Deep - GP185MR	45,154,525
Knights - GP187MR	53,080,889
Ergo - GP158MR	451,043,119
Total (excluding VAT)	**702,486,500**

Source: Digby Wells, 2023

17.5 QP Statement on the Environmental Studies, Permitting, Plans, Negotiations, with Local Individuals or Groups

The QP is satisfied that all material issues relating to Environmental, Social and Governance have been addressed in this document.

The above statement is borne out by the fact that Ergo incurred no fines of monetary value or significant non-monetary sanctions for non-compliance with environmental laws and regulations were imposed over the past five years (2019 to 2023).

The QP finds the funding mechanism appropriate for mine rehabilitation and mine closure, but notes that there is a shortfall between the reclamation funding and the July 2023 Digby Wells closure cost estimate.

Technical Report Summary of the Material Tailings Storage Facilities 172

Technical Report Summary of the Material Tailings Storage Facilities 173 18 Capital and Operation Costs The capital expenditure and operating costs provided take cognizance of the requirements to support the LoM plan. The capital expenditure takes into account the ongoing requirements of starting new operating sites as current TSFs Mineral Reserves are depleted. This capital expenditure schedule is based on the LoM production schedule with the capital expenditure based on mining and engineering designs conducted to a PFS level of accuracy (i.e., +/-25%) with a maximum level of contingency of 15% being applied. The operating costs support the planned LoM production profile taking into consideration whether slimes or sand material is mined and the method and distance in which the mineralized material is transported (i.e., pumped or trucked). Operating costs are activity-based costs accounting for surface mining costs (extraction and transportation); processing costs (including tailings disposal costs), cost of maintaining key mine infrastructure and general and administrative costs. The estimate of operating costs are based on historical operating cost data, which is well understood as Ergo is a well-established mining operation. Operating costs are estimated to at least a PFS level of accuracy with no contingency applied due to the understanding of the cost to mine and process the RoM material. 18.1 Capital Expenditure A total capital of ZAR5.106 billion is scheduled to support the Ergo LoM plan. The breakdown of capital expenditure indicates much of the capital, ZAR5.019 billion, is allocated to the Ergo Section over the duration of the LoM plan with an additional ZAR87.658 million allocated in 2023 for the City Section. As the mining at the Knights Section is completed in 2024 there is no allocation of capital. Included in Ergo’s LoM plan is the estimated capital expenditure of the upgrade of Ergo’s electricity infrastructure and the development of the 60MW solar farm and 160MWh battery energy storage system of ZAR2.044 billion. The costs are based on contracts concluded in the name of Ergo, before 30 June 2023. DRDGOLD is currently in the process of finalizing the vehicle in which the solar assets will be housed within the group and expects this process to be completed by 30 June 2024. In the event that the solar assets are housed in a Special Purpose Vehicle (SPV), this will result in a tariff being charged to Ergo and other off takers in the wheeling arrangements by the SPV. The full benefit of the solar project and costs have been included in the economic analysis presented in Item 19. The capital expenditure summary as proposed in the 30 June 2023 LoM plan is presented in Table 18.1. The level of accuracy for the capital expenditure is to at least a PFS level of accuracy (i.e., +/- 25%) with a maximum level of contingency of 15%. Ergo has been involved in the reclamation of TSFs over the past 15 years, and as the capital requirements to establish mining is similar in nature for each TSF, Ergo has a very good understanding of the capital requirements and therefore places a low risk to the prefeasibility capital expenditure estimate.

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Your Specialist Geoscientists and Engineers

Table 18.1: Capital Expenditure Summary

Area	Budgeted Capital Expenditure (ZAR 000)
Ergo Section	5 018 735
City Section	87 658
Knights Section	0
Total (excluding VAT)	**5 106 393**

18.1.1 Ergo Section Capital Expenditure

This section depicts the capital expenditure estimate for the Ergo Section as indicated in Table 18.2.

Table 18.2: Ergo Capital Expenditure Estimate

Project	Capital Expenditure (ZAR 000)
4L14	41 757
7L15	64 200
4L39	74 822
5L27	24 197
Daggafontein	285 347
Marievale 7L5	269 775
Marievale 7L7	100 006
Withok TSF	1 325
MV works	13 127
20 MW PV	668 165
Battery energy storage & control system	1 221 541
Power line infrastructure upgrade	141 350
2023/24 capital	279 448
On-going sustaining capital[1]	510
Total	**5 018 735**

Note: 1. Sustaining capital equates to ZAR30 million between years 2 to 18.

Table 18.3 indicates the capital expenditure estimate for the City section.Table 18.3

Table 18.3: City Total Capital Expenditure Summary

Area	Budgeted Capital Expenditure (ZAR 000)
4/L/4 TSF	20 894
Valley Silts	66 764
Total (excluding VAT)	**87 658**

Due to the short life of the Knights Section, no capital expenditure has been planned or budgeted.

Technical Report Summary of the Material Tailings Storage Facilities 174

Technical Report Summary of the Material Tailings Storage Facilities 175 18.1.2 QP commentary The QP associates a low risk to the engineering capital expenditure for the mining associated projects as the design and construction of pump stations and pipelines have been conducted numerous times by Ergo. The QP notes the level of accuracy for the capital expenditure estimates are to a PFS level accuracy (i.e., +/-25%). Contingency varies between 0% to 15% with contingency typically applied to civil work, structural steelwork and electrical and instrumentation. In no case is the contingency above 15%. The QP is of the opinion that the risk associated with the Withok compartment capital estimate and solar plant and storage facility is Low to Medium and typical of a PFS level of accuracy (i.e., +/-25%). 18.2 Operating Costs Mining related operating costs are assigned to the Ergo processing plant and the mining of the various TSFs. A different operational cost is applied to each deposit, depending on its composition, proximity to the processing plant and the reclamation method. Sand dumps have a higher cost than slimes, as sand must be milled down to 80% less than 75µm while the slime can be treated in the CIL tanks directly. The electricity operating costs includes the expected saving by Ergo as a result of the solar project. Mining related operating expenditures are assigned to the planned TSFs to be mined and the Ergo processing plant. The planned total operating cost for the Ergo 19-year LoM plan is estimated at a PFS level of accuracy (i.e., +/-25%) with no contingency applied to the total working cost of ZAR101.99/t (Table 18.4). Table 18.4: Total LoM Operating Cost for Ergo Operating Cost Total LoM Operating Cost (ZAR 000’s) Labor 7 478 989 Consumables 17 508 396 Electricity 2 690 440 Water 519 173 Contractors 5 041 718 Other 4 810 888 Sub-total Cash Cost 38 049 604 Rehabilitation Cost 642 599 Other Operation Cost 450 935 Retrenchment Cost 123 994 Corporate Cost 963 026 Sub-total Other Cost 2 180 554 Total Working Cost 40 230 157 The development of the annual operating costs is based on historical cost data as Ergo has been operational for numerous years. The operating costs associated with hydraulic and load and haul mining to establish mining are similar in nature for each TSF, Ergo has a very good understanding of the operating costs. The QP associates a Low risk with many of the operating costs, however a

Technical Report Summary of the Material Tailings Storage Facilities 176 Medium risk is associated with consumables, electricity and water due to the volatile nature of the market of these items. Ergo is attempting to mitigate the volatility with the installation of the solar power project and the reuse of water where possible. Refer to Item 19.3 for more details on risk.

Technical Report Summary of the Material Tailings Storage Facilities 177 19 Economic Analysis 19.1 Economic Analysis The 30 June 2023 19-year LoM plan, which is the basis of the Mineral Reserve, is scheduled to mine a total of 396.10Mt at a ROM grade of 0.28g/t Au and produce 48,529kg of gold over the same period. The economic analysis is based on a LoM plan that is designed to a PFS level of accuracy (i.e., +/- 25%). The economic analysis indicates a net present value (NPV) of ZAR2.313 billion after capital expenditure and tax (22%) utilizing a discount rate of 10.96% (real terms). As the Ergo operations are on-going with an annual positive cashflow, the internal rate of return (IRR) and payback period are not applicable. Table 19.1 presents the Ergo cashflow model over the 19-year LoM Plan. The NPV has been calculated by discounting the positive cashflows at the appropriate rate and subtracting the required capital expenditure. The QP has made the assumptions listed below to derive a realistic base case operational cashflow model: • the production schedule is sourced from the Ergo LoM plan. The mining tonnage schedule varies between 11.2Mtpa and 22.18Mtpa; • plant feed grade as per the LoM schedule with an average grade of 0.28g/t gold; • the average metallurgical recovery over the LoM schedule is 41.1%; • total working costs estimated at ZAR101.99/t RoM are inclusive of mining, metallurgical and general and administration costs (working costs); • the gold market price is set at ZAR1,081,261kg (see Item 16 for further information for gold price in USD/oz and exchange rate); • capital expenditure of ZAR5.106 billion is inclusive of contingency; • no salvage value of assets has been assumed; • A forecast long term average tax rate of 22% based on the South African gold rate formula has been applied and 27% for solar related income; • a discount rate of 10.96% in real (no inflation) terms; • benefit and cost of the solar project; • no royalty payment is applicable to Ergo, as the operation is not subject to royalties on the retreatment of TSFs; • capital expenditure was fully written-off against operating profit, with no time constraint; and • no escalation or inflationary effects have been included in the economic evaluation, which is based on constant money value (real terms). The NPV of the Ergo LoM plan as at 30 June 2023 was calculated at ZAR2.313 billion at a discount rate of 10.96% as shown in Table 19.1.

Technical Report Summary of the Material Tailings Storage Facilities 178 Table 19.1: Economic Analysis Note: Other revenue is based on selling excessive energy produced by the solar plant.

Technical Report Summary of the Material Tailings Storage Facilities 179 19.2 Sensitivity Analysis The sensitivity analysis of the Ergo financial model that varies revenue (price and grade); operating cost, and capital expenditure at 10% increments above and below the base case is shown in Figure 19.1. Figure 19.1: Global Gold Supply from 2013 to 2022 The sensitivity analysis indicates that the Ergo operations are sensitive to revenue parameters such as gold price, grade, and recovery. In addition, the LoM plan is also sensitive to changes in operating costs. The sensitivity analysis indicates that the LoM plan is not as sensitive to capital, and therefore, capital expenditure should be considered if the expenditure will result in reducing operating costs or increasing revenue. The sensitivity indicates that achieving the LoM plan in terms of tonnage is critical in realizing the planned operating costs and being able to mine at the planned cut-off grade. The QP is unaware of any capital expenditures that, if delayed, would materially affect the LoM plan or cashflow. 19.3 Risk Assessment The following highlights show the key risks that Ergo has identified as critical to their operations, as well as comments on mitigation of these risks. 19.3.1 Limited Tailings Storage Capacity Ergo is a volume-driven business. As a result, Ergo needs to ensure that there is sufficient capacity in its TSFs to deposit material after processing and extracting gold in the plant. The Ergo operations are dependent on large TSFs to deposit processed material. New tailings capacity is needed to continue in future at the required deposition rates. The timing to have the new Withok compartment of the Brakpan/Withok TSF online is critical as a delay may result in reduced deposition rates or a halt in deposition which will have an adverse financial impact on the business. Ergo believes that a license for the Withok compartment will be granted as it will meet the requirements of current legislation and South African National Standards codes for the TSF construction.

Technical Report Summary of the Material Tailings Storage Facilities 180 19.3.2 Country Risk South Africa is exposed to a number of socio-economic challenges such as high unemployment, slow economic growth, high levels of corruption and crime. In addition, the political environment is uncertain. These may trigger social unrest due to the lack of service delivery by the governments as well as hardship as a result from these socio-economic issues. Ergo participates in forums with local communities, industry, and government to remain abreast of political matters and to strengthen relationships. Ergo promotes direct engagement with peer businesses and regulators on issues that have an adverse impact on the business to encourage positive change. 19.3.3 Security Issues The current security issues (including organized crime, fraud, theft, bribery, corruption) poses a threat to employees’ safety and may result in operational disruptions. Deployment of sophisticated security technological solutions and expansion thereof is ongoing. Ergo forms part of a security network that works closely with other mining houses and various law enforcement agencies aimed at addressing criminal activities. The impact of the security risk has reduced as a result of the continuous investment in technology, surveillance, and training of security personnel. 19.3.4 Eskom Electricity Supply Eskom is currently in a critical situation and is facing a number of challenges. The issues faced by the state-owned entity are escalating due to (not limited to) ageing infrastructure, cable theft, financial and maintenance issues These have resulted in the implementation of higher stages of load shedding to ration electricity supply and higher annual tariff increases. It is expected that electricity supply issues will continue for the foreseeable future. The company has reduced the electricity supply risk from Eskom through implementation of emergency generators for critical areas of the operations. Furthermore, DRDGOLD approved Phase II of the construction of the solar power project during the current financial year. The entire solar project will now comprise 60MW of generating capacity by the solar farm and the installation of a battery energy storage system which is capable of providing up to 160MWh of power to the Ergo plant and the TSF. The project is currently under development and is expected to be fully commissioned by the end of October 2024. The project is expected to not only address the electricity supply risk but also the risk associated with the continued above inflationary increases of the tariffs charged by Eskom and will therefore assist in reducing future electricity costs. The capacity of the solar assets also allows for the generation of surplus power to be wheeled back into the grid. The project will also assist with the reduction of Ergo’s carbon footprint. 19.3.5 Climate Change Impact The risk of climate change is increasing both locally and globally. There is an increase in the frequency and intensity of extreme weather events, and the continued emission of greenhouse gases and other factors increase this risk.

Technical Report Summary of the Material Tailings Storage Facilities 181 Severe storm events linked to climate change are on the increase and likely to become more severe in future. Ergo operations, with its extensive reclamation sites and large tailings facilities, are exposed to severe rainfall events which may cause severe damage and interrupt operational activities. Ergo is also exposed to a growing number of critical drivers of change and expectations, including new national and international legislation/ regulations, increased public concerns as well as pressure from lobby groups, regulators, and investors. Failure to adapt or transition to climate change measures may negatively impact the business and could lead to reduced investor confidence. 19.3.6 Threat to Social and Operating Licenses or other permits Failure to operate in a sustainable and responsible manner and increasing pressures and demands on business by local communities, NGOs and other organizations could negatively impact Ergo’s license to operate and damage its reputation. Ergo will increasingly be exposed to this risk should social and economic conditions in the country does not improve. Ergo is committed to operating in a sustainable and responsible manner and to improving the quality of life of those residing in the communities around its operations. These commitments are outlined in Ergo’s social and labor plan and Corporate social investment initiatives and its efforts in this regard are continuously monitored and reported on. Through ongoing stakeholder engagement with government structures, local communities and NGOs Ergo strives to strengthen its relationships to promptly and effectively address concerns raised. 19.3.7 Social-political Instability and Social Unrest South Africa remains at high risk of social unrest due to its high unemployment, rising inequality and increased lawlessness. Poor service delivery at all levels of government and political instability add to the sense of frustration that may increase the potential of violent unrest that could cause damage to property, harm to people and disrupt operations. Ergo is continuously assessing its exposure to social challenges and is committed to develop and adapt strategies to mitigate their effects but more so to improve the quality of life of communities in Ergo’s areas of operation. Ergo acknowledges the importance of understanding the dynamics and needs of communities and to improve its engagement through appropriate communications with affected communities. Ergo’s SLP initiatives offer opportunities through which Ergo seeks to improve its Local Economic Enterprise Development Programs. Ergo’s security strategy/programs have been successfully expanded to include surrounding communities. 19.3.8 Complexity of Legal/Regulatory Compliance Complexity and uncertainty within the regulatory environment is an ongoing issue for mining houses. Lack of communication between government and regulators remains an issue that may increase the cost of compliance.

Technical Report Summary of the Material Tailings Storage Facilities 182 Ergo aims to manage this uncertainty through engagement with key stakeholders and industry associations and by ensuring Ergo has access to specialized knowledge. The Group is currently in the process of further enhancing the compliance structure to assist with the identification, assessment, monitoring and reporting on the risk exposure associated with any non-compliance with current legislation that may be incurred through the activities performed by the Group. 19.3.9 Capital Projects Progress Risk Regulatory and supply chain challenges as well as pressures from key stakeholders may impact project delivery and returns. Failure to develop and operate projects in line with expectations and forecasts could negatively impact business performances. Robust project governance and processes have been put in place to ensure expected project deliverables. Stakeholder relationships and rigorous LoM planning forms an essential element of all projects. 19.3.10 Supply Chain Risk The global economic environment, geopolitical tensions as well as inflationary pressures worldwide have highlighted the interdependencies of supply chains. The risk of dependency on key suppliers requires ongoing focus and proactive management. The unavailability of critical material such as reagents and critical equipment may affect production and operating costs resulting in loss of revenue. Delays in supplies, freight costs and higher than inflationary increases for capital equipment are crucial elements for new projects. Ergo’s supplier management plan includes constant monitoring of supply chain risks and the development of future looking mitigation strategies. Ergo has secured key supply demands through supplier contracts and is continuously seeking diversification of its supplier pool. Ongoing initiatives are also pursued in the recovering of reagents and the use of alternative sources of reagents. 19.3.11 Depletion of Ergo Mining’s Mineral Reserves Ergo Mining’s strategy is to maintain its mineral reserve base by improving the robustness of its LoM plan by increasing production through better extraction efficiencies. Another risk associated with Ergo Mining’s mineral reserve is the depletion of higher grade reserves. The current gold price assists with the economic viability of lower grade TSFs, however when the gold price drops it will be important to optimize the LoM plan to enable the mining of lower grade TSFs. This can be achieved through optimizing the mining throughput, reducing operating costs and improving mineral recovery. 20 Adjacent Properties There are no adjacent properties to report. 21 Other Relevant Data and Information Ergo is committed to improving governance and transparency in the safety and management of TSFs, a commitment that so far has taken Ergo to implement the following:

Technical Report Summary of the Material Tailings Storage Facilities 183 • an internal Tailings Performance Management System (TPMS) was implemented for dedicated data collection, storage and processing to ensure the integrity of the data for day-to-day management and oversight purposes and • quarterly drone surveillance. An External Tailings Review Panel review panel has been in place since 2018. The QPs and Ergo have a number of internal controls to manage risk and uncertainty in the Mineral Resource and Mineral Reserve estimation process. Monthly meetings are held with the QPs, Ergo MRM Manager and the Ergo/DRDGOLD Finance team to discuss any concerns or areas requiring further work. The QPs liaise with the relevant specialists on an on-going basis to check on progress of a number of technical programs. There is no other known available relevant data or information material to the discussed properties in this regard.

Technical Report Summary of the Material Tailings Storage Facilities 184 22 Interpretation and Conclusions The QP concludes that the protocols for drilling, sampling preparation and analysis, verification, and security meet industry standard practices and are appropriate for the purposes of a Mineral Resource estimate. The initial assessments have found that the Ergo TSFs have reasonable prospects for economic extraction. The QP is satisfied with the QA developed by The RVN Group and the QC program implemented, as there was no significant bias in reporting data. The QP contends that the assumptions, parameters and methodology used for the Mineral Resource estimate are appropriate for the style of mineralization and deposit type. The tonnage and content of the TSFs are as expected and can be processed in the current Ergo processing plant. TSFs and sand dumps reported in this document have sufficient information to be used in the Mineral Reserve estimates and demonstrate economic viability. The identified risks that could affect the Mineral Resources and Mineral Reserves are: • Limited tailings storage capacity; • Country/Political risk; • Security issues; • Eskom electricity supply and high prices; • Climate change impact; • Threat to social and operating licenses; • Socio-political instability or social unrest; • Complexity of legal/regulatory compliance; • Capital projects progress; • Supply chain risks and • Depletion of Ergo Mining’s Mineral Reserves. The QP has highlighted that the Ergo operations are very sensitive to revenue parameters such as gold price, exchange rate, grade, and recovery. In addition, the LoM plan is also very sensitive to changes in operating costs, as well as the 11 risks identified that could affect the Mineral Resources and Mineral Reserves. The sensitivity analysis indicates that the achievement of the LoM Plan in terms of tonnage is critical in realizing the planned operating costs and being able to mine the individual TSFs at the planned cut-off grade. 23 Recommendations There is sufficient information to allow for decision-making in the future. Accordingly, no additional work is recommended.

Technical Report Summary of the Material Tailings Storage Facilities 185 24 References Alakangas, E. (2015). Quality guidelines of wood fuels in Finland VTT-M-04712-15. 10.13140/RG.2.1.3290.3127. Available at: https://www.researchgate.net/publication/283496833_Quality_guidelines_of_wood_fuels_in_Finland_V TT-M-04712-15. Accessed on 20 July 2023 DRDGold Limited Annual Integrated Report 2022. Sourced https://www.drdgold.com/all- categories?task=download.send&id=271:annual-integrated-report-2022&catid=117. Accessed on 20 July 2023 Engles, J., (n.d.). Tailings Info. Sourced July 2022 - https://www.tailings.info/technical/hydraulic.htm Mudau, M. and Rupprecht, S.M. (2022). Technical Report of the Material Tailings Storage Facility. Available at: https://www.sec.gov/Archives/edgar/data/1023512/000156276222000397/exhibit962.htm. Accessed on 20 July 2023. World Gold Council. (2003). https://www.gold.org/goldhub/data/gold-supply-and-demand-statistics. Accessed on 20 July 2023. World Gold Council. (2003). https://www.gold.org/goldhub/data/gold-prices. Accessed on 20 July 2023. 25 Reliance on Information Provided by Registrant The QPs relied on the following information provided by the registrant: • legal matters about the Mining and Prospecting Rights. The QPs considered it reasonable to rely on registrant’s legal opinion (legal or permitting matters are discussed in Item 1.3, Item 3.3 to Item 3.6 and Item 17.2.6); • environmental matters discussed in Item 17.3 relating to Ergo compliance; • macroeconomic trends, data, and assumptions and interest rates (Item 16); and • marketing information and plans (Item 16). The QPs considered it reasonable to rely on the above information as the registrant has the necessary expertise and has been in operation for more than 20 years of successful and profitable retreatment of TSFs and sand dumps. The QP also found that the data provided aligns with the industry norms. The QPs have no reason to believe that any material facts had been withheld or misstated.

Technical Report Summary of the Material Tailings Storage Facilities 186 26 Qualified Persons Disclosure Consent We, the signees, in our capacity as Qualified Persons in connection with the Technical Report Summary of Ergo Mining Proprietary Limited dated 30 October 2023 (The Technical Report Summary) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to DRDGOLD Limited’s (DRDGOLD) annual report on Form 20-F for the year ended 30 June 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (1300 Regulation S-K), each hereby consent to: • the public filing and use by DRDGOLD of the Technical Report Summary for which I am responsible as an exhibit to the Form 20-F; • the use and reference to my name, including my status as an expert or Qualified Person (as defined by SK-1300) in connection with the Form 20-F and Technical Report Summary for which I am responsible; • use of any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and any amendments or supplements thereto. I am responsible for authoring, and this consent pertains to, the Technical Report Summary (Table 26.1) for which my name appears below and certify that I have read the 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Table 26.1: Qualified Person’s Details Property Name TRS Effective Date QP Name Affiliation to Registrant Field or Area of Responsibility Signature Ergo Mining Proprietary Limited (A subsidiary of DRDGOLD Limited) 30 June 2023 Professor Steven Rupprecht Independent Consultant Item 1 and 12 to 19 /s/ Steven Rupprecht Ergo Mining Proprietary Limited (A subsidiary of DRDGOLD Limited) 30 June 2023 Mr Mpfariseni Mudau Independent Consultant Item 1 to 11 and 20 to 25 /s/ Mpfariseni Mudau